UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

NEW BRUNSWICK SCIENTIFIC CO., INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which the transaction applies:

common stock, $0.0625 par value per share, of New Brunswick Scientific Co., Inc.

(2)	Aggregate number of securities to which the transaction applies:

9,244,512 shares of common stock 590,297 options to purchase shares of common stock with an exercise price less than $11.50 per share

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined based upon the sum of (A) the product of 9,244,512 shares of common stock multiplied by the merger consideration of $11.50 per share, plus (B) 590,297 options to purchase shares of common stock with an exercise price less than $11.50 per share multiplied by $5.17669 (which is the difference between $11.50 and the weighted average exercise price of $6.32331 per share for such options). In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying .0000307 by the sum of the amounts calculated pursuant to clauses (A) and (B).

(4)	Proposed maximum aggregate value of the transaction:

$109,367,673

(5)	Total fee paid:

$3,358

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY COPY — SUBJECT TO COMPLETION
NEW BRUNSWICK SCIENTIFIC CO., INC.
44 TALMADGE RD
P.O. BOX 4005
EDISON, NJ 08818-4005

Dear Shareholder:

You are cordially invited to attend a special meeting of the shareholders of New Brunswick Scientific Co., Inc., a New Jersey corporation (hereinafter referred to as “NBS” or the “Company”), on [          ], 2007 at 10:00 a.m. local time, at [          ]. Notice of the special meeting and the related proxy statement are enclosed.

The board of directors of the Company has unanimously approved and adopted a merger agreement providing for the merger of the Company with Eppendorf Incorporated, a Delaware corporation and a wholly-owned subsidiary of Eppendorf AG, a German company. Subject to certain conditions, in the merger you will receive $11.50 in cash, without interest, for each share of common stock you hold. Following the merger, NBS will become a wholly-owned subsidiary of Eppendorf Incorporated.

At the special meeting, you will be asked to consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 10, 2007, by and among Eppendorf Incorporated, a Delaware corporation, Edison Merger Corp., a New Jersey corporation and a wholly-owned subsidiary of Eppendorf Incorporated, and NBS. After careful consideration, our board of directors approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our shareholders. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

The proxy statement attached to this letter provides you with information about the merger and the special meeting. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement carefully. You may also obtain additional information about us from documents we have filed with the Securities and Exchange Commission.

Your vote is very important, regardless of the number of shares of common stock you own.  We cannot complete the merger unless the proposal to approve the merger agreement is adopted by the affirmative vote of two-thirds of the votes cast by the holders of shares of common stock at the special meeting of shareholders.

On behalf of the board of directors, we thank you for your continued support of NBS over the years. We are pleased to be able to provide you with a liquidity event that we believe is in the best interests of our shareholders and will provide continued growth for the NBS product line for the benefit of our employees, suppliers and customers.

/s/  David Freedman
David Freedman
Chairman of the Board

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED ON THE ENCLOSED PROXY CARD. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

THIS PROXY STATEMENT IS DATED [          ], 2007 AND IS FIRST BEING
MAILED TO SHAREHOLDERS ON OR ABOUT [          ], 2007.

PRELIMINARY COPY — SUBJECT TO COMPLETION
NEW BRUNSWICK SCIENTIFIC CO., INC.
44 TALMADGE RD
P.O. BOX 4005
EDISON, NJ 08818-4005

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD [          ], 2007

A special meeting of the shareholders of New Brunswick Scientific Co., Inc., a New Jersey corporation (hereinafter referred to as “NBS” or the “Company”), will be held at [          ], on [          ], 2007, beginning at 10:00 a.m., local time, for the following purposes:

1. Approval of the Merger Agreement.  To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of July 10, 2007, by and among Eppendorf Incorporated, a Delaware corporation (hereinafter referred to as “Eppendorf”), Edison Merger Corp., a New Jersey corporation and wholly-owned subsidiary of Eppendorf (hereinafter referred to as “Edison Corp.”), and the Company, pursuant to which, upon the merger becoming effective, each outstanding share of Company common stock, $0.0625 par value per share, will be converted into the right to receive $11.50 in cash, without interest.

2. Adjournment of the Special Meeting.  To approve the adjournment of the special meeting, if necessary or appropriate, for, among other reasons, the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

3. Other Matters.  To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Only shareholders of record of common stock as of the close of business on [          ], 2007 will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. All shareholders of record are cordially invited to attend the special meeting in person.

Your vote is very important, regardless of the number of shares of common stock that you own.  The approval of the merger agreement requires the affirmative vote of two-thirds of the votes cast by the holders of shares of common stock at the special meeting of shareholders. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy in the envelope provided in accordance with the instructions printed on the enclosed proxy card, and thus ensure that your shares will be represented at the meeting if you are unable to attend.

Abstentions and broker non-votes, if any, will have no effect with respect to the proposal relating to the approval of the merger agreement or the proposal to adjourn the special meeting, but will count for purposes of determining whether a quorum is present. If you are a shareholder of record and wish to vote in person at the special meeting, you may revoke your proxy and vote in person at the special meeting.

The Board of Directors of NBS unanimously recommends that shareholders vote FOR the approval of the merger agreement and FOR the approval of the adjournment of the special meeting, if necessary or appropriate, for the solicitation of additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/  Adele Lavender
Adele Lavender
Corporate Secretary

Edison, New Jersey
[          ], 2007

WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE OR SUBMIT YOUR PROXY IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED ON THE ENCLOSED PROXY CARD. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. SHAREHOLDERS WHO EXECUTE A PROXY CARD MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXIES AND VOTE THEIR SHARES IN PERSON.

ANNEX A	—	Agreement and Plan of Merger, dated as of July 10, 2007, by and among Eppendorf Incorporated, Edison Merger Corp. and New Brunswick Scientific Co., Inc.	A-1
ANNEX B	—	Fairness Opinion of CBIZ Valuation Group, LLC, dated July 10, 2007	B-1
ANNEX C		Shareholders Agreement, dated as of July 10, 2007, by and among Eppendorf Incorporated and each of David Freedman, Phyllis Freedman, Kenneth Freedman, James T. Orcutt, Dr. David Pramer and Dr. Lee Eppstein	C-1
ANNEX D		New Brunswick Scientific Co., Inc. Reconciliation of Non-GAAP Financial Measures	D-1

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you. To understand the merger and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement, the annexes attached to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. We have included page references in parentheses to direct you to the appropriate place in this proxy statement for a more complete description of the topics presented in this summary. In this proxy statement, the terms “NBS,” the “Company,” “we,” “us” and “our” refer to New Brunswick Scientific Co., Inc. and the term “Eppendorf” refers to Eppendorf Incorporated.

The Parties to the Merger Agreement (page [  ])

New Brunswick Scientific Co., Inc.
44 Talmadge Rd
PO Box 4005
Edison, New Jersey 08818-4005
732-287-1200

NBS, headquartered in Edison, New Jersey, and its subsidiaries design, manufacture and market a variety of equipment used in biotechnology to create, maintain, measure and control the physical and biochemical conditions required for the growth, detection and storage of biological cultures. This equipment is used in medical, biological, chemical, and environmental research and for the commercial development of antibiotics, proteins, hormones, enzymes, monoclonal antibodies, agricultural products, fuels, vitamins, vaccines and other substances. The equipment sold by NBS includes fermentation equipment, bioreactors, biological shakers, ultra-low temperature freezers, CO2 incubators, nutrient sterilizing and dispensing equipment, tissue culture apparatus and air samplers. NBS sells its equipment to biotechnology and pharmaceutical companies, agricultural and chemical companies, other industrial customers engaged in biotechnology and to medical schools, universities, research institutes, hospitals, private laboratories and laboratories of federal, state and municipal government departments and agencies in the United States. NBS also sells its equipment, both directly and through scientific equipment dealers, to foreign companies, institutions and governments in Canada, Europe, China, Japan, India, Taiwan and Brazil. NBS also sells its products in Africa, and other Asian and Latin American countries.

Eppendorf Incorporated
One Cantiague Road
Westbury, New York 11590
516-334-7500

Eppendorf is organized under the laws of Delaware and is a wholly-owned subsidiary of Eppendorf AG. Eppendorf AG is a global leader in laboratory equipment and associated consumables. Eppendorf AG products include liquid handling and centrifugation equipment products including related consumables as well as instruments and systems for PCR, cell technology and micro arrays that are used by researchers in life science, drug discovery, clinical, environmental and industrial laboratories. Founded in 1945, Eppendorf AG, a privately-held German company headquartered in Hamburg, Germany, had revenues of approximately $400 million in its last fiscal year, and employs approximately 2,000 people in over 20 countries.

Edison Merger Corp.

Edison Merger Corp., hereinafter referred to as Edison Corp., a New Jersey corporation and a wholly-owned subsidiary of Eppendorf Incorporated, was formed solely for the purpose of entering into the merger agreement with NBS and completing the merger, and has not conducted any business operations. Its address is c/o Eppendorf Incorporated, One Cantiague Road, Westbury, New York 11590, and its telephone number is 516-334-7500.

The Merger Agreement (page [  ])

On July 10, 2007, NBS entered into an Agreement and Plan of Merger, by and among NBS, Eppendorf and Edison Corp., which we refer to herein as the merger agreement. Upon the terms and subject to the conditions of the merger agreement, Edison Corp. will merge with and into the Company, which we refer to herein as the merger, with NBS as the surviving corporation in the merger, referred to herein as the surviving corporation. We will become a direct, wholly-owned subsidiary of Eppendorf. You will have no equity interest in the Company or Eppendorf after the effective time of the merger. At the effective time of the merger, each share of our common stock, par value $0.0625, hereinafter referred to as the common stock, other than those shares held by the Company and Edison Corp., will be cancelled and converted automatically into the right to receive $11.50 in cash, without interest and less any applicable withholding tax.

The Special Meeting (page [  ])

Place, Date and Time (page [  ])

The special meeting will be held at [          ] on [          ], 2007, beginning at 10:00 a.m. local time.

Purpose (page [  ])

You will be asked to consider and vote on a proposal to approve the merger agreement. You will also be asked to consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

The persons named in the accompanying proxy card will also have discretionary authority to vote upon other business, if any, that properly comes before the special meeting and any adjournments or postponements of the special meeting.

Record Date and Quorum (page [  ])

You are entitled to vote at the special meeting if you owned common stock at the close of business on [          ], 2007, the record date for the special meeting. You will have one vote for each share of common stock that you owned on the record date. As of the record date, there were [          ] shares of common stock entitled to be voted.

The holders of a majority of the outstanding shares of common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. Abstentions and broker non-votes, if any, will count for the purpose of determining whether a quorum is present.

Required Vote (page [  ])

Completion of the merger requires the affirmative vote of two-thirds of the votes cast by the holders of shares of common stock at the special meeting of shareholders. Approval of the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, a majority of the votes cast by holders of shares common stock present in person or represented by proxy at the special meeting or (ii) if no quorum exists, a majority in interest of the shareholders present at the special meeting. Abstentions or broker non-votes, if any, will have no effect with respect to the proposal relating to the approval of the merger agreement or the proposal to adjourn the special meeting.

Voting and Proxies (page [  ])

Any NBS shareholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in accordance with the instructions printed on the enclosed proxy card or you may vote in person by appearing at the special meeting. If your shares of common stock are held in “street name” by your broker, you should instruct your broker on how to vote your shares of common stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of common stock will not be voted and will have no effect.

Revocability of Proxy (page [  ])

Any NBS shareholder of record who executes and returns a proxy card may revoke the proxy at any time before it is voted in any one of the following ways:

•	filing with the Secretary of NBS, at or before the special meeting, a written notice of revocation that is dated a later date than the proxy;

•	sending a later-dated proxy card to NBS, at or before the special meeting; or

•	attending the special meeting and voting in person.

Simply attending the special meeting will not constitute a revocation of a proxy. If you have instructed your broker to vote your shares of common stock, the above-described options for revoking your proxy do not apply and instead you must follow the directions provided by your broker to change your vote.

Recommendation of Our Board of Directors (page [     ])

After careful consideration, our board of directors unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

In reaching its decision, our board of directors evaluated a variety of business, financial and market factors and consulted with our management team and legal and financial advisors. In considering the recommendation of our board of directors with respect to the merger, you should be aware that certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. For further information, see “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page [     ].

For the factors considered by our board of directors in reaching its decision to approve the merger agreement and the merger, see “The Merger — Reasons for the Merger” beginning on page [     ].

Opinion of CBIZ Valuation Group, LLC (page [  ])

On July 10, 2007, CBIZ Valuation Group, LLC, also referred to herein as CBIZ, rendered its opinion to our board of directors to the effect that, as of July 10, 2007, the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement was fair from a financial point of view to the holders of shares of common stock.

CBIZ’s opinion was directed to NBS’ board of directors and only addressed the fairness from a financial point of view of the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement and not any other aspect or implication of the merger. The summary of CBIZ’s opinion in this proxy statement is qualified in its entirety by reference to the full text of the written opinion which is included as Annex B to this proxy statement and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by CBIZ in preparing its opinion. NBS encourages its shareholders to carefully read the full text of CBIZ’s written opinion. However, neither CBIZ’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to any NBS shareholder as to how NBS shareholders should act or vote with respect to the proposed merger. Pursuant to an engagement letter between NBS and CBIZ, NBS has paid to CBIZ customary fees which were not contingent upon its fairness determination or completion of the merger, and agreed to reimburse CBIZ for its expenses incurred in performing its services. For further information, see “The Merger — Opinion of CBIZ Valuation Group, LLC” beginning on page [     ] and Annex B.

Interests of Our Directors and Executive Officers in the Merger (page [  ])

In considering the proposed merger, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. These interests include, among other things, the treatment of options held by the directors and executive officers, indemnification and insurance arrangements with directors and executive officers and change in control benefits that may become payable to executive officers in the event of their termination after the consummation of the merger. For further information, see “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page [  ].

Our board of directors was aware of these interests and considered them, among other matters, in making its decisions.

Treatment of Equity Awards (page [  ])

Each outstanding option to purchase shares of common stock granted under our equity compensation plans will be canceled and converted into the right to receive an amount (subject to any applicable withholding tax) in cash equal to the product of (A) the amount, if any, by which $11.50 (which is the per share merger consideration) exceeds the per share exercise price of such stock option and (B) the number of shares of common stock subject to such stock option immediately prior to the consummation of the merger.

Material U.S. Federal Income Tax Consequences (page [  ])

Tax Consequences of the Merger.  The merger will be a taxable transaction to you if you are a “U.S. holder.” Your receipt of cash in exchange for your shares of common stock generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of common stock.

Taxation of Non-U.S. Shareholders.  Gain recognized by a non-U.S. holder on the receipt of cash in exchange for their shares of common stock will not be subject to U.S. federal income tax, unless certain circumstances apply. The U.S. federal income tax consequences described above may not apply to some holders of shares of common stock. For further information, see “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page [     ] for a summary discussion of the material U.S. federal income tax consequences of the merger. You should consult your tax advisor on the particular tax consequences of the merger to you, including the federal, state, local or foreign tax consequences of the merger.

Regulatory Approvals (page [  ])

The merger is subject to review by the Antitrust Division of the Department of Justice, or the Antitrust Division, and the Federal Trade Commission, or the FTC, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act. Eppendorf AG and the Company filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on July 24, 2007, and was amended on July 27, 2007 and, absent a request from the Antitrust Division or the FTC for additional information, the waiting period under the HSR Act will expire on [          ], 2007. If a request for additional information is issued, the waiting period will expire on the thirtieth day after Eppendorf AG and the Company have substantially complied with the request. The Antitrust Division, the FTC and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, any of the Antitrust Division, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions.

The Company intends to satisfy its obligations under the New Jersey Industrial Site Recovery Act, also referred to herein as ISRA, by filing a request for issuance of a “no further action” letter by the New Jersey Department of Environmental Protection, also referred to herein as the NJDEP. In the event that a no further action letter has not been received on or before the date of the special meeting, the Company intends to enter into a remediation agreement with the NJDEP which will permit the Company and Eppendorf to consummate the merger prior to the issuance of a no further action letter or its equivalent.

The parties intend to satisfy their obligations under the 1988 Exon-Florio amendment to Section 721 of the Defense Production Act of 1950, also referred to herein as Exon-Florio, by seeking approval, subject to the Exon-Florio provision, of the proposed offer from the Committee on Foreign Investment in the United States.

Except as noted above and the filing of a Certificate of Merger with the Department of Treasury of the State of New Jersey at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger.

When the Merger Will be Completed (page [  ])

We are working to complete the merger as soon as possible. We anticipate completing the merger during the third quarter of 2007, subject to approval of the merger agreement by our shareholders and the satisfaction of the other closing conditions.

Form of Merger and Consideration to be Received in the Merger (page [  ])

If the merger agreement is approved by our shareholders and the other conditions to closing are satisfied, Edison Corp. will merge with and into NBS, the separate corporate existence of Edison Corp. will cease, and NBS will continue as the surviving corporation, wholly-owned by Eppendorf. Upon completion of the merger, shares of common stock will be converted into the right to receive $11.50 per share, without interest and less any required withholding taxes, if any.

Procedure for Receiving Merger Consideration (page [  ])

Prior to the effective time of the merger, Eppendorf will appoint a paying agent reasonably acceptable to us to act as paying agent for the payment of the merger consideration, without interest and less any applicable withholding taxes.

Automatic Payment for Direct Registration System Shares

If your shares of common stock are uncertificated and registered with our transfer agent in book-entry form known as the Direct Registration System, or DRS, the paying agent will pay the merger consideration to which you are entitled automatically by delivering the payment to you shortly after the merger is completed at the address reflected in our transfer agent’s records.

Shares of Common Stock Held in “Street Name”

If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee shortly after the merger is completed as to what action, if any, is necessary for the surrender of your “street name” shares in exchange for the merger consideration to which you are entitled.

Certificated Shares

If you own certificated shares, shortly after the effective time of the merger, the paying agent will mail a letter of transmittal and instructions to you. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the merger consideration to which you are entitled. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

Conditions to Consummation of the Merger (page [  ])

Before we can complete the merger, a number of conditions must be satisfied. These include, among others:

•	the approval of the merger agreement by our shareholders;

•	no law or order (whether temporary, preliminary or permanent) shall have been enacted, issued, promulgated, enforced or entered that is in effect and that restrains, enjoins or otherwise prohibits the merger;

•	the absence of governmental or third-party actions or proceedings challenging or seeking to prohibit or limit Eppendorf’s acquisition of capital stock of the Company, or seeking to obtain material damages with respect to the merger or which would have, or be reasonably likely to have, a burdensome condition;

•	the performance by each of the parties of its material obligations under the merger agreement in all material respects;

•	the accuracy of the representations and warranties of each of the parties to the merger agreement, subject to the materiality thresholds set forth in the merger agreement;

•	all filings, agreements, consents or approvals under ISRA, the HSR Act and Exon-Florio having been made or obtained and no burdensome condition having been imposed by a governmental entity; and

•	none of the Company or any of its affiliates being required to incur or being reasonably likely to incur costs in excess of $3 million in connection with compliance with any environmental law, including ISRA.

Other than the conditions pertaining to shareholder approval and the absence of governmental orders, either NBS, on the one hand, or Eppendorf (on behalf of itself and Edison Corp.), on the other hand, may elect to waive conditions to their respective performance and complete the merger.

Restrictions on Solicitations (page [  ])

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving NBS. Despite these restrictions, under certain limited circumstances, our board of directors may if it determines that it is required to do so to comply with its fiduciary duties (i) respond and negotiate with respect to a bona fide written takeover proposal and (ii) terminate the merger agreement and enter into an agreement with respect to a superior proposal, after payment by the Company of the termination fee and expenses specified in the merger agreement.

Termination of the Merger Agreement (page [  ])

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after shareholder approval has been obtained, as follows:

•	by mutual written consent of Eppendorf and NBS;

•	by either Eppendorf or NBS, if:

•	the merger has not been consummated on or before December 31, 2007 (other than because of the non-fulfillment by the party seeking termination of any obligation under the merger agreement that materially contributed to the failure to consummate the merger);

•	our shareholders do not approve the merger agreement by the requisite two-thirds vote at the special meeting or any adjournment or postponement thereof;

•	any law or final, non-appealable government order, injunction or decree preventing the consummation of the merger has become final and nonappealable (other than because the party seeking termination did not use its commercially reasonable efforts to oppose such order or to have it vacated); or

•	the other party to the merger agreement breaches any of its representations, warranties, covenants or agreements that would give rise to a failure of a condition to the merger and such breach is not cured by the earlier of (i) 30 days after the delivery of notice of the breach by the non-breaching party or (ii) December 31, 2007, or such breach is not curable.

•	by Eppendorf, if:

•	our board of directors withdraws or modifies or amends its recommendation of approval of the merger agreement in any manner adverse to Eppendorf;

•	a tender offer or exchange offer is commenced and our board of directors fails to recommend against acceptance of such tender offer or exchange offer within ten business days after its commencement;

•	if the consummation of the merger has not occurred on or before November 30, 2007, and the Company has entered into a new collective bargaining agreement with its union without the prior written consent of Eppendorf;

•	if any of the shareholders who are parties to the shareholders agreement fail to comply with the shareholders agreement in any material respect; or

•	if the Company incurs or is reasonably expected to incur costs in excess of $3 million in compliance with any environmental law, including ISRA.

•	by NBS if, prior to our shareholders’ approval of the merger agreement at the special meeting, our board of directors has concluded in good faith, after consultation with our outside legal and financial advisors, that an unsolicited “takeover proposal” is a “superior proposal,” but only if, before terminating the merger agreement, among others:

•	we have notified Eppendorf of the superior proposal;

•	at least five days after notifying Eppendorf of the superior proposal, and after taking into account any revised proposal made by Eppendorf, a majority of our board of directors concludes the superior proposal remains a superior proposal;

•	we pay the termination fee concurrently with termination and irrevocably agree to pay certain of Eppendorf’s expenses; and

•	concurrently with termination, we enter into a definitive agreement providing for the implementation of the superior proposal.

Expenses and Termination Fees (page [  ])

NBS will pay to Eppendorf a termination fee in the amount of $3,000,000 plus Eppendorf’s and Edison Corp.’s and their affiliates’ expenses up to an aggregate amount of such expenses of $250,000 if the merger agreement is terminated by NBS in order to enter into an agreement pursuant to a superior proposal. If the shareholders do not approve the merger, NBS will be obligated to reimburse Eppendorf for its expenses up to $1,500,000. There are certain additional situations where NBS may be obligated to reimburse Eppendorf for its expenses or to pay Eppendorf a termination fee, if the merger is not completed. If Eppendorf terminates the merger agreement in these circumstances and receives the termination fee, other than due to a willful breach by NBS, NBS will have no further liability with respect to the merger agreement or the transactions contemplated thereby to Eppendorf.

If Eppendorf does not complete the merger, if due to failure to have available financing, it will pay to NBS a $3,250,000 termination fee and, if as a result of another breach of representation, warranty or covenant, it will owe NBS reimbursement for out-of-pocket expenses up to $1,500,000. If we terminate the merger agreement in these circumstances and receive the termination fee, other than due to a willful breach by Eppendorf, Eppendorf will have no further liability with respect to the merger agreement or the transactions contemplated thereby to NBS.

Market Price of Common Stock (page [  ])

Our common stock is listed on the Nasdaq Global Select Market, or the NASDAQ, under the trading symbol “NBSC.” The closing sale price of a share of our common stock on the NASDAQ on July 10, 2007, which was the

last trading day before we announced the merger, was $8.03. On [          ], 2007, the last trading day before the printing of this proxy statement, the closing price of a share of common stock on the NASDAQ was [$     ].

Security Ownership of Directors and Executive Officers (page [  ])

As of the record date for the special meeting, our directors and executive officers held and are entitled to vote [          ] shares of common stock, or approximately [     ]% of the outstanding shares of common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the approval of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Shareholders Agreement [(page [  ] and Annex C)]

Concurrently with the execution of the merger agreement, several NBS shareholders, including David Freedman, his wife and certain members of our board of directors and management, entered into a shareholders agreement with Eppendorf pursuant to which, among other things, each of the shareholders agreed to vote all of his or her shares of common stock in favor of the adoption of the merger agreement and against, among others, actions, the consummation of which would frustrate the purposes, or prevent or delay, the consummation of the transactions contemplated by the merger agreement. The shareholders who are parties to the shareholders agreement are the beneficial owners of approximately [25.7]% of the currently outstanding shares of the Company.

The shareholders agreement will terminate on the earlier of the consummation of the merger and the termination of the merger agreement in accordance with its terms.

A copy of the shareholders agreement is attached as Annex C to this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address some commonly asked questions regarding the special meeting and the merger. These questions and answers may not address all questions that may be important to you as our shareholder. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of NBS with Edison Corp. pursuant to the merger agreement. Once the merger agreement has been approved by the NBS shareholders and the other closing conditions under the merger agreement have been satisfied or waived, Edison Corp. will merge with and into NBS. NBS will be the surviving corporation in the merger and will become wholly-owned by Eppendorf.

Q:	What will I receive in respect of my shares of common stock?

A:	Upon completion of the merger, you will receive $11.50 in cash, without interest and less any required withholding taxes, for each share of common stock that you own at that time.

For example, if you own 100 shares of common stock, you will receive $1,150 in cash, less any required withholding taxes, in exchange for your shares. You will not own shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place at [ ], on [ ], 2007, at 10:00 a.m. local time.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:

• to approve the merger agreement; and

• to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Q:	What vote of our shareholders is required to approve the merger agreement?

A:	For us to complete the merger, we need the affirmative vote of two-thirds of the votes cast by the holders of shares of common stock at the special meeting of shareholders. Abstentions and broker non-votes, if any, will have no effect on the proposal relating to the approval of the merger agreement.

Q:	How does our board of directors recommend that I vote on the merger agreement?

A:	Our board of directors unanimously recommends that our shareholders vote

• “FOR” the approval of the merger agreement; and

• “FOR” adjournment of the meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.

For further information, see “The Merger — Reasons for the Merger” beginning on page [ ] for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the merger agreement.

Q:	What effects will the merger have on the Company?

A:	As a result of the merger, the Company will cease to be an independent publicly traded company and will become a wholly-owned subsidiary of Eppendorf. You will no longer have any interest as a shareholder in our future earnings or growth. Following consummation of the merger, the registration of shares of common stock and our reporting obligations with respect to our shares of common stock under the Securities Exchange Act of 1934, as amended, also referred to herein as the Exchange Act, will be terminated upon application to the

Securities and Exchange Commission. In addition, upon completion of the merger, shares of common stock will no longer be listed on any stock exchange or quotation system, including the NASDAQ.

Q:	What happens if the merger is not consummated?

A:	If the merger agreement is not approved by shareholders or if the merger is not completed for any other reason, our shareholders will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company and the shares of common stock will continue to be listed and traded on the NASDAQ. Under certain specified circumstances upon termination of the merger agreement, the Company may be required to pay Eppendorf a termination fee and/or reimburse Eppendorf for certain expenses. For further information, see “The Merger Agreement — Expenses and Termination Fees” beginning on page [ ].

Q:	What function did the valuation committee serve with respect to the merger and who are its members?

A:	The board of directors established the valuation committee to monitor, on behalf of the Company’s board of directors, EuroConsult’s engagement with the Company and to assist the Company’s management and EuroConsult by overseeing EuroConsult’s activities, communications, information and results generated pertaining to a potential sale of the Company, and to communicate with the board of directors regarding the status and progress of EuroConsult’s engagement. The valuation committee initially consisted of Mr. Van Riper, Dr. Pramer and Mr. Orcutt. Following his election to CEO in January 2007, Mr. Orcutt was replaced on the valuation committee by Mr. Schkeeper.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. If you are a shareholder of record, then you can ensure that your shares of common stock are voted at the special meeting by completing, signing, dating and mailing the proxy card and returning it in the envelope provided in accordance with the instructions printed on the enclosed proxy card. If you hold your shares of common stock in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker on how to vote, as discussed below.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Yes, but only if you provide instructions to your broker on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without those instructions, your shares will not be voted, which will have no effect.

Q:	Can I change my vote?

A:	Yes. You can change your vote at any time before your proxy is voted at the special meeting. If you are a registered shareholder, you may revoke your proxy by notifying us in writing or by submitting by mail a new proxy dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (you must vote in person, as simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the above-described options for changing your vote do not apply, and instead you must follow the directions received from your broker to change your vote.

Q:	What does it mean if I get more than one proxy card or vote instruction card?

A:	If your shares are registered differently or are in more than one account, you will receive more than one proxy card or, if you hold your shares in “street name,” more than one vote instruction card. Please complete and return all of the proxy cards or vote instruction cards you receive to ensure that all of your shares are voted.

Q:	Should I send in my stock certificates now?

A:	No. Shortly after the merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the paying agent in order to receive the merger consideration. You should use the letter of transmittal to exchange stock certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date of the special meeting is earlier than the special meeting and the date that the merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $11.50 per share in cash to be received by our shareholders in the merger. In order to receive the $11.50 per share, you must hold your shares through completion of the merger.

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A:	No. As a shareholder of common stock, you are not entitled to assert appraisal rights in connection with the merger under the New Jersey Business Corporation Act, also referred to herein as the NJBCA, because the Company has more than 1,000 shareholders and is listed on the Nasdaq Stock Market, LLC, a nationally recognized stock exchange.

Q:	Will the merger be taxable to me?

A:	The merger will be a taxable transaction for U.S. federal income tax purposes. If you are a U.S. holder (as defined under “The Merger — Material U.S. Federal Income Tax Consequences”) for U.S. federal income tax purposes, your receipt of cash in exchange for your shares of common stock generally will cause you to recognize a capital gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares of common stock. For U.S. federal income tax purposes, if you are a non-U.S. holder (as defined below under “The Merger — Material U.S. Federal Income Tax Consequences”) generally you will not be subject to U.S. federal income tax on your receipt of cash unless you have certain connections to the United States. Under U.S. federal income tax law, you may be subject to information reporting on cash received in the merger unless an exemption applies. Backup withholding may also apply with respect to the amount of cash received in the merger unless you provide proof of an applicable exemption or a correct taxpayer identification number, and otherwise comply with the applicable requirements of the backup withholding rules.

For further information, see “The Merger — Material U.S. Federal Income Tax Consequences” beginning on page [ ] for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters are very complicated. The tax consequences of the merger to you will depend on your particular circumstances. You should consult your own tax advisor for a full understanding of how the merger will affect your federal, state, local, foreign or other taxes.

Q:	Who is soliciting my vote?

A:	This proxy solicitation is being made by the board of directors of the Company. In addition, we have retained Georgeson, Inc., also referred to herein as Georgeson, to assist in the solicitation. We will pay Georgeson $8,500, will reimburse them for reasonable administrative and out-of-pocket expenses incurred in connection with the solicitation and will pay them a nominal per-call fee for their assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, please contact Thomas Bocchino, our chief financial officer, at 732-287-1200. If you need assistance in submitting your proxy or voting your shares of common stock or need additional copies of this proxy statement or the enclosed proxy card, you should contact Georgeson, our proxy solicitor, at [ ].

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include our present expectations or beliefs concerning future events. These statements may be identified by the use of words like “plan,” “expect,” “aim,” “believe,” “project,” “anticipate,” “seek,” “intend,” “estimate,” “may,” “will,” “should,” “could,” and other expressions that indicate future events and trends. Such forward-looking statements may include, without limitation, information concerning possible or assumed future business and financial performance of our company, the expected completion and timing of the merger and other information relating to the merger. We caution that such forward-looking statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward-looking statements. Important factors that could cause such differences include, but are not limited to, the following:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay up to a $3,250,000 termination fee, including expense reimbursement, to Eppendorf;

•	the outcome of any legal proceedings that may be instituted against us and others following announcement of the merger agreement;

•	the inability to complete the merger due to the failure to obtain shareholder approval or the failure to satisfy other conditions to completion of the merger, including the receipt of shareholder approval and regulatory approvals;

•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	risks associated with the costs of compliance with any environmental law identified during the ISRA approval process;

•	the amount of the costs, fees, expenses and charges related to the merger; and

•	other risks and factors detailed in our filings with the Securities and Exchange Commission, including those under the heading “Risk Factors” and under the heading “Forward-Looking Statements” in our annual report on Form 10-K for the year ended December 31, 2006.

We believe that the assumptions on which our forward-looking statements are based are reasonable. However, we cannot assure you that the actual results or developments we anticipate will be realized or, if realized, that they will have the expected effects on our business or operations. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. Except as required by applicable law or regulation, we do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

THE PARTIES TO THE MERGER AGREEMENT

New Brunswick Scientific Co., Inc.

NBS, headquartered in Edison, New Jersey, and its subsidiaries design, manufacture and market a variety of equipment used in biotechnology to create, maintain, measure and control the physical and biochemical scientific equipment conditions required for the growth, detection and storage of biological cultures. This equipment is used in medical, biological, chemical, and environmental research and for the commercial development of antibiotics, proteins, hormones, enzymes, monoclonal antibodies, agricultural products, fuels, vitamins, vaccines and other substances. The equipment sold by NBS includes fermentation equipment, bioreactors, biological shakers, ultra-

low temperature freezers, CO2 incubators, nutrient sterilizing and dispensing equipment, tissue culture apparatus and air samplers. The Company sells its equipment to biotechnology and pharmaceutical companies, agricultural and chemical companies, other industrial customers engaged in biotechnology and to medical schools, universities, research institutes, hospitals, private laboratories and laboratories of federal, state and municipal government departments and agencies in the United States. NBS also sells its equipment, both directly and through scientific equipment dealers, to foreign companies, institutions and governments in Canada, Europe, China, Japan, India, Taiwan and Brazil. NBS also sells its products in Africa, and other Asian and Latin American countries.

NBS is incorporated in the state of New Jersey with its principal executive offices at 44 Talmadge Rd, PO Box 4005, Edison, New Jersey 08818-4005, and its telephone number is 732-287-1200.

Eppendorf Incorporated

Eppendorf is organized under the laws of Delaware and a wholly-owned subsidiary of Eppendorf AG. Eppendorf AG is a global leader in laboratory equipment and associated consumables. Eppendorf AG products include liquid handling and centrifugation equipment products including related consumables as well as instruments and systems for PCR, cell technology and micro arrays that are used by researchers in life science, drug discovery, clinical, environmental and industrial laboratories. Founded in 1945, Eppendorf AG, a privately-held company headquartered in Hamburg, Germany, had revenues of approximately $400 million in its last fiscal year, and employs approximately 2,000 people in over 20 countries. Eppendorf Incorporated’s address is One Cantiague Road, Westbury, New York 11590 and its telephone number is 516-334-7500.

Edison Merger Corp.

Edison Corp., a New Jersey corporation and a wholly-owned subsidiary of Eppendorf, was formed solely for the purpose of entering into the merger agreement with NBS and completing the merger, and has not conducted any business operations. Its address is c/o Eppendorf Incorporated, One Cantiague Road, Westbury, New York 11590 and its telephone number is 516-334-7500.

THE SPECIAL MEETING

Place, Time and Purpose of the Special Meeting

This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at [          ], on [          ], 2007, beginning at 10:00 a.m. local time, or at any postponement or adjournment thereof. The purpose of the special meeting is for our shareholders to consider and vote upon the approval of the merger agreement. Our shareholders must approve the merger agreement for the merger to occur. If the shareholders fail to approve the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our shareholders on or about [          ], 2007.

Record Date and Quorum

The holders of record of shares of common stock as of the close of business on [          ], 2007, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [          ] shares of common stock outstanding.

The holders of a majority of the outstanding shares of common stock at the close of business on the record date represented in person or by proxy will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any postponement or adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. Abstentions and broker non-votes, if any, will count for the purposes of determining whether a quorum is present.

Required Vote

Completion of the merger requires the affirmative vote of two-thirds of the votes cast by the holders of shares of common stock at the special meeting of shareholders. Approval of the proposal to adjourn the meeting, if necessary or appropriate, to solicit additional proxies requires (i) if a quorum exists, a majority of the votes cast by holders of shares common stock present in person or represented by proxy at the special meeting or (ii) if no quorum exists, a majority in interest of the shareholders present at the special meeting. Abstentions or broker non-votes, if any, will have no effect on the proposal relating to the approval of the merger agreement or the proposal to adjourn the special meeting.

As of [          ], 2007, the record date for the special meeting, our directors and executive officers held and are entitled to vote [          ] shares of common stock, or approximately [     ]% of the outstanding shares of common stock. Our directors and executive officers have informed us that they intend to vote all of their shares of common stock “FOR” the approval of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Certain directors and officers and certain other shareholders holding approximately [25.7]% of the outstanding shares of common stock have entered into a shareholders agreement agreeing to vote for the merger.

Proxies; Revocation

If you are a shareholder of record and submit a proxy by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate on your proxy card. If no instructions are indicated on your proxy card, your shares of common stock will be voted “FOR” the approval of the merger agreement and “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

If your shares are held in “street name” by your broker, you should instruct your broker how to vote your shares using the instructions provided by your broker. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker and they can give you directions on how to vote your shares. Under the applicable rules, brokers who hold shares in “street name” for customers may not exercise their voting discretion with respect to the approval of non-routine matters such as the merger proposal and thus, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote such shares with respect to the approval of the merger agreement. Abstentions and broker non-votes, if any, will count for purposes of determining whether a quorum is present but will have no effect with respect to the proposal to approve the merger agreement or with respect to the proposal to adjourn the special meeting.

You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must advise NBS in writing of such revocation or submit by mail a new proxy card dated after the date of the proxy you wish to revoke or attend the special meeting and vote your shares in person. Attendance at the special meeting will not by itself constitute revocation of a proxy.

Please note that if you hold your shares in “street name” and you have instructed your broker to vote your shares, the options for revoking your proxy described in the paragraph above do not apply and instead you must follow the directions provided by your broker to change your vote.

We do not expect that any matter other than the approval of the merger agreement (and the approval of the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies) will be brought before the special meeting. If, however, any such other matter is properly presented at the special meeting or any adjournment or postponement of the special meeting, the persons appointed as proxies will have discretionary authority to vote the shares represented by duly executed proxies in accordance with their discretion and judgment.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned for the purpose of soliciting additional proxies. Any adjournment may be made without notice (if the adjournment is not for more than thirty days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. In the event of an adjournment, if necessary or appropriate, to solicit additional proxies, the required vote is (i) if a quorum exists, a majority of the votes cast by holders of shares of common stock present in person or represented by proxy at the special meeting or (ii) if no quorum exists, a majority in interest of the shareholders present at the special meeting. If no instructions are indicated on your proxy card, your shares of common stock will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Solicitation of Proxies

NBS will pay the cost of this proxy solicitation. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies personally and by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. We have engaged Georgeson to assist in the solicitation of proxies and provide related advice and informational support, for a services fee and the reimbursement of customary disbursements and we estimate that we will pay them a fee of approximately $8,500, and will reimburse them for reasonable administrative costs and out-of-pocket expenses incurred in connection with the solicitation.

THE MERGER

Background of the Merger

On December 1, 2005, David Freedman, co-founder of NBS, and at the time, chief executive officer, who was 84 years old, expressed at a special meeting of the NBS board of directors that he and his family were interested in having the Company explore the possibility of a sale, if an acceptable price could be obtained. The board of directors decided to review the Company’s financial performance and strategic plan and to meet again to determine whether to authorize an exploratory inquiry. On December 20, 2005 at a second special meeting, the board of directors authorized informal inquiries by senior management to potentially interested parties, noting that no determination had been made with respect to any sale. In that connection, the board of directors approved a long-discussed management succession plan. The board of directors also directed management to prepare an updated long-term strategic plan for NBS.

Subsequently, in February 2006, before any significant inquiries had been made to third parties with respect to strategic alternatives, Sigmund Freedman, co-founder of NBS and a former board member and senior executive, as well as the holder of 10.8% of the outstanding shares of common stock of the Company, passed away. David Freedman was thereafter appointed executor of his estate. During the early part of 2006, the NBS board of directors discussed the possible benefit of retaining an investment banker to assist the Company in exploring the possibility of a sale of the Company. The board of directors also discussed the impact of the death of Sigmund Freedman, including considering having the Company’s employee stock purchase plan purchase some or all of the estate’s shares, exemptions under the NBS rights agreement and the functional impact on the Company’s anti-takeover provisions in its Certificate of Incorporation with respect to any acquisition not approved by the board of directors.

On May 30, 2006, the NBS board of directors also retained EuroConsult, Inc., referred to herein as EuroConsult, as investment banker to explore a potential sale of NBS. The board of directors also established a valuation committee initially consisting of Daniel Van Riper, Dr. David Pramer and James Orcutt (following his election as CEO in January 2007, Mr. Orcutt was replaced on the valuation committee by Peter Schkeeper). The valuation committee was authorized to monitor, on behalf of the board of directors, EuroConsult’s engagement with NBS and to assist NBS’s management and EuroConsult by overseeing EuroConsult’s activities, communications, information and results generated pertaining to a potential sale of NBS, and to communicate with the board of directors regarding the status and progress of EuroConsult’s engagement. It was agreed that each member of the valuation committee should receive $800 for their attendance at each meeting of the valuation committee and the chairman of the valuation committee should receive a fee per annum, in addition to the meeting fee, in the amount of $3,500 for the balance of 2006 (which amount was set at $7,000 for 2007).

In August 2006, EuroConsult, after consultation with NBS management and the valuation committee, identified 36 potential acquirers, all of whom were considered strategic acquirers, including Eppendorf, based on their product portfolios and pipelines, their known acquisitions, interests, financial considerations and their familiarity with NBS as an independent entity. EuroConsult recommended that NBS focus on strategic, rather than financial acquirers, to realize value beyond the Company’s historic financial performance. In August and September 2006, EuroConsult contacted those 36 potential strategic acquirers, of which 33 indicated an interest in learning more about the Company and the terms of any potential transaction. After further discussion, 13 of those potential acquirers contacted by EuroConsult signed non-disclosure agreements and received an information memorandum prepared by EuroConsult. At that time, only two companies out of the original 36 expressed interest in participating in a sale process. One of those companies made an indicative offer and then withdrew it prior to a scheduled management presentation to pursue a different strategic acquisition strategy, and the other company ultimately indicated that it was only interested in a distributorship relationship and minority investment.

In October 2006, NBS retained Morgan, Lewis & Bockius LLP, referred to herein as Morgan Lewis, as special M&A counsel to work with NBS’s regular outside counsel Norris, McLaughlin & Marcus, P.A., referred to herein as Norris McLaughlin, to evaluate proposals with management, the valuation committee and the board of directors. At valuation committee meetings held through the late summer and fall of 2006, the valuation committee provided NBS management, Morgan Lewis and EuroConsult with feedback with respect to the sale process, certain additional potential bidders, potential deal structures and indications of interest expressed by various parties.

In December 2006, in response to an October inquiry from EuroConsult, a party, referred to herein as the first party, provided a written initial indication of interest at a valuation of $9.75 per share in cash for the acquisition of NBS. The valuation committee met on December 21, 2006 to discuss the first party’s proposal. The terms and conditions of the proposal were discussed and the valuation committee determined to adjourn the meeting so as to have additional time to consider the first party’s proposal and for EuroConsult to present to the valuation committee its updated financial analysis of the value of the Company. One week later, on December 28, 2006, the valuation committee again met, and, after listening to the EuroConsult financial analysis and further discussing the first party’s proposal, authorized EuroConsult to inform the first party that it was seeking an offer of at least $12.00 per share.

At a board of directors meeting held on December 12, 2006, the board of directors elected James T. Orcutt as President and Chief Executive Officer, with David Freedman becoming non-executive Chairman. The board of directors determined to proceed with its strategic plan for operating NBS as an independent company, subject to the valuation committee’s continuing to consider any bona fide indications of interest in an acquisition of the Company.

In January, 2007, another party expressed interest in a potential strategic transaction with the Company, but ultimately determined that it would only be interested in acquiring a majority interest in the Company and combining its similar operations into the surviving public company and that it could not finance an offer to acquire the entire Company. On February 20, 2007, following a presentation by EuroConsult, the board of directors indicated that it did not see the potential combination as maximizing the value to the existing NBS shareholders and instructed the valuation committee to proceed with its negotiations with the first party.

On January 23, 2007, in response to EuroConsult’s efforts, the first party provided another indication of interest in the amount of $10.35 per share. At a valuation committee meeting held on February 2, 2007, the committee discussed the first party’s revised proposal. The valuation committee then adjourned so that its advisors could obtain additional information regarding the first party’s proposal and so that it could further consider the proposal and potential alternatives, including the Company’s remaining as an independent entity. At a subsequent meeting on February 23, 2007, the valuation committee instructed EuroConsult to inform the first party that to be considered a viable offer, the offer must have “an $11 handle” on it and contain no material conditions to closing.

On March 6, 2007, NBS received an indication of interest from another party, referred to herein as the second party, a private equity backed private company in a similar industry. The indication of interest letter contained several key assumptions about the business which would have to be confirmed through due diligence. The indication of interest was for a purchase price in the $10.95-$11.50 per share range, and was subject to financing.

On April 20, 2007, the valuation committee instructed EuroConsult to deliver a response to certain diligence questions raised by the second party, to provide that same information to the first party, and to request both the first party and the second party deliver “final and best offers” by mid-May for consideration at the NBS board of directors meeting scheduled for May 30, 2007. The valuation committee also discussed retaining a third party valuation firm as an independent financial advisor to provide the board of directors a fairness opinion.

On May 14, 2007, Deutsche Bank AG, referred to herein as Deutsche Bank, contacted Mr. Orcutt, and communicated to him Eppendorf’s interest in possibly purchasing NBS. Mr. Orcutt and Deutsche Bank preliminarily discussed Eppendorf’s valuation of NBS and the strategic fit between the two companies and Mr. Orcutt referred Eppendorf to EuroConsult for further information as to how to proceed with its indication of interest.

On May 16, 2007, NBS received an indication of interest letter from Eppendorf, in which Eppendorf formally expressed an interest in acquiring NBS for an amount which was in the range of $11.00 to $13.00 per share. The letter contained several key assumptions about the NBS business which Eppendorf maintained would have to be confirmed through due diligence. NBS advised Eppendorf that it was expecting other bids to be received shortly and would need Eppendorf to make a firmer offer by its May 30, 2007 board meeting in order to be considered.

On May 18, 2007, NBS received a revised offer letter from the first party, which included financing commitment letters. The first party offered a price per share of $11.00, with no material closing conditions other than legal and financial diligence and receipt of financing in accordance with the commitment letters. The valuation committee agreed that such an offer was worthy of consideration by the board of directors, but still was interested in seeking out the terms and conditions of any proposal from Eppendorf. NBS also received a letter from the second party with a reduced valuation of $10.00 per share, a long closing timeline and no financing commitment. The valuation committee determined not to pursue the second party’s offer.

On May 24, 2007, Eppendorf attended a management presentation held by NBS and was encouraged to provide NBS with an offer prior to the May 30, 2007 meeting of the NBS board of directors. On May 29, 2007, Eppendorf delivered a contingent indication of interest letter at a valuation in the $12-$13 per share range, subject to due diligence, and indicated that it had sufficient cash on hand or under currently available lines of credit to complete the transaction without a financing contingency.

On May 30, 2007, EuroConsult presented to the board of directors its analysis of the sale process, a valuation analysis of NBS and the value of the bids made by the first party, the second party and Eppendorf. Following a request for exclusivity by Eppendorf, the board of directors determined to grant Eppendorf a period of exclusivity so that it could conclude its diligence and, when the valuation committee determined that a firm Eppendorf offer was likely, to retain CBIZ Valuation Group, LLC, referred to herein as CBIZ, as an independent financial advisor to provide a fairness analysis to the board of directors.

On June 5, 2007, Eppendorf and NBS entered into an exclusivity agreement and a standstill agreement in which NBS agreed not to actively solicit offers from other interested parties for a period of 30 days, subject to automatic extension for 30 days if Eppendorf delivered written notice prior to June 30, 2007 that it intended to proceed with the proposed transaction on substantially the same terms as in its May 29, 2007 letter to the Company without any further manufacturing or operational due diligence contingency.

Over the ensuing weeks, Eppendorf and NBS management discussed the potential synergies of the companies and Eppendorf conducted due diligence. These discussions also involved Eppendorf visiting the Company and the Company visiting Eppendorf’s management in Germany.

On June 22, 2007, NBS engaged CBIZ to provide an opinion on the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of common stock in a potential merger transaction with Eppendorf.

On June 26, 2007, Skadden, Arps, Slate, Meagher & Flom LLP, referred to herein as Skadden, counsel to Eppendorf, provided Morgan Lewis with an initial mark-up of a draft merger agreement. The mark-up provided, among other things, that the transaction would be structured as a one-step merger and would be subject to certain regulatory approvals. In addition, Eppendorf requested that David Freedman, who has voting power for approximately 23% of NBS’s outstanding stock, and other NBS executive officers and directors enter into a shareholder agreement pursuant to which they would agree to vote their shares in favor of the merger. The form of merger agreement mark-up also provided that the NBS board of directors would have the right to terminate the merger agreement to pursue an unsolicited superior proposal only after it presented the Eppendorf proposal to shareholders and only upon payment by NBS to Eppendorf of a termination fee upon the board of directors’ accepting such an unsolicited superior proposal.

On June 27, 2007, Eppendorf notified NBS that it would not fully complete its due diligence until the first week in July. Eppendorf requested an extension of the exclusivity letter until July 15, 2007, rather than invoke the automatic thirty day extension.

On June 28, 2007, the valuation committee met to discuss the timing of the transaction and production of final due diligence documents to Eppendorf and to review open issues with respect to the proposed merger agreement. The valuation committee discussed the desirability of limited conditions to closing, other than required regulatory approvals, and also the desirability of maintaining the current collective bargaining rights of existing employees without any requirement of Eppendorf for additional contractual commitments to employees.

The valuation committee directed Morgan Lewis to negotiate the terms of the “fiduciary out” to permit the board of directors to consider any unsolicited superior proposal and, if appropriate, terminate the merger agreement and pay a reasonable and customary termination fee with the understanding that Eppendorf was possibly the best strategic fit for NBS and should be provided a reasonable opportunity to match any superior proposal. The valuation committee also indicated that it believed that a termination fee, including expenses, should be equal to not more than 3% of the aggregate merger consideration. The valuation committee approved the extension of the exclusivity until July 15, 2007, which extension was documented and executed by NBS and Eppendorf on June 28, 2007. Later on June 28, 2007, Morgan Lewis communicated comments to the merger agreement to Skadden.

On July 2, 2007, Skadden submitted a revised mark-up of the merger agreement and an initial draft of the shareholder agreement, which were promptly forwarded to the valuation committee. Eppendorf indicated that a letter setting forth its final proposed consideration for the merger would be forthcoming in the next day or so, following the Eppendorf AG supervisory board meeting.

On July 3, 2007, Eppendorf submitted a proposal with an indicative offer to acquire NBS through a cash merger for $11.00 per share in cash. Eppendorf indicated that the proposal, revised down from the earlier $12-13 per share indicated range, reflected the following: additional investment in expanding NBS’ product line, investments with respect to manufacturing operations and operational process improvements; and potential additional post-closing costs such as international tax, environmental and pension obligations. The offer was made contingent on customary conditions, including that certain officers and directors enter into a shareholders agreement pursuant to which they would vote in favor of the merger. The proposal was to remain open until July 15, 2007.

On July 5, 2007, the valuation committee met by teleconference to discuss Eppendorf’s proposal. The valuation committee expressed disappointment that the proposal was lower than the previously expressed range and discussed strategies to elicit the highest offer from Eppendorf. The valuation committee instructed EuroConsult to communicate that NBS would require a price “closer to 12 than 11.” The valuation committee instructed Morgan Lewis to learn whether there would be an Eppendorf offer on the table for Board consideration if Mr. Freedman would not enter into a shareholder agreement at $11.00 per share. The valuation committee instructed Mr. Orcutt to keep the lines of communication open with Eppendorf to elicit their best offer. The valuation committee also reviewed the terms of the proposal and the proposed merger agreement and shareholder agreement, noting areas in which the parties had negotiated material provisions, including the amount and timing of payment of the termination fee and expense reimbursement, and the ability to entertain superior proposals and the mechanism for doing so. Morgan Lewis and NBS management reviewed the representations and warranties and related disclosure schedules with the valuation committee. The valuation committee instructed Morgan Lewis and Mr. Orcutt to move forward in negotiating the final open points in the merger agreement and related transaction documents, pending final agreement as to price.

Over the next few days, NBS’s management, Morgan Lewis, Eppendorf’s management and Skadden continued their negotiation of the merger agreement, shareholders agreement and related documents.

On July 7, 2007 Eppendorf indicated that it would raise its proposed price to $11.50 per share upon the terms set forth in its July 3rd proposal letter, including the requirement that Mr. Freedman and other shareholders enter into the shareholders agreement and that the proposal would expire on July 15, 2007. Later that afternoon, the valuation committee met and Mr. Freedman indicated that he would support a transaction at $11.50 per share and would be prepared to enter into a shareholders agreement at that price. The valuation committee concluded that this was Eppendorf’s best offer and recommended that it be considered by the full NBS board of directors.

Over the next several days, negotiations on the merger agreement, shareholders agreement and related documents continued, including with respect to the terms and circumstances under which the termination fee would be payable. On July 9, 2007, the parties and their respective counsel met in person at Skadden’s offices to continue their negotiations, and substantially resolved the outstanding issues related to the merger agreement and shareholders agreement.

On July 10, 2007, the NBS board of directors met to consider the merger agreement and the transactions contemplated thereby. During the meeting, representatives of Morgan Lewis reviewed with the board of directors its fiduciary duties in considering the proposed transaction and reviewed the merger agreement in detail. Based upon feedback from the board, Morgan Lewis telephoned Skadden and resolved the two final open issues relating to when the termination fee is payable and how much is payable in certain circumstances. CBIZ discussed its financial analysis and delivered to the board of directors its opinion that the merger consideration of $11.50 per share is fair, from a financial point of view, to the shareholders of the Company. After considering the proposed terms of the merger agreement, including proposed resolution of the open issues and shareholders agreement, the CBIZ fairness opinion, and the various presentations, including a presentation from EuroConsult, the NBS board of directors approved the terms of the merger agreement, the transactions contemplated thereby and management’s execution thereof on behalf of NBS and determined to recommend that the NBS shareholders approve the merger agreement. Later that evening, the merger agreement and shareholders agreement were executed by the parties thereto.

Prior to the opening of trading of NBS’ common stock on the NASDAQ on July 11, 2007, NBS and Eppendorf issued a joint press release announcing the execution of the merger agreement and related transactions.

Reasons for the Merger

In reaching its decision to approve and adopt the merger agreement with Eppendorf, the merger and the other transactions contemplated by the merger agreement, authorize NBS to enter into the merger agreement and recommend that our shareholders vote to approve the merger agreement, our board of directors consulted with its financial and legal advisors and our management. The board of directors considered a number of potentially positive factors, including the following material factors:

•	the current and historical market prices, as adjusted for dividends and stock splits, of our common stock, and the fact that the per share cash merger consideration or $11.50, represents a premium of 42.7% to the closing price of our common stock on July 9, 2007, the last trading day before we signed the merger agreement, and a premium of 46.5% to the average closing price for the last 30 trading days;

•	in light of the process conducted by the Company, the merger consideration was likely the highest price reasonably attainable by our common shareholders in a merger or other acquisition transaction;

•	the possible alternatives to the sale of NBS, including the potential shareholder value that could be expected to be generated from remaining independent, and the risks and uncertainties associated with such alternatives, including the risks associated with our ability to meet our projections for future results of operations, compared to the certainty of realizing in cash a fair value for their investment provided to our shareholders by the merger;

•	the sale process conducted by us, with the assistance of our financial and legal advisors, which involved discussions with bidders likely to have the resources required to engage in a strategic acquisition of our company, engaging in discussions with 33 parties to determine their interest in acquiring NBS, entering into confidentiality agreements with 13 parties, making a management presentation to four parties and the receipt of three bona fide written acquisition proposals;

•	discussions with the other bidders revealed that they were not willing to move their bids into a range superior to the proposal made by Eppendorf;

•	the fact that we believed, following consultation with our financial and legal advisors, that Eppendorf had the ability to move most quickly toward closing the transaction for the benefit of our shareholders and with the least amount of disruption to the ongoing management and operation of our business since no financing is required;

•	our board of directors’ familiarity with, and presentations by our management and financial advisors regarding, our business, operations, properties, financial condition, strategy and prospects, and related risks, the nature of our scientific instrument industry, industry trends, and economic and market conditions;

•	the fact that the merger is with, what a number of members of the board of directors know to be, a well-regarded scientific equipment manufacturer, which offers significant support for the Company’s products and customers and a potential opportunity for the Company’s employees;

•	the fact that the merger consideration is all cash, which provides certainty of value to our shareholders;

•	the fact that we cannot complete the merger unless holders of two-thirds of the votes cast by our shareholders present and in person or represented by proxy at the meeting and entitled to vote thereon vote to approve the merger agreement;

•	the thin trading market and lack of liquidity of the common stock; in that regard, the small stock market float would make it difficult for any large shareholder to sell its shares of common stock in the public market without depressing the market price. The board of directors believed that the proposed merger would permit all of the Company’s shareholders to sell all of their shares at a fair price;

•	the likelihood that the merger will be completed, including the expectation that there will not be significant regulatory impediments to the transaction and that the receipt of third-party consents (other than certain governmental approvals) is not a condition to the completion of the merger;

•	that the merger agreement and the transactions contemplated thereby were the product of extensive arm’s-length negotiations between NBS and Eppendorf;

•	that David Freedman, Phyllis Freedman, Kenneth Freedman, James T. Orcutt, Dr. David Pramer and Dr. Lee Eppstein, collectively the beneficial owners of approximately [25.7]% of the common stock, entered into a voting agreement with Eppendorf in which such shareholders agreed to vote the shares held by each shareholder in favor of approval and adoption of the merger agreement and the related merger. The board of directors also noted that the shareholders agreement was a condition to Eppendorf entering into the merger agreement. In addition, the board of directors also noted that Mr. Freedman, one of the Company’s founders, and its largest shareholder, was prepared to support the merger;

•	the financial analysis reviewed and discussed with our board of directors on July 10, 2007 by representatives of CBIZ with respect to the fairness from a financial point of view to our shareholders of the merger consideration as well as the oral opinion of CBIZ to our board of directors (which was subsequently confirmed in writing by delivery of CBIZ’s written opinion dated the same date) to the effect that, as of July 10, 2007, and based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by CBIZ in preparing its opinion, the merger consideration to be received by the holders of shares of common stock pursuant to the merger agreement was fair to the holders of shares of common stock from a financial point of view. For further information, see “The Merger — Opinion of CBIZ Valuation Group, LLC” beginning on page [ ] and Annex B; and

•	the terms of the merger agreement and the related agreements, including:

•	our ability, under certain limited circumstances, to furnish information to and conduct negotiations with third parties regarding other takeover proposals;

•	our ability to terminate the merger agreement in order to accept a financially superior proposal, subject to paying Eppendorf a termination fee and expense reimbursement equal, in the aggregate, to approximately 3% of the aggregate merger consideration; and

•	our ability to receive a $3,250,000 termination fee in the event Eppendorf does not close as a result of inability to finance the transaction with no cap on damages if Eppendorf willfully breaches it’s obligation to close the merger.

Our board of directors also considered and balanced against the potentially positive factors a number of potentially negative factors concerning the merger, including the following material factors:

•	the fact that our shareholders will not participate in any future earnings or growth of NBS;

•	the fact that the merger consideration consists of cash and will therefore be taxable to our shareholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding other takeover proposals and the requirement that we pay Eppendorf a termination fee equal to approximately 3% of the merger consideration, which amount includes expenses, if our board of directors accepts a superior proposal; the fact that we may be obligated to pay a $3 million termination fee or reimburse Eppendorf’s expenses in certain other situations, such as Eppendorf’s termination of the merger agreement due to certain breaches of representations or warranties, that are outside the control of NBS. The board of directors recognized that while the termination fee and expense reimbursement imposes an additional cost to a third-party buyer, the board of directors believed that the termination fee and expense reimbursement are customary in amount and that the termination fee and expense reimbursement are not large enough to unduly deter other bidders who might be interested in acquiring NBS;

•	the risk that the required ISRA filing with the NJDEP may result in an increase in expenses associated with compliance with any environmental laws;

•	the fact that our shareholders are not entitled to assert appraisal rights in connection with the merger under the NJBCA; and

•	the possibility of disruption to our operations associated with the merger, and the resulting effect thereof on us, if the merger does not close.

During its consideration of the transaction with Eppendorf, our board of directors was also aware that our directors and executive officers have interests in the merger that are, or may be, different from, or in addition to, those of our shareholders generally, as described under “The Merger — Interests of Our Directors and Executive Officers in the Merger” beginning on page [  ].

After taking into account all of the factors set forth above, as well as others, our board of directors determined that the potentially positive factors outweighed the potentially negative factors. Furthermore, our board of directors determined it to be advisable and in the best interests of our shareholders that we enter into the merger agreement, and that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our shareholders. The board of directors has unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommends that our shareholders vote to approve the merger agreement at the special meeting.

The board of directors did not assign relative weights to the above factors or the other factors considered by it. In addition, the board of directors did not reach any specific conclusion on each factor considered, but conducted an overall analysis of these factors. Individual members of the board of directors may have given different weight to different factors.

Recommendation of Our Board of Directors

On July 10, 2007, after evaluating a variety of business, financial and market factors and consulting with our legal and financial advisors, and after due discussion and due consideration, our board of directors unanimously approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously declared that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interests of our shareholders. ACCORDINGLY, OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT.

Opinion of CBIZ Valuation Group, LLC

We retained CBIZ, an independent financial advisor, to render a financial opinion in connection with the merger based on CBIZ’s qualifications, experience and reputation. On July 10, 2007, CBIZ delivered an oral opinion, subsequently confirmed in writing, to our board of directors that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the merger consideration to be received by the holders of shares of common stock of NBS pursuant to the merger agreement was fair from a financial point of view to such shareholders.

THE FULL TEXT OF CBIZ’S WRITTEN OPINION, DATED JULY 10, 2007, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, PROCEDURES FOLLOWED, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN RENDERING THE OPINION, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. YOU ARE URGED TO, AND SHOULD, READ THE OPINION CAREFULLY AND IN ITS ENTIRETY. CBIZ’S OPINION IS DIRECTED TO OUR BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE MERGER CONSIDERATION TO BE RECEIVED BY HOLDERS OF OUR COMMON STOCK PURSUANT TO THE MERGER AGREEMENT AND DOES NOT ADDRESS ANY OTHER ASPECT OF THE MERGER OR CONSTITUTE A RECOMMENDATION TO ANY NBS SHAREHOLDER AS TO HOW TO VOTE AT THE SPECIAL MEETING. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

In the course of rendering the opinion, CBIZ:

•	read the draft merger agreement;

•	analyzed NBS’s audited financial statements for the fiscal years ended December 31, 2003, through December 31, 2006, and its unaudited interim financial statements for the fiscal quarters ended April 1, 2006, and March 31, 2007, as presented in filings with the Securities and Exchange Commission;

•	analyzed certain operating and financial information, including projections, provided to CBIZ by the Company’s management relating to NBS’s business prospects;

•	inquired of management as to the foundation for the NBS projections and the basic assumptions made in our projections relating to the business, markets, economic conditions, capital facilities and working capital requirements;

•	read the confidential information memorandum prepared by EuroConsult dated September 2006;

•	read the May 2007 board of directors presentation prepared by EuroConsult;

•	read the May 30, 2007 presentation prepared by EuroConsult titled, “Project Edison Status Update;”

•	met with certain members of management to discuss NBS’s operations, historical financial results and future prospects;

•	visited NBS’s facilities in Edison, New Jersey;

•	reviewed information pertaining to other offers for the acquisition of the Company’s stock;

•	evaluated the stock price history and reported events of NBS;

•	considered publicly-available data and stock market performance data of public companies that are comparable to NBS;

•	considered information regarding transactions involving businesses deemed similar to NBS and investigated the financial terms of those transactions; and

•	conducted such other studies, analyses, inquiries and investigations, as CBIZ deemed appropriate.

The following is a summary of certain analyses performed by CBIZ in connection with the preparation of its written opinion dated July 10, 2007. Although each analysis was provided to the NBS board of directors, in connection with arriving at its opinion, CBIZ considered all of its analysis as a whole and did not attribute any particular weight to any analysis described below. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by CBIZ, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

Discounted Cash Flow Analysis.  CBIZ performed multiple discounted cash flow, referred to herein as DCF, analyses of the Company which calculate the present value of a company’s future cash flow based upon assumptions with respect to such cash flow and assumed discount rates. CBIZ’s DCF analyses of the Company covered the six-year period for the years ending December 31, 2007 — December 31, 2012, and were based upon six years of financial projections prepared by and furnished by the Company’s management to CBIZ.

CBIZ calculated a range of total equity value of the Company determined by: adding (a) the present value of the Company’s forecasted unlevered free cash flows (operating income less income taxes, plus depreciation and amortization, adjusted to reflect changes in working capital and capital expenditures) during the period December 31, 2007 — December 31, 2012, determined using a weighted average cost of capital range of between 16.0% and 18.0% (weighted average cost of capital is a measure of the average expected return on all of a company’s securities or loans based on the proportions of those securities or loans in such company’s capital structure), (b) the present value of the terminal value of the Company’s future cash flows (the value of future cash flows at a particular point in time), calculated by (1) applying a perpetual growth rate of 5% (based on CBIZ’s experience, judgment, and data for selected publicly traded companies engaged in businesses that CBIZ judged to be reasonably comparable to the Company’s business) to the projected unlevered free cash flow for fiscal year 2012 and (2) applying a multiple of EBITDA, and discounting the results using a weighted average cost of capital range of between 16.0% and 18.0%, and (c) the Company’s net cash as of March 31, 2007 and subtracting the book value of the Company’s debt as of March 31, 2007.

CBIZ’s DCF analysis yielded a relevant value range as shown below (as compared to the rounded merger consideration of $109,370,000):

Low	$76,400,000
High	$128,900,000

Merger and Acquisition Analysis.  CBIZ reviewed and analyzed certain publicly available information, including the purchase price and certain financial information of the target company, relating to selected precedent acquisition transactions to calculate implied value multiples in such transactions. CBIZ identified and analyzed a group of forty-nine completed acquisition transactions that were announced between 2003 and 2007. Of this group, CBIZ selected seven acquisition transactions for inclusion in their final analysis. CBIZ calculated enterprise value as a multiple of revenue and EBITDA during the last twelve months implied by these transactions. Although none of the transactions are, in CBIZ’s opinion, directly comparable to the merger, the transactions included were chosen because, in CBIZ’s opinion, they may be considered similar to the merger in certain respects for purposes of its analysis:

Target	Acquirer

Completed
Raven Biological laboratories, Inc.	Mesa Laboratories, Inc.
Fisher Scientific International	Thermo Electron Corporation
Steris GmbH	GEA Group AG
REMP	Tecan Group SA
Kendro Laboratory Products	Thermo Electron Corporation
Apogent Technologies	Fisher Scientific International
Jouan SA	Thermo Electron Corporation

CBIZ applied multiples implied by the transactions to the Company’s last twelve months, or LTM, revenue and EBITDA as of March 31, 2007 on an adjusted basis when taking into account estimates by the Company’s management of certain one-time costs. The relevant range of total equity value implied by this analysis is summarized below (as compared to the rounded merger consideration of $109,370,000):

Low	$104,000,000
High	$117,000,000

Public Company Analysis.  CBIZ employed a public company analysis which is based upon transactions of minority-interests in publicly-traded companies (guideline companies) engaged in a line (or lines) of business similar to the Company. CBIZ considered an initial population of 146 potential guideline companies. After eliminating companies that were not adequately similar to the Company, CBIZ considered the following 13 companies in their final analysis:

Agilent Technologies
Applera Corp — Applied Biosystems Group
Beckman Coulter
Bruker BioScience
Dionex
Harvard BioScience
Millipore Corp
PerkinElmer
Shimadzu
Sartorius Group
Thermo Fisher Scientific
Varian
Waters Corp.

CBIZ analyzed the financial statements of these guideline companies and compared the financial ratios for the guideline companies indicating levels of profitability, leverage and growth to those of the Company. After this comparative data was compiled, it was reduced to value indicators. Adjusted multiples of enterprise value to LTM and projected revenue and EBITDA were applied to the Company’s LTM revenue and EBITDA as well as the Company’s projected revenue for 2007, 2008 and 2009 and projected EBITDA for 2007 and 2008. The enterprise value for each selected company is the difference between each selected company’s market capitalization as of July 6, 2007 and the net cash for each selected company. The number of shares outstanding and the net cash for each selected company was as of the last reported quarter for each selected company. CBIZ then estimated the total equity value of NBS by adding NBS’s cash balance of approximately $8.0 million and subtracting NBS’s debt financing balance of approximately $1.3 million as of March 31, 2007, as provided by management of NBS, to the enterprise values indicated by the selected value multiplies. The relevant range of total equity value implied by this analysis is summarized below (as compared to the rounded merger consideration of $109,370,000):

Low	$90,300,000
High	$104,800,000

No company used in this analysis is identical to NBS or its business. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which NBS was compared.

In the course of their investigation, CBIZ assumed and relied upon the accuracy and completeness of the financial statements, forecasts, projections and other information provided to them by management. Furthermore, they relied upon the assurances of management that they are unaware of any facts that would make the information provided to them incomplete or misleading. They did not assume any responsibility for independent verification of such information or assurances.

They assumed that the transaction will be consummated on the terms set forth in the documents provided to them, without waiver or modification of any material terms.

In arriving at their opinion, CBIZ did not perform any independent appraisals of the assets of NBS. Their analysis does not constitute an examination, review, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (AICPA). CBIZ did not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. CBIZ also assumed that the Company is not currently involved in any material transaction other than those related to the merger, and those activities undertaken in the ordinary course of conducting its business. CBIZ was informed that Eppendorf does not own any equity interest in the Company, no executive officer or director of the Company owns any equity interest in Eppendorf and no current shareholder of the Company is otherwise affiliated with Eppendorf.

CBIZ was paid a fee in the amount of $150,000, plus expenses, for their services.

Interests of Our Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, certain of our directors and executive officers have interests in the merger that differ from, or are in addition to, your interests as a shareholder. In considering the recommendation of our board of directors to vote “FOR” the approval of the merger agreement, you should be aware of these interests. Our board of directors was aware of, and considered the interests of, our directors and executive officers in approving the merger agreement, the merger and the transactions contemplated by the merger agreement. Except as described below, such persons have, to our knowledge, no material interest in the merger that differs from your interests generally.

Change in Control Agreements

We have entered into change in control agreements with the following executive officers: Messrs. Orcutt, Bocchino and Dr. Eppstein. The agreements provide compensation in the event a covered executive officer’s employment is terminated during the term of the agreement as a result of a change in control of the Company (including consummation of the merger). In the event a covered executive officer becomes entitled to payments upon termination following the change in control (including consummation of the merger), the executive officer will receive a lump sum cash payment equal to 200% of the executive officer’s base salary in effect on the date immediately preceding the change in control. Eppendorf has indicated that they intend to negotiate suitable continuing employment agreements with the executive officers who have change in control agreements, including a limitation on the time period during which members of management may terminate employment after a change in control and still receive a change in control payment. To date, none of our executive officers have entered into any amendment or modification to their existing change in control agreements.

For the purposes of the change in control agreements, a “change of control” generally is defined to take place when disclosure of such a change would be required by rule(s) promulgated by the Securities and Exchange Commission or when either:

•	a person (other than a current officer or director nominated, selected or elected by the board) acquires beneficial ownership (as defined in Securities and Exchange Commission Rule 13d-3) of 25% or more of the combined voting power of the Company’s voting securities;

•	less than a majority of the directors are persons who were either nominated or selected by the current board;

•	a merger tender offer or sale or exchange of securities involving the Company occurs which results in ownership of more than 50% of the Company’s voting stock by a holder or holders not currently owning more than 10% of the outstanding shares of stock of the Company; or

•	a plan of liquidation or sale of substantially all the assets of the Company occurs.

In the event such officers become eligible for such payments following a change in control, Mr. Orcutt will be entitled to receive $530,000, Mr. Bocchino will be entitled to receive $363,800 and Dr. Eppstein will be entitled to receive $296,208.

We have not entered into any change in control agreements with our directors.

David Freedman’s Consulting Agreement

The NBS board has approved the termination of the consulting agreement dated January 1, 2007 by and between the Company and David Freedman conditioned upon the consummation of the merger. Immediately prior to the merger, NBS will pay Mr. Freedman $120,000, which represents all compensation due and owing under the consulting agreement.

Treatment of Equity Awards

Each outstanding option to purchase shares of common stock granted under our equity compensation plans will be canceled upon consummation of the merger and converted into the right to receive an amount (subject to any applicable withholding tax payable without interest) in cash equal to the product of (A) the amount, if any, by which $11.50 (which is the per share merger consideration) exceeds the per share exercise price of such stock option and (B) the number of shares of common stock subject to such stock option immediately prior to the consummation of the merger.

The following table indicates the number of vested, unvested and total options held by our directors and executive officers on July 11, 2007, the weighted average exercise price of those options and the amount that our directors and executive officers are estimated to receive in settlement of their respective options if the merger is completed:

					Total Amount
					to be Received
				Weighted	($11.50
Executive Officer/	Vested	Unvested	Total	Average	Less Exercise
Director	Options	Options	Options(1)	Exercise Price	Price)

David Freedman	8,000	32,000	40,000	$7.270	$169,200
James T. Orcutt	57,200	54,500	111,700	$5.940	$621,050
Thomas Bocchino	2,000	18,000	20,000	$7.770	$74,600
Dr. Jerome Birnbaum	3,000	17,200	20,200	$7.119	$88,500
William J. Dunne	14,050	17,000	31,050	$6.259	$162,745
Dr. Lee Eppstein	29,800	21,300	51,100	$5.683	$297,250
Kenneth Freedman	11,800	17,200	29,000	$6.366	$148,900
Ernest Gross	3,000	15,000	18,000	$7.422	$73,400
Adele Lavender	—	—	—	$—	$—
William J. Murphy	—	8,000	8,000	$7.890	$28,880
Dr. David Pramer	3,000	15,000	18,000	$7.422	$73,400
Peter Schkeeper	14,060	19,640	33,700	$6.310	$174,900
Daniel S. Van Riper	13,560	17,640	31,200	$6.244	$164,000

(1)	All options held by our directors and executive officers (and other employees) will fully vest and become exercisable as of the consummation of the merger.

Treatment of 2007 Annual Bonuses

The merger agreement provides that NBS may pay, at the discretion of the compensation committee, a six-month discretionary bonus to the three executive officers of the Company (Mr. Orcutt, Mr. Bocchino and Dr. Eppstein) who have discretionary bonus plans, up to a maximum amount of $150,000 in the aggregate for those officers for their performance for the six month period ended June 30, 2007. Assuming the merger is consummated prior to December 31, 2007, these officers will be eligible for six months bonus for performance for the six months ended December 31, 2007 pursuant to bonus criteria to be established by the board of directors of the surviving corporation.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that all rights to indemnification existing in favor of any employee, director or officer of the Company or any director or officer of its subsidiaries, referred to herein as the indemnified parties, as provided for on July 10, 2007 in the relevant certificate of incorporation, by-laws or equivalent documents of the Company or its subsidiaries, or in certain indemnification agreements, will survive the merger and will continue in full force and effect for a period of not less than six years from the effective time. The merger agreement requires the Company or the surviving corporation to purchase a six-year directors’ and officers’ “tail” insurance policy at the effective time of the merger, comparable to the coverage provided under NBS’ current directors’ and officers’ liability insurance policy. The surviving corporation will not be required to pay a premium for the “tail” insurance in excess of 175% of the last annual premium paid by NBS for its insurance before July 10, 2007.

In addition, the surviving corporation will, for six years following the effective time, indemnify all indemnified parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or of its subsidiaries, occurring prior to the effective time including the transactions contemplated by the merger agreement. In the event any such indemnified party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by the merger agreement, occurring prior to, and including, the effective time, the surviving corporation will advance the indemnified party’s legal and other expenses incurred in connection therewith.

Delisting and Deregistration of Common Stock

If the merger is completed, the common stock will be delisted from the NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the Securities and Exchange Commission.

Material U.S. Federal Income Tax Consequences

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of shares of common stock. This summary is for general informational purposes only and is not tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended, also referred to herein as the Code, applicable U.S. Treasury regulations issued thereunder, current administrative interpretations of the U.S. Internal Revenue Service, also referred to herein as the IRS, or court decisions, all as of the date hereof. We cannot assure you that future legislation, U.S. Treasury regulations, administrative interpretations and court decisions will not significantly change the current law or adversely affect existing interpretations of current law. Any such change could apply retroactively. No ruling from the IRS has been or will be sought with respect to any of the tax consequences of the merger and the statements in this proxy statement are not binding on the IRS or any court. We can provide no assurance that the tax consequences described below will not be challenged by the IRS or will be sustained by a court if so challenged.

This summary does not address all aspects of taxation that may be relevant to you in light of your specific circumstances. Except as indicated otherwise, this summary does not address the tax treatment of holders of shares of common stock subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	banks and other financial institutions;

•	insurance companies;

•	tax-exempt organizations;

•	mutual funds;

•	individual retirement accounts and other tax deferred accounts;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons whose functional currency is not the U.S. dollar;

•	persons holding their shares of common stock as part of a hedging transaction, conversion transaction or constructive sale or as a position in a “straddle”;

•	expatriates and former long-term residents of the United States;

•	holders who acquired their shares of common stock through the exercise of employee stock options or warrants or otherwise as compensation; or

•	holders that own (or have owned during the preceding five (5) years) more than 5% of the shares of common stock.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of a share of common stock who is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal tax purposes created or organized in or under the law of the United States or of any state or under the laws of the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of the source of its income; or

•	a trust whose administration is under the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust, or which otherwise qualifies as a United States person.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of common stock who is for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a corporation (or an entity treated as a corporation) created or organized in or under the law of a country (or a political subdivision thereof) other than the United States; or

•	a foreign estate or trust, which generally is an estate or trust that is not a U.S. holder.

Non-U.S. holders may be subject to different tax consequences than those described below and should consult their tax advisors regarding their tax treatment under U.S. and foreign tax laws.

If an entity treated as a partnership for U.S. federal tax purposes holds shares of common stock, the tax treatment of its partners or members generally will depend upon the status of the partner or member and the activities of the entity. If you are such an entity, a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for U.S. federal tax purposes holding shares of common stock, you should consult your tax advisor.

This discussion assumes that your shares are held as capital assets within the meaning of Section 1221 of the Code.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Taxation of U.S. Holders

General.  The receipt of cash by U.S. holders in exchange for the cancellation of their shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other income tax laws). In general, a U.S. holder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash that the holder receives in exchange for the cancellation of its shares of common stock and the U.S. holder’s adjusted tax basis in such canceled shares. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if the shares of common stock have been held for more than one year at the effective time of the merger. Such gain or loss will be short-term capital gain or loss if at the time of the merger the shares of common stock have been held for one year or less. An individual U.S. holder will be subject to tax on net long-term capital gain at a maximum U.S. federal income tax rate of 15% and on net short-term capital gain at ordinary income tax rates. Capital gains of corporate U.S. holders generally are taxable at the regular tax rates applicable to corporations. The deductibility of a capital loss recognized in the exchange is subject to certain limitations under the Code.

A U.S. holder may be subject to backup withholding at a rate of 28% on the cash payments to which such holder is entitled pursuant to the merger, unless the holder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign an IRS Form W-9 and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a shareholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Taxation of Non-U.S. Holders

A non — U.S. holder that receives cash in exchange for the cancellation of its shares of common stock pursuant to the merger generally will not be subject to U.S. federal income tax, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of such disposition and certain other conditions are met, (ii) the gain is effectively connected with the conduct of a trade or business in the United States by the non-U.S. holder, subject to an applicable treaty providing otherwise, or (iii) such holder’s shares constitute a “U.S. real property interest” under Section 897(c) of the Code.

If you are a non-U.S. holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the merger and certain other conditions are satisfied, you will be subject to a 30% tax on your net U.S. source gains from the sale or exchange of capital assets during the taxable year.

If you are a non-U.S. holder and your gain is effectively connected with a U.S. trade or business, then you will be subject to U.S. federal income tax on your gain on a net basis. Non-U.S. holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% or such lower rate as may be specified in an applicable income tax treaty, subject to adjustments.

If you are a non-U.S. holder, you may also be subject to U.S. federal income tax on any gain from the sale of your shares if we are or have been a “U.S. real property holding corporation” within the meaning of Section 897(c)(2) of the Code (i) at any time the non-U.S. holder held shares of common stock, or (ii) within the five-year period preceding the sale of the shares of common stock if the non-U.S. holder holds shares of common stock for less than five years. We believe that:

•	we are not currently a “U.S. real property holding corporation;”

•	we have not been a “U.S. real property holding corporation” at any time in the previous five years; and

•	based on the assumption that the fair market value of the U.S. real property interests of each company in our group will continue to be less than 50 percent of the sum of the fair market value of our real property interests plus the fair market value of any other assets in the United States that are used in a business, we should not be a “U.S. real property holding corporation” in the future.

If we were a “U.S. real property holding corporation” or were to become a “U.S. real property holding corporation,” a non-U.S. holder would be subject to U.S. federal income tax on gain from its shares if the non-U.S. holder beneficially owned, or had owned at any time during the specified five-year period, more than 5% of the shares of common stock. A non-U.S. holder who beneficially owned no more than 5% of the shares of common stock during the previous five years would not be subject to U.S. federal income tax on gain from its shares if the common stock was treated as “regularly traded on an established securities market” within the meaning of Section 897(c)(3) of the Code.

An applicable income tax treaty may modify certain of the U.S. federal income consequences to a non-U.S. holder. You should consult your tax advisor regarding your eligibility to qualify under a treaty and the consequences of application of the treaty to you.

Backup Withholding and Information Reporting

Backup withholding imposed at a rate of 28% and information reporting may apply to the payment of cash received by a non-U.S. holder for shares of common stock pursuant to the merger unless the holder certifies under penalties of perjury to its non-U.S. holder status or otherwise establishes an exemption. Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. To avoid backup withholding, a tendering non-U.S. holder should complete IRS Form W — 8BEN or other applicable IRS Form W — 8.

Non-U.S. holders should consult their tax advisors regarding the application of U.S. federal income tax laws, including information reporting and backup withholding, to their particular situations.

YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER INCLUDING THE APPLICABILITY AND EFFECT OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS IN YOUR PARTICULAR CIRCUMSTANCES.

Regulatory Approvals

Under the merger agreement, we and the other parties to the merger agreement have agreed to use our reasonable best efforts to complete the transactions contemplated by the merger agreement in the most expeditious manner practicable, including obtaining all necessary governmental approvals.

Hart-Scott-Rodino.  The merger is subject to review by the Antitrust Division and the FTC under the HSR Act. Eppendorf AG and the Company filed the requisite Pre-Merger Notification and Report Forms under the HSR Act with the Antitrust Division and the FTC on July 24, 2007, and was amended on July 27, 2007, and, absent a request from the Antitrust Division or the FTC for additional information, the waiting period under the HSR Act will expire on [          ], 2007. If a request for additional information is issued, the waiting period will expire on the thirtieth day after Eppendorf AG and the Company have substantially complied with the request. The Antitrust Division, the FTC and others may challenge the merger on antitrust grounds either before or after expiration or termination of the waiting period. Accordingly, at any time before or after the completion of the merger, any of the Antitrust Division, the FTC or others could take action under the antitrust laws as it deems necessary or desirable in the public interest, including without limitation seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions.

New Jersey Environmental Approval.  We intend to satisfy our obligations under ISRA by filing a request for issuance of a “no further action” letter by the NJDEP. In the event that a no further action letter has not been received on or before the date of the meeting, we intend to enter into a remediation agreement with the NJDEP which will permit us and Eppendorf to consummate the merger prior to the issuance of a no further action letter or its equivalent.

Exon-Florio.  The parties intend to satisfy their obligations under Exon-Florio, by seeking approval, subject to the Exon-Florio provision, of the proposed offer, from the Committee on Foreign Investment in the United States.

General.  Except as noted above and the filing of a Certificate of Merger with the Department of Treasury of the state of New Jersey at or before the effective date of the merger, we are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the merger agreement or completion of the merger. It is possible that any of the governmental entities with which filings are made may seek, as conditions for granting approval of the merger, various regulatory concessions. NBS can provide no assurance that Eppendorf or NBS will be able to satisfy or comply with these conditions or be able to cause their respective subsidiaries to satisfy or comply with these conditions, or that compliance or noncompliance will not have adverse consequences for Eppendorf after completion of the merger, or that the required regulatory approvals will be obtained within the time frame contemplated by Eppendorf and NBS and referred to in this proxy statement or on terms that will be satisfactory to Eppendorf and NBS. For further information, see “The Merger Agreement — Conditions to Consummation of the Merger” on page [  ].

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement, which is included in this proxy statement as Annex A and is incorporated by reference into this proxy statement. This summary may not contain all the information about the merger agreement that is important to you and is qualified in its entirety by reference to the attached merger agreement. You are encouraged to read the merger agreement carefully in its entirety.

The representations, warranties and covenants contained in the merger agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Form of Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with New Jersey law, at the effective time of the merger, Edison Corp. will be merged with and into NBS. As a result of the merger, the separate corporate existence of Edison Corp. will cease and NBS will continue as a direct wholly-owned subsidiary of Eppendorf, and NBS is sometimes referred to as of and after such time as the surviving corporation. Following completion of the merger, NBS’ common stock will cease to be quoted on NASDAQ, will be deregistered under the Exchange Act, and will no longer be publicly traded. NBS will be a privately held corporation and our current shareholders will cease to have any ownership interest in NBS or rights as shareholders of NBS. Therefore, our current shareholders will not participate in any future earnings or growth of NBS and will not benefit from any appreciation in value of NBS.

Consummation and Effectiveness of the Merger

Unless otherwise agreed to by the parties, the closing date for the merger will occur on the third business day after the satisfaction or waiver of the conditions to the consummation of the merger set forth in the merger agreement as described under “Conditions to Consummation of the Merger” beginning on page [  ]. The effective time of the merger will occur upon the filing of the certificate of merger with the Department of Treasury of the State of New Jersey.

Consideration to be Received in the Merger

NBS common stock.  At the effective time of the merger, each NBS common share issued and outstanding immediately prior to the effective time of the merger, other than shares held in treasury and shares owned by Edison Corp., will automatically be converted into the right to receive $11.50 in cash, without interest, less any required withholding taxes. After the merger is effective, each holder of a certificate representing any shares of NBS common stock will no longer have any rights with respect to the shares, except for the rights to receive the merger consideration, without interest and less any required withholding taxes.

Options.  At the effective time of the merger each outstanding option to purchase shares of NBS common stock will become fully vested, be canceled and converted into the right to receive an amount (subject to any applicable withholding tax and payable without interest) in cash equal to the product of (A) the amount, if any, by which $11.50 exceeds the per share exercise price of such stock option and (B) the number of shares of NBS common stock subject to such stock option immediately prior to the consummation of the merger.

Appraisal Rights.  Under the NJBCA, you are not entitled to assert appraisal rights in connection with the merger because NBS has more than 1,000 shareholders and is listed on the NASDAQ, a nationally recognized stock exchange.

Procedures for Surrender of Certificates and Payment

No later than three business days following the effective time of the merger, the paying agent appointed by Eppendorf will mail to each person who was a holder of record of NBS common stock immediately prior to the effective time a letter of transmittal that will contain instructions for use in effecting the exchange of the certificates representing our common stock.

Upon surrender to the paying agent of a certificate representing outstanding shares of NBS common stock for cancellation, together with a duly completed and executed letter of transmittal, the holder of such certificate will be entitled to receive in exchange a check representing the applicable amount of cash that such holder has the right to receive after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon surrender of the certificates.

YOU SHOULD NOT RETURN YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY CARD, AND YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A PROPERLY COMPLETED LETTER OF TRANSMITTAL.

You will not be entitled to receive the merger consideration until you surrender your stock certificate or certificates (or effective affidavit of loss in lieu thereof) to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as may be reasonably requested by the paying agent. If a transfer of ownership of shares is not registered in the transfer records of NBS, cash to be paid upon due surrender of the stock certificate may be paid to the transferee if the stock certificate formerly representing the shares is presented to the paying agent accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid.

Eppendorf, NBS or the paying agent will be entitled to deduct and withhold from the merger consideration otherwise payable to any person such amounts as may be required to be deducted and withheld with respect to the making of such payments under the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, or under any provision of state, local or foreign tax law.

Charter, Bylaws, Directors and Officers

When the merger is completed, the certificate of incorporation and bylaws of the surviving corporation will be those of Edison Corp. in effect immediately prior to the effective time. The directors and officers of Edison Corp. at the effective time of the merger will continue as the directors and officers of the surviving corporation.

Conditions to Consummation of the Merger

The obligations of the parties to consummate the merger are subject to the satisfaction or waiver on or prior to the date of closing of the following conditions:

•	the approval and adoption of the merger agreement by the affirmative vote of two-thirds of the votes cast by the holders of shares of common stock of NBS entitled to vote at the shareholders meeting;

•	the expiration or termination of the waiting period applicable to the merger under the HSR Act;

•	any review or investigations of the transactions contemplated by the merger agreement under the Exon-Florio amendment to the Defense Production Act of 1950 having been conducted without any action to suspend or prohibit the transaction; and

•	no law, order, injunction or decree (whether temporary, preliminary or permanent) will have been enacted, issued, promulgated, enforced or entered that is in effect and that restrains, enjoins or otherwise prohibits the consummation of the merger.

The obligations of Eppendorf and Edison Corp. to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of NBS that are qualified as to materiality or material adverse effect on NBS or dollar thresholds being true and correct in all respects, and all other representations and warranties of

NBS, not so qualified, being true and correct in all material respects, in each case as of July 10, 2007 and as of the closing date as if made at and as of the closing date, except where the representation or warranty is expressly limited to another date;

•	NBS having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date;

•	since July 10, 2007, there has been no material adverse effect on NBS;

•	all filings, agreements, consents or approvals required under ISRA having been made or obtained and no burdensome condition having been imposed by any governmental entity on the Company, Eppendorf, Edison Corp. or any of their respective subsidiaries with respect to ISRA or any other regulatory approval required in connection with the merger;

•	subject to certain qualifications, the absence of any pending or threatened suit, action or proceeding by any governmental entity or third party challenging or seeking to prohibit or limit the acquisition by Eppendorf or Edison Corp. of shares of common stock of the Company, or seeking to obtain material damages with respect to the merger, such that a burdensome condition would result or would be reasonably likely to result; and

•	none of NBS or any of its affiliates being required or being reasonably likely to incur costs in excess of $3 million in connection with compliance with any environmental law, including ISRA.

The obligations of NBS to effect the merger are subject to satisfaction or waiver at or prior to the closing of the merger of, among other things, the following additional conditions:

•	the representations and warranties of Edison Corp. that are qualified by materiality or material adverse effect being true and correct, and all other representation and warranties of Edison Corp., not so qualified, being true and correct in all material respects, in each case as of July 10, 2007 and as of the closing date as if made at and as of the closing date, except where the representation or warranty is expressly limited to another date; and

•	Edison Corp. having performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

Representations and Warranties

The merger agreement contains representations and warranties made by us to Eppendorf and Edison Corp., and by Eppendorf and Edison Corp. to us, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, the representations may be made only as of a specified date, may be subject to specific contractual exclusions, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to shareholders, may be subject to the knowledge of limited individuals at the Company or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information.

Our representations and warranties relate to, among other things:

•	organization and good standing as well as ownership of NBS subsidiaries;

•	NBS’ certificate of incorporation and by-laws;

•	capitalization, including in particular the number of shares of our common stock and stock options;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	the required consents and approvals of governmental entities in connection with the merger;

•	absence of conflicts with the Company’s governing documents, applicable laws and contracts;

•	the Company has obtained all consents required under any material contracts to which it is a party, and such material contracts remain enforceable;

•	compliance with laws since January 1, 2005 and certain permits necessary for the lawful conduct of our and our subsidiaries’ business;

•	the Company has not made untrue statements or failed to make required disclosures to government entities;

•	compliance with applicable SEC filing requirements since January 1, 2005 in general, and including with respect to disclosure controls and procedures, internal controls over financial reporting since January 1, 2006, and accuracy of information contained in such documents;

•	absence of certain material changes or events, including the absence of any event or occurrence that has had or would reasonably be expected to have a material adverse effect with respect to NBS since December 31, 2006;

•	labor and employment matters;

•	employee benefit plans and matters relating to ERISA;

•	material contracts and performance of obligations thereunder;

•	absence of pending or threatened litigation;

•	the Company’s compliance with environmental laws and regulations;

•	ownership and use of intellectual property;

•	the filing of tax returns and payment of taxes;

•	the Company’s legally enforceable rights to use its properties and assets;

•	the receipt of a fairness opinion from NBS’s financial advisor, CBIZ;

•	engagement and payment or absence of fees of brokers, finders and investment bankers;

•	the non-applicability of certain takeover statutes to the transaction;

•	accuracy of information supplied in connection with this proxy statement;

•	the vote required to effectuate the merger;

•	absence of related party transactions;

•	the non-applicability of NBS’ rights plans to the transactions contemplated by the merger agreement;

•	insurance and insurance policies; and

•	the completeness and accuracy of the Company’s books and records.

Many of our representations and warranties are qualified by a “material adverse effect” standard. The merger agreement provides that a material adverse effect means, with respect to NBS, any change in or effect on the business, assets, liabilities, properties, prospects, results of operation or condition (financial or otherwise) of the Company or any of its subsidiaries that is or could reasonably be expected to be materially adverse to the Company and its subsidiaries, taken as a whole, other than any change, effect, event or occurrence to the extent arising out of or resulting from:

•	general economic or market conditions or general changes or developments in the research and scientific instrument industry or affecting participants in the pharmaceutical industry, except where these have a disproportionate impact on the Company;

•	acts of war, terrorism, or natural disasters, except where these have a disproportionate impact on the Company;

•	the announcement or performance of the merger agreement and transactions contemplated hereby;

•	changes in price or trading volume of the Company’s common stock (except the underlying reasons for the change may constitute a material adverse effect on NBS); or

•	changes in U.S. generally accepted accounting principles.

Material adverse effect with respect to NBS also means any change in or effect on the business, assets, liabilities, properties, prospects, results of operation or condition (financial or otherwise) of the Company or any of its subsidiaries that could, or could reasonably be expected to, prevent or materially delay or materially impair the ability of the Company or any of its subsidiaries to perform their obligations under the merger agreement or consummate the merger and the other transactions contemplated by the merger agreement.

The merger agreement contains customary representations and warranties of Eppendorf and Edison Corp., including representations and warranties relating to, among other things:

•	organization, good standing and similar company matters;

•	due authorization, execution, delivery and enforceability of the merger agreement;

•	the required consents and approvals of governmental entities in connection with the approval of the merger;

•	that Eppendorf and its affiliates have sufficient funds to pay the merger consideration and the transaction fees and expenses;

•	absence of conflicts with the companies’ respective governing documents, applicable laws and contracts;

•	accuracy of information supplied in connection with this proxy statement;

•	engagement and payment or absence of fees of brokers, finders and investment bankers; and

•	absence of litigation which would prevent Eppendorf or Edison Corp. from entering into the merger.

The representations and warranties of each party to the merger agreement will expire upon completion of the merger or termination of the merger agreement.

Conduct of Business by NBS Prior to Consummation of the Merger

NBS has agreed in the merger agreement that prior to the effective time of the merger, except as expressly contemplated by the merger agreement or with the prior written consent of Edison Corp., NBS will and will cause each of its subsidiaries to:

•	conduct its operations only in the ordinary course of business consistent with past practice; and

•	use commercially reasonable efforts to preserve substantially intact its business organizations, to keep available the services of its current officers and key employees and to preserve the goodwill of customers, lenders, distributors, regulators, suppliers and all other persons having business relationships with NBS and its subsidiaries.

Further, subject to certain exceptions, NBS has agreed that until the consummation of the merger, it will not, and will cause each of its subsidiaries not to, without the prior written approval of Eppendorf:

•	amend NBS’ certificate of incorporation or bylaws or the comparable organizational documents of any NBS subsidiary;

•	issue, deliver, reissue or sell additional shares of capital stock of any class or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issue of company shares, in accordance with the terms of the instruments governing such issuance on the date of the merger agreement, pursuant to the exercise of company stock options outstanding on the date of the merger agreement, or any other securities in respect of, in lieu of, or in substitution for, company shares outstanding on the date of the merger agreement;

•	make, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than dividends paid by a wholly-owned NBS subsidiary to its parent corporation in the ordinary course of business;

•	split, adjust, combine, subdivide, combine, reclassify or redeem, purchase or otherwise acquire, or authorize or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities or any security of the Company’s subsidiaries;

•	except (A) for increases in salary, wages and benefits (other than grants of stock options) of employees of NBS or its subsidiaries below the rank of director in accordance with past practice or in connection with new hires, promotions or other changes in job status and (B) that the Company is permitted to pay a six-month discretionary bonus not to exceed $150,000 in the aggregate to certain identified executive officers:

•	increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from NBS or its subsidiaries);

•	pay any benefit not required by any scheduled plan or arrangement;

•	grant any severance or termination pay to any director, officer or other employee except pursuant to existing agreements, plans or policies set forth in the disclosure letter;

•	enter into any employment or severance agreement with any director, officer or other employee except pursuant to existing agreements, plans or policies set forth in the disclosure letter;

•	establish, adopt, enter into, or materially amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable law;

•	sell, lease, license, transfer, pledge, encumber, grant or dispose of, or, with respect to intellectual property, permit to lapse, any property or asset, including capital stock of NBS subsidiaries, or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice;

•	disclose any trade secret or other non-public or confidential technology;

•	merge or consolidate the Company, or any of its subsidiaries, with any other person;

•	incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness, guarantee any indebtedness except that the Company, or its subsidiaries, may prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit and pursuant to the Company’s existing credit facility;

•	assume, guarantee, endorse or otherwise become liable or responsible for the obligations of any other person except in the ordinary course of business;

•	make any loans, advances or capital contributions to, or investments in, any other person;

•	enter into, modify, amend, waive any right under, terminate, cancel or request any material change in, or agree to any material change in any contract which is material to NBS and its subsidiaries taken as a whole;

•	make any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination of any entity, business or line of business, or all or substantially all of the assets of any person, or make any property transfers or purchases of any property or assets, in either case to or from any person other than as included in the Company’s capital expenditure budget and transfers and purchases of non-capital assets in the ordinary course of business consistent with past practice;

•	take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable law or GAAP;

•	waive, release, assign, settle or compromise any material rights, claims or litigation;

•	change any material accounting or financial reporting methods, principles or practices of the Company, or its subsidiaries, unless required by GAAP or make any material tax election, unless required by applicable law, enter into any tax sharing agreement, settle or compromise any claim, notice, audit report or assessment in respect of taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material taxes;

•	enter into any collective bargaining agreement or renew, extend or renegotiate any existing collective bargaining agreement or commit to, or propose, the terms of any such agreement except that the Company may enter into a new collective bargaining agreement after December 1, 2007, without the written consent of Eppendorf;

•	hire or terminate other than for cause the employment of, or reassign, any employees other than non-officer employees in the ordinary course of business;

•	enter into any agreement or arrangement that limits or otherwise restricts in any material respect NBS, any of its subsidiaries or any of their affiliates or successors (including Eppendorf), from engaging or competing in any line of business, in any location or with any person;

•	fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

•	take any action (or fail to take any action) that would reasonably be expected to make any representation or warranty of NBS inaccurate in any respect at the effective time;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

•	authorize or commit to do any of the foregoing.

The merger agreement requires NBS, as promptly as practicable, to call and hold a special meeting of NBS shareholders for the purpose of voting upon the adoption of the merger agreement, even if NBS changes its recommendation that NBS shareholders vote in favor of adopting the merger agreement, unless the merger agreement is terminated as described below in “Termination of the Merger Agreement in Connection with a Superior Proposal” or “Termination of the Merger Agreement for Other Reasons.”

Restrictions on Solicitations

The merger agreement provides that NBS will not, and will not authorize or permit, directly or indirectly, any of its representatives to, directly or indirectly:

•	solicit, initiate, encourage or facilitate any inquiries or the making of any offer or proposal with respect to a takeover proposal;

•	provide any non-public information or data about NBS or its subsidiaries to any third party; or

•	participate or engage in negotiations or discussions with any person (other than Eppendorf, Edison Corp. or their representatives) with respect to any takeover proposal.

Notwithstanding these restrictions, the merger agreement provides that if NBS receives a bona fide unsolicited written proposal from a third party, before receipt of the requisite shareholder vote, that NBS’ board of directors determines in good faith constitutes, or is reasonably likely to constitute, a superior proposal, after receiving advice from its independent legal and financial advisors, NBS’ board of directors determines in good faith, after consultation with its independent legal and financial advisors, that the failure to participate in negotiations or discussions or to furnish information or date would constitutes a breach of the board of directors’ fiduciary duties, and NBS provides Eppendorf with at least 48 hours prior notice of such determination by the board, NBS may:

•	provide non-public information or data about NBS or its subsidiaries to the third party; and

•	participate or engage in negotiations or discussions with the third party with respect to the takeover proposal.

In addition, prior to the time NBS’ shareholders have approved the merger, NBS will be permitted to terminate, amend, modify or waive any provision of any confidentiality agreement not entered to in the ordinary course of business, or any standstill agreement, if NBS’ board of directors determines, after consultation with its outside counsel, that any such compliance would be inconsistent with its fiduciary duties under applicable law. NBS will not take any action in this respect until after the second business day following Eppendorf’s receipt of a written notice from NBS. In determining whether to authorize NBS to terminate, amend, modify or wave any provision of a confidentiality or standstill agreement, the board of directors of NBS will take into account any changes to the financial terms of the merger agreement proposed by Eppendorf to NBS in response to such written notice.

Except as described below, NBS’ board of directors may not:

•	withdraw or adversely modify or amend, or publicly propose to withdraw or adversely modify or amend, the approval or its recommendation of the merger agreement and the merger;

•	recommend, or publicly propose to recommend, any takeover proposal; or

•	approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of its subsidiaries to execute or enter into, any agreement related to a takeover proposal or requiring the Company to abandon, terminate or fail to consummate the merger.

The merger agreement does not prevent NBS from complying with applicable laws with regard to making public disclosures of an acquisition proposal.

NBS’ board of directors is permitted, before receipt of the requisite shareholder approval, to withdraw or adversely modify or amend its recommendation to vote in favor of the merger if the board of directors (x) provides written notice to Eppendorf that it has received a superior proposal, specifying, among others, the material terms and conditions of the superior proposal and identifying the person making the superior proposal and (y) determines in good faith, after receiving advice from its independent legal and financial advisors, that any transaction proposed by Eppendorf would not be at least as favorable to NBS and its shareholders from a financial point of view as the superior proposal and that it is required to withdraw or adversely modify or amend its recommendation in order to comply with its fiduciary duties under applicable law, provided that:

•	the recommendation to vote for the merger will not be withdrawn or adversely modified or amended prior to the fifth business day after the notice of a superior proposal is given to Eppendorf and after taking into account any revised proposal made by Eppendorf;

•	any change in the financial or other material terms of a superior proposal will require a new notice to Eppendorf and a new notice period, but any new notice period given after the third business day of the five business day period need only be for three business days; and

•	no agreement may be entered into with respect to a superior proposal unless the merger agreement is terminated by NBS, and NBS pays the applicable termination fee (as described below in “Expenses and Termination Fees”) to Eppendorf.

The merger agreement generally defines the term “takeover proposal” to mean any bona fide proposal or offer from any person or group of persons other than Eppendorf, Edison Corp. or their affiliates, generally relating to:

•	any direct or indirect acquisition or purchase of a business or division that in the aggregate constitutes 15% or more of the net revenues, net income or assets of NBS and its subsidiaries, taken as a whole;

•	any direct or indirect acquisition or purchase of 15% or more of the equity interest in the Company or any of its subsidiaries (by vote or value), including through a tender offer or exchange offer; or

•	any merger, reorganization consolidation, share exchange, transfer of assets or other business combination, recapitalization, share repurchase, liquidation, dissolution or similar transaction involving the Company.

The merger agreement provides that the term “superior proposal” means a proposal made by a third party:

•	to acquire directly or indirectly all of the shares of the Company’s capital stock then outstanding or all or substantially all the assets of the Company;

•	on terms which the NBS Board determines in its good faith judgment to be superior to the Company’s shareholders from a financial point of view than the merger (or any alternative proposal made by Eppendorf); and

•	for which financing, to the extent required, is then fully committed and as to which the board of directors of the Company determines is likely to be consummated on its terms.

Termination of the Merger Agreement in Connection with a Superior Proposal

So long as the shareholders of NBS have not yet approved the merger, NBS is permitted to terminate the merger agreement by giving written notice to Eppendorf if NBS’ board of directors has concluded (as described above) that an unsolicited takeover proposal is a superior proposal, provided that before terminating:

•	NBS has notified Eppendorf of the superior proposal;

•	at least five days after notifying Eppendorf of the superior proposal, and after taking into account any revised proposal made by Eppendorf, a majority of NBS’ board of directors concludes the superior proposal remains a superior proposal;

•	NBS pays the termination fee concurrently with termination and irrevocably agrees to pay certain of Eppendorf’s expenses; and

•	concurrently with termination, NBS enters into a definitive agreement providing for the implementation of the superior proposal.

Termination of the Merger Agreement for Other Reasons

In addition to a termination in connection with a superior proposal, the merger agreement may also be terminated:

•	by mutual written consent of Eppendorf and NBS;

•	by written notice of either Eppendorf or NBS if:

•	the merger has not been consummated on or before December 31, 2007 (other than because of the non-fulfillment by the party seeking termination of any obligation under the merger agreement that materially contributed to the failure to consummate the merger);

•	our shareholders do not approve the merger agreement by the requisite two-thirds vote at the special meeting or any adjournment or postponement thereof; or

•	any law or final, non-appealable government order, injunction or decree prohibits the merger (other than because the party seeking termination did not use its commercially reasonable efforts to oppose such order or to have it vacated).

The merger agreement also may be terminated by written notice of Eppendorf if:

•	the merger is not consummated on or before November 30, 2007, and, at the time of such termination, NBS will have entered into a new collective bargaining agreement with its union without Eppendorf’s prior written consent;

•	the board of directors of NBS withdraws its recommendation to vote in favor of the merger, or has resolved to do so;

•	a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced, and the board of directors of the Company fails to recommend against an acceptance of this tender offer or exchange offer within ten business days;

•	there has been a breach by NBS of any of its representations, warranties, covenants or agreements, or any of its representations or warranties have become untrue, such that the corresponding conditions to the consummation of the merger could not be satisfied, and the breach of any representation, warranty, covenant or agreement has not been cured within the earlier of 30 days after the date of delivery of a notice by Eppendorf stating Eppendorf’s intention to terminate or December 31, 2007, or the breach, by its nature, cannot be cured;

•	any of the shareholders of NBS who are parties to shareholders agreement fail to comply with the shareholders agreement in any material respect; or

•	if the condition that neither NBS nor any of its affiliates will be required or be reasonably likely to incur costs, liabilities or expenses in excess of $3 million to comply with any environmental law or ISRA will not have been satisfied, or will become incapable of being satisfied.

The merger agreement also may be terminated by written notice of NBS if:

•	there has been a breach by Eppendorf or Edison Corp. of any of their representations, warranties, covenants or agreements under the merger agreement, or any of the representations or warranties of Edison Corp. have become untrue, such that the corresponding conditions to the consummation of the merger could not be satisfied, and the breach of any representation, warranty, covenant or agreement has not been cured within the earlier of 30 days after the date of delivery of a notice by NBS to Eppendorf stating NBS’s intention to terminate or December 31, 2007, or the breach, by its nature, cannot be cured.

Expenses and Termination Fees

Except for termination fees and expenses as described below, all costs and expenses incurred in connection with the merger agreement, the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses.

Fees and Expenses Payable by Eppendorf.  Eppendorf will pay to NBS:

•	its documented expenses up to an amount of $1,500,000 if the agreement is terminated by NBS because of a breach of any representation, warranty, covenant or agreement by Eppendorf or Edison Corp., other than a failure by Eppendorf and its affiliates to have available sufficient funds to pay the merger consideration and any fees and expenses in connection with the merger; or

•	a termination fee in the amount of $3,250,000 if the agreement is terminated by NBS because of a failure by Eppendorf and its affiliates to have available sufficient funds to pay the merger consideration and any fees and expenses in connection with the merger.

Fees and Expenses Payable by NBS.  NBS will pay to Eppendorf a termination fee in the amount of $3,000,000, plus Eppendorf’s and Edison Corp.’s and their affiliates’ expenses up to an aggregate amount of $250,000, if the merger agreement is terminated:

•	by NBS if its board of directors has concluded in good faith that an unsolicited takeover proposal is a superior proposal, and is in compliance with the conditions described above under “Termination of the Merger Agreement in Connection with a Superior Proposal”; or

•	by Eppendorf because:

•	the board of directors of NBS withdraws its recommendation to vote in favor of the merger, or has resolved to do so;

•	a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced, and the board of directors of the Company fails to recommend against an acceptance of this tender offer or exchange offer within ten business days;

•	any of the shareholders of NBS who are parties to shareholders agreement fail to comply with the shareholders agreement in any material respect; or

•	by Eppendorf or by NBS because:

•	the merger agreement is not adopted by our shareholders at the shareholders meeting or any adjournment or postponement thereof;

•	the merger is not consummated on or before December 31, 2007; or

•	the merger is not consummated on or before November 30, 2007, and NBS has entered into a new collective bargaining agreement with its union without Eppendorf’s prior written consent;

and at the time of termination, a takeover proposal for 40% or more of our stock or assets has been publicly announced or communicated to NBS and its shareholders by a third party, and within 12 months after termination, a definitive agreement implementing any takeover proposal for 40% or more of our stock or assets is executed or any such takeover proposal is consummated.

In addition, if Eppendorf terminates the merger agreement because there has been a breach of any representation, warranty, covenant or agreement by NBS that cannot be cured within 30 days and:

•	that is a pre-closing breach (as defined below):

•	NBS will reimburse Eppendorf for its and Edison Corp.’s documented expenses up to $1,500,000 and

•	if within 12 months after termination a definitive agreement implementing any takeover proposal for 40% or more of NBS’ stock or assets, any definitive agreement providing for a takeover proposal for 40% or more of NBS’ stock or assets is executed or the proposal is consummated, then NBS will pay to Eppendorf a termination fee of $3,250,000 minus previously reimbursed expenses; or

•	that is not a pre-closing breach:

•	NBS will reimburse Eppendorf for its and Edison Corp.’s documented expenses up to $250,000 and

•	if within 12 months after termination a definitive agreement implementing any takeover proposal for 40% or more of NBS’ stock or assets, any definitive agreement providing for a takeover proposal for 40% or more of NBS’ stock or assets is executed or the proposal is consummated, then NBS will pay to Eppendorf a termination fee of $1,250,000.

The merger agreement defines “pre-closing breach” to mean (a) any breach of any representation or warranty, no matter when discovered, which arises out of any fact, circumstance, event or occurrence which existed, arose or developed prior to July 10, 2007 (including legal claims commenced after July 10, 2007 if the underlying facts, events or circumstances existed or occurred before July 10, 2007) or (b) any breach of any covenant or agreement of NBS.

NBS will reimburse Eppendorf only for Eppendorf’s and Edison Corp.’s and their affiliates’ expenses up to an aggregate amount of $1,500,000 if the merger agreement is terminated by Eppendorf because:

•	the merger agreement fails to receive the requisite number of votes for adoption at the shareholders meeting voting on the approval of the merger or any adjournment or postponement thereof, and at the time of termination, no takeover proposal has been publicly announced or communicated to NBS and its shareholders by a third party; or

•	the condition that neither NBS nor any of its affiliates will be required or be reasonably likely to incur costs, liabilities or expenses in excess of $3 million to comply with any environmental law or ISRA is not satisfied, or is incapable of being satisfied.

Payment of any of the foregoing termination fees and expenses do not limit the relevant party’s liability for damages in the event of a willful breach of the merger agreement.

Reasonable Best Efforts and Consents

NBS, Edison Corp. and Eppendorf will each use their reasonable best efforts to take, or cause to be taken, all action, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to:

•	ensure that the conditions set forth in the merger agreement are satisfied;

•	consummate and make effective the merger and the other transactions contemplated by the merger agreement;

•	cause the effective time to take place as promptly as practicable following shareholder approval of the merger, and in no instance later than December 31, 2007; and

•	obtain any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made from any governmental entities in connection with the merger agreement and the consummation of the merger.

Employee Benefits

Following the consummation of the merger, the surviving corporation has generally agreed to honor the employment, severance and fiscal year 2007 bonus agreements to which NBS or any of its subsidiaries are a party. The surviving corporation will have the right to terminate employment or change the place of work, responsibilities, status or designation of any employee or group of employees as it may determine in the exercise of its business judgment and in compliance with applicable law.

In addition, NBS will take actions necessary to cause dispositions of NBS’ shares and options by directors and officers to be exempt under Rule 16b-3 under the Exchange Act.

NBS’ 1998 Non-qualified Stock Option Plan for Ten Percent Shareholder-Directors, NBS’ 1999 Stock Option Plan for Nonemployee Directors, NBS’ 2001 Non-qualified Stock Option Plan for Officers and Key Employees, NBS’ 2007 Omnibus Equity and Incentive Plan for Officers and Key Employees and NBS’ 2007 Omnibus Equity and Incentive Plan for Nonemployee Directors will terminate and the provisions for the issuance or grant of any other interest in respect of capital stock of NBS or its subsidiaries will be canceled.

NBS will take all actions with respect to the ESPP as are necessary to provide that no new offering period will commence under the ESPP after July 31, 2007. NBS will terminate the ESPP immediately before the consummation of the merger.

Indemnification and Insurance

Edison Corp. agrees that all rights to indemnification existing on July 10, 2007, in favor of any employee, director or officer of NBS or any director or officer of its subsidiaries as provided for in the relevant certificate of incorporation, bylaws or equivalent documents of the Company or its subsidiaries or in certain indemnification agreements will survive the merger and will continue in full force and effect for a period of not less than six years from the effective time of the merger.

The surviving corporation will, for six years following the effective time, indemnify all indemnified parties to the fullest extent permitted by applicable law with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or of its subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or of its subsidiaries, occurring prior to the effective time including the transactions contemplated by the merger agreement. In the event any such indemnified party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by the merger agreement, occurring prior to, and including, the effective time, the surviving corporation will advance the indemnified party’s legal and other expenses incurred in connection therewith.

In addition, the Company or the surviving corporation will purchase a six-year “tail” insurance policy at the effective time of the merger, comparable to the coverage provided under NBS’ current directors’ and officers’ insurance policy. The surviving corporation will not be required to pay a premium for the “tail” insurance in excess of 175% of the last annual premium paid by NBS for its insurance before July 10, 2007.

Collective Bargaining Agreements

If NBS or any of its subsidiaries or representatives proposes or intends to conduct or engage in any discussions, talks, negotiations, meetings or similar actions with respect to any collective bargaining agreement or with any union representative, except as prohibited by law, it is required to give Eppendorf three business days advance notice, and Eppendorf and its representatives are entitled, but not required, to participate.

Amendment and Waiver

The merger agreement may be amended by the parties in writing at any time prior to the time of consummation of the merger, except that after the approval of the merger by NBS’ shareholders, no amendment may be made that would reduce the amount or change the type of consideration into which each of the shares of common stock of NBS will be converted upon consummation of the merger.

Prior to the consummation of the merger, Eppendorf, Edison Corp. and NBS may:

•	extend the time for the performance of any of the obligations or other acts of the other parties;

•	waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

•	unless prohibited by applicable law, waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement.

ADDITIONAL AGREEMENTS

Shareholders Agreement

Concurrently with the execution of the merger agreement, David Freedman, Phyllis Freedman, Kenneth Freedman, James T. Orcutt, Dr. David Pramer and Dr. Lee Eppstein, referred to herein as the shareholder parties, entered into a shareholders agreement with Eppendorf. Subject to the terms of the shareholders agreement, each of the shareholder parties has agreed to vote all the shares of common stock they own to approve and adopt the merger agreement and the merger and any other related agreements and actions related thereto. The shareholders agreement requires that the shareholder parties not vote in favor of certain proposals, including, among others:

•	any takeover proposal other than by Eppendorf or Edison Corp.;

•	reorganization, recapitalization, liquidation or winding up of NBS; and

•	any other corporate action, the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the merger agreement.

The shareholders who are parties to the shareholders agreement are the beneficial owners of approximately [25.7]% of the currently outstanding shares of the Company.

Each of the shareholder parties are prohibited from soliciting, initiating, encouraging or facilitating any inquiries or the making of any takeover proposal. However, each of the shareholder parties is permitted to exercise his or her fiduciary duties in his or her capacity as an officer or director of NBS in accordance with the terms of the merger agreement. The shareholders agreement will terminate on the earlier of the consummation of the merger and the termination of the merger agreement in accordance with its terms.

A copy of the shareholders agreement is attached as Annex C to this proxy statement and we incorporate it by reference into this proxy statement. The foregoing summary of the shareholders agreement does not purport to be complete and may not contain all the information about the shareholders agreement that is important to you. We urge you to read the shareholders agreement carefully and in its entirety.

Amendment of Rights Agreement

Prior to the execution of the merger agreement, NBS and American Stock Transfer & Trust Company entered into the Amendment to Rights Agreement dated as of October 31, 1999, to exempt the merger agreement, the shareholders agreement and the transactions contemplated thereby from the rights agreement. The amendment also provides that the rights agreement will terminate at the effective time of the merger.

MARKET PRICE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ under the trading symbol “NBSC.” The following table sets forth the high and low sales prices per share of common stock on the NASDAQ for the periods indicated.

	High		Low

2007
Third Quarter (through [ ], 2007)	$	[ ]	$7.96
Second Quarter		$8.90	$7.05
First Quarter		$9.49	$7.25
2006
Fourth Quarter		$8.46	$7.25
Third Quarter		$8.44	$7.00
Second Quarter		$10.28	$7.15
First Quarter		$8.79	$6.66
2005
Fourth Quarter		$7.07	$5.36
Third Quarter		$6.50	$5.22
Second Quarter		$6.00	$4.65
First Quarter		$7.33	$5.48

The closing sale price of a share of common stock on the NASDAQ on July 10, 2007, which was the last trading day before we announced the merger, was $8.03. On [          ], 2007, the last day of trading before the printing of this proxy statement, the closing price of a share of common stock on the NASDAQ was $[     ]. You are encouraged to obtain current market quotations for the common stock in connection with voting your shares.

As of [          ], 2007, the last day of trading before the printing of this proxy statement, there were [          ] registered holders of our common stock.

Since January 1, 2005, we have not declared or paid cash dividends on our common stock. We do not anticipate paying any cash dividends on our common stock in the foreseeable future and the merger agreement prevents us from paying any dividend.

PROJECTED FINANCIAL INFORMATION

We do not, as a matter of course, make public projections as to future performance or earnings and are especially wary of making projections for extended earnings periods due to the inherent unpredictability of the underlying assumptions. However, in connection with the strategic alternatives review process, our management provided certain projections to potential buyers, EuroConsult, CBIZ, which projections were based on our management’s projection of the Company’s future financial performance as of the date they were provided. We have included below the material portions of these projections to give our stockholders access to certain nonpublic information prepared for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that we, the valuation committee, our board of directors, EuroConsult, CBIZ or Eppendorf considered, or now considers, this information to be predictive of actual future results, and such data should not be relied upon as such.

We advised EuroConsult, CBIZ and Eppendorf that the internal financial information, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and are beyond our control. The projections also anticipate favorable assumptions related to our business that are inherently subject to significant economic, political, development, technology, market, regulatory, financial and competitive uncertainties, all of which are difficult to predict and many of which are beyond our control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected.

The financial projections were prepared for internal use and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. We use financial measures and terms not calculated in accordance with GAAP. EBITDA represents operating income (defined as income before net interest and other financing costs, other income or expenses, net and taxes) before depreciation and amortization, a measurement used by management to measure operating performance. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies calculate EBITDA identically, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt services requirements or capital expenditure requirements. Our independent registered public accounting firm, KPMG LLP, has neither examined nor compiled the projections and, accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The KPMG LLP report included in documents that are incorporated by reference in this proxy statement relates to our historical financial information. It does not extend to these projections and should not be read to do so. The projected financial information set forth below was prepared on a basis that is consistent with the accounting principles used in the Company’s historical financial statements. The financial projections do not take into account any circumstances or events occurring after the date they were prepared. Projections of this type are based on assumptions that are inherently subject to factors such as industry performance, general business, economic, political, development, technology, competitive, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [  ], which factors may cause the financial projections or the underlying assumptions to be inaccurate. Since the projections cover multiple years, such information by its nature becomes even less reliable with each successive year.

Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder or anyone else regarding the information included in these projections.

For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. We do not intend to update or otherwise revise the following financial projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even if any or all of the assumptions are shown to be in error.

The Company provided Eppendorf with projected financial information which is contained in the Company’s strategic plan presented to its board of directors for the years ended December 31, 2007, 2008 and 2009. For purposes of the fairness opinion analysis, at CBIZ’s request, the Company then extended these projections for the years ended December 31, 2010, 2011 and 2012, using growth rate assumptions consistent with the assumptions used in the strategic plan. Herein this set of projections is referred to as the strategic plan growth model. Prior to the execution of the merger agreement, Eppendorf had not been provided with copies of the strategic plan growth model for the years ended December 31, 2010, 2011 and 2012.

In preparing the strategic plan growth model, the Company assumed sales would increase in the range of 8.2% to 9.5% per annum, in line with the recent years’ historical sales level increases. For the years ended December 31, 2005 and 2006 the sales level increase was 8.8% and 11.6% per annum, respectively.

The Company also assumed that cost of goods sold as a percentage of net sales would decrease slightly due to improved absorption of the Company’s overhead as a result of higher levels of production at its factories. Applying the aforementioned assumptions, the Company developed the following projected consolidated financial information for the strategic plan growth model:

		Projected Consolidated Financial Information
	2006	Strategic Plan Growth Model
	Actual	2007	2008	2009	2010	2011	2012
	(Unaudited, in thousands)

Net sales	$75,463	$81,670	$89,232	$97,700	$106,493	$116,077	$126,524
Operating income	5,978	7,427	8,824	11,159	13,013	15,746	18,914
EBITDA(1)	7,120	8,785	10,324	12,659	14,513	17,246	20,414
EBITDA — Private Company(2)	9,708	10,519	11,999	14,334	N/A(3)	N/A(3)	N/A(3)

(1)	EBITDA is not recognized by GAAP. For a reconciliation of EBITDA for the years ended 2006 through 2012, see “Reconciliation of Non-GAAP Financial Measures” in Annex D.

(2)	Includes going private savings from recognition bonus (2006 only), share-based compensation charges, directors’ fees, public company professional fees, Sarbanes-Oxley 404 compliance costs, directors’ and officers’ liability insurance, Securities and Exchange Commission filing expenses, transfer agent fees and various other costs related to being a public company that would not be incurred if the Company were privately held. For a reconciliation of EBITDA — Private Company for the years ended 2006 through 2009 see, “Reconciliation of Non-GAAP Financial Measures” in Annex D.

(3)	The Company did not compute EBITDA for a private company for these years.

Subsequent to entering into the exclusivity agreement with Eppendorf, Eppendorf’s sales and marketing department, as part of their due diligence, asked the Company’s sales and marketing department to extend their revenue projections through the year 2012. The Company’s sales and marketing department then prepared a more aggressive revenue projection from anticipated new product introductions which are already under development or in the concept stage. This aggressive revenue projection provided for no risk contingencies. Herein this set of projections is referred to as the aggressive growth model. Based upon these new assumptions, the 2009 revenue projection was revised, applying a 12.0% annual revenue growth rate, versus the 9.5% shown in the strategic plan growth model, and a 15.0% annual revenue growth rate for 2010 through 2012, versus the 9.0% used in the strategic plan growth model. Applying the aforementioned growth rates, the Company developed revenue projections for the years ended December 31, 2007 through 2012, applied historical cost parameters to those revenue projections and developed the following projected net sales and operating income figures for the aggressive growth model:

		Projected Consolidated Financial Information
		Aggressive Growth Model
	2006
	Actual	2007	2008	2009	2010	2011	2012
	(Unaudited, in thousands)

Net sales	$75,463	$81,670	$89,232	$100,000	$115,000	$132,250	$152,088
Operating income	5,978	7,427	8,824	11,642	14,859	19,449	25,075

This aggressive growth model has not been approved by the board of directors of the Company, Company management, or Eppendorf management, as a reasonably likely projection of the future financial performance of the Company.

ADJOURNMENT OR POSTPONEMENT OF THE SPECIAL MEETING

We are asking our stockholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the meeting to approve the merger agreement.

Our board of directors recommends that our stockholders vote “FOR” the approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement at the time of the special meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information, as of July 11, 2007, concerning the persons who, to the best of management’s knowledge, own beneficially more than five percent of the shares of common stock. Unless otherwise indicated, stock ownership includes sole voting power and sole investment power.

	Amount and
	Nature of
	Beneficial		Percent
Name of Beneficial Owner	Ownership		of Class

David Freedman(1)(2)(6)	2,166,430		23.4%
44 Talmadge Road
Edison, New Jersey 08817
Estate of Sigmund Freedman(1)(6)	985,202		10.7
c/o David Freedman
44 Talmadge Road
Edison, New Jersey 08817
Banque Carnegie Luxembourg S.A.	846,725	(3)	9.2
5 Place la Gare
L-1616 Luxembourg
Grand-Duchy of Luxembourg
Royce & Associates, LLC	556,474	(4)	6.0
1414 Avenue of the Americas
New York, NY 10019
Ira Albert	682,289	(5)	7.4
1304 SW 160th Avenue — Suite 209
Ft. Lauderdale, FL 33326

(1)	David Freedman is the Executor for the Estate of his late brother Sigmund Freedman.

(2)	This figure includes 985,202 owned by the Estate of Sigmund Freedman of which David Freedman is the executor, 182,794 shares owned by Mr. Freedman’s wife directly and 8,000 shares which may be acquired within 60 days under a 10% shareholder and director stock option plan. Not included are 79,083 shares owned by a trust for the benefit of Mr. Freedman’s wife. Mr. Freedman has neither voting nor investment control over the shares held by the trust.

(3)	As reported on a Schedule 13G filed on December 31, 2006, Banque Carnegie Luxemburg S.A., Carnegie Global Healthcare Fund Management Company S.A., Carnegie Bank A/S, D. Carnegie & Co. AB and Carnegie Kapitalforvaltning AB are members of a group which collectively own 846,725 shares of the Company and have shared voting power with respect to the shares owned by each.

(4)	As reported on a Schedule 13F filed on March 31, 2007, Royce & Associates, LLC has full voting power with respect to these shares.

(5)	As reported on a Schedule 13D filed on January 9, 2007, Ira Albert may be deemed to have beneficial ownership and control of the shares of the Company’s common stock held by members of his immediate family, accounts with respect to which Mr. Albert has discretionary authority and shares held by the Albert Partnership by virtue of his control as the General Partner of such entity. Mr. Albert disclaims beneficial ownership of the shares of the Company’s common stock held by the discretionary accounts and by the Albert Partnership.

(6)	As a result of the shareholders agreement, Eppendorf may be deemed to beneficially own these shares of common stock and the underlying options. For further information, see “Additional Agreements — Shareholders Agreement” beginning on page [ ] and Annex C.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of July 11, 2007, concerning the beneficial ownership of the shares of common stock for (a) each director; (b) each of the named officers; and (c) all directors and executive officers of the Company as a group. Unless otherwise indicated, stock ownership includes sole voting power and sole investment power.

	Amount and
	Nature of
	Beneficial	Percent
Name of Beneficial Owner	Ownership	of Class

David Freedman(1)(9)	2,166,430	23.4%
Dr. Jerome Birnbaum(2)	16,800	(3)
James T. Orcutt(4)(9)	83,563	(3)
Thomas Bocchino(4)	2,000	(3)
Kenneth Freedman(2)(5)(9)	92,905	1.0
Peter Schkeeper(2)	16,270	(3)
Ernest Gross(2)(6)	27,289	(3)
Daniel S. Van Riper(2)	28,870	(3)
Dr. David Pramer(2)(7)(9)	76,914	(3)
William J. Murphy	—	(3)
Dr. Lee Eppstein(4)(9)	63,838	(3)
William J. Dunne(4)	20,738	(3)
All directors and executive officers as a group(1)(8)	2,628,486	28.4%

(1)	This figure includes 985,202 owned by the Estate of Sigmund of which David Freedman is the executor, 182,794 shares owned by Mr. Freedman’s wife directly and 8,000 shares which may be acquired within 60 days under a 10% shareholder and director stock option plan. Not included are 79,083 shares owned by a trust for the benefit of Mr. Freedman’s wife; Mr. Freedman has neither voting nor investment control over the shares held by the Trust.

(2)	This figure includes respective shares which may be acquired within 60 days under stock option plans for non-employee directors as follows: Kenneth Freedman — 11,800; Dr. Birnbaum — 3,000; Mr. Schkeeper — 14,060; Mr. Gross — 3,000; Dr. Pramer — 3,000 and Mr. Van Riper — 13,560.

(3)	Less than 1 percent.

(4)	This figure includes respective shares which may be acquired within 60 days under stock option plans for officers and key employees as follows: Mr. Orcutt — 57,200; Mr. Bocchino — 2,000; Dr. Eppstein — 29,800 and Mr. Dunne — 14,050.

(5)	This figure includes 12,962 shares owned by Kenneth Freedman’s wife and 30,194 shares in trusts for Mr. Freedman’s minor children for which he is the trustee.

(6)	This figure includes 500 shares owned by Mr. Gross’ wife and 23,789 shares owned jointly by Mr. Gross and his wife.

(7)	This figure includes 8,247 shares owned by Dr. Pramer’s wife and 65,667 shares owned jointly by Dr. Pramer and his wife.

(8)	This figure includes 172,920 shares which may be acquired by the officers and directors as a group within 60 days under the 2001 Stock Option Plans for Officers and Key Employees, the 1998 Stock Option Plan for 10% Shareholder-Directors and the 1999 Stock Option Plans for Nonemployee Directors.

(9)	As a result of the shareholders agreement, Eppendorf may be deemed to beneficially own these shares of common stock and the underlying options. For further information, see “Additional Agreements — Shareholders Agreement” beginning on page [ ] and Annex C.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to shareholders who share an address, should be directed to New Brunswick Scientific Co., Inc., 44 Talmadge Rd, PO Box 4005, Edison, New Jersey 08818-4005, Attention: Thomas Bocchino, telephone: 732-287-1200. In addition, shareholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public shareholders of NBS and no public participation in any future meetings of the shareholders of NBS. If the merger is not completed, you will continue to be entitled to attend and participate in our shareholder meetings.

If the merger is not completed, shareholders may present proposals for consideration at the 2008 annual meeting of shareholders by following the procedures outlined in Rule 14a-8 of the Securities Exchange Act and our certificate of incorporation. Proposals of shareholders pursuant to Rule 14a-8, which are the proper subject for inclusion in the proxy statement and for consideration at the 2008 annual meeting, must be submitted in writing to the Company’s principal executive office and must be received by NBS on or before December 21, 2007.

Shareholders whose proposals are not included in the 2008 proxy statement and who would otherwise request proposals to be submitted to shareholders at the 2008 annual meeting should follow the procedures set forth under the NJBCA.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, proxy statements or other information that we file with the Securities and Exchange Commission at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the Securities and Exchange Commission at www.sec.gov.

The Securities and Exchange Commission allows us to “incorporate by reference” into this proxy statement documents we file with the Securities and Exchange Commission. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the Securities and Exchange Commission will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

NBS Filings:	Periods:

Annual Report on Form 10-K	Fiscal Year ended December 31, 2006
Quarterly Reports on Form 10-Q	Fiscal Quarter ended March 31, 2007
Current Reports on Form 8-K	Filed February 14, 2007, March 29, 2007 and July 11, 2007

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at New Brunswick Scientific Co., Inc., 44 Talmadge Rd, PO Box 4005, Edison, New Jersey 08818-4005, Attention: Investor Relations Department, telephone: 732-287-1200 or from the Securities and Exchange Commission through the Securities and Exchange Commission’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [          ], 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
by and among
EPPENDORF INCORPORATED,
EDISON MERGER CORP.
and
NEW BRUNSWICK SCIENTIFIC CO., INC.
JULY 10, 2007

A-i

A-ii

A-iii

This AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of July 10, 2007, is made by and among Eppendorf Incorporated, a Delaware corporation (“Parent”), Edison Merger Corp., a New Jersey corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and New Brunswick Scientific Co., Inc., a New Jersey corporation (the “Company”).

RECITALS:

WHEREAS, this Agreement contemplates a merger of Merger Sub into the Company (the “Merger”) and in such merger, the shareholders of the Company will receive cash in exchange for their common stock, par value $0.0625 per share, of the Company (the “Common Stock”);

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved and adopted this Agreement and deem it advisable and in the best interests of their respective shareholders to consummate the business combination provided for herein, upon the terms and subject to the conditions provided for herein and in accordance with the provisions of the New Jersey Business Corporation Act (“NJBCA”);

WHEREAS, the Board of Directors of the Company has determined to recommend to the shareholders of the Company the adoption of this Agreement and the transactions contemplated hereby (including the Merger), upon the terms and subject to the conditions provided for herein;

WHEREAS, Parent, as the sole shareholder of Merger Sub, has adopted this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to the Parent’s willingness to enter into this Agreement and consummate the Merger, the Parent and certain significant shareholders of the Company have entered into a shareholders agreement (the “Shareholder Agreement”); and

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

THE MERGER

1.1  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company pursuant to Article 10 of the NJBCA and the separate corporate existence of Merger Sub shall cease. The Company shall be the surviving corporation in the Merger (sometimes referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of New Jersey, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers, purposes and franchises, both public and private, shall continue unaffected by the Merger. The Merger shall have the effects set forth in Section 14A:10-6 of the NJBCA. Accordingly, from and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers, immunities, purposes, and franchises of the Company and Merger Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Merger Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

1.2  Closing.  The closing of the Merger (the “Closing”) shall take place (a) at the offices of Morgan, Lewis & Bockius, LLP, New York, New York at 10:00 a.m. on the third business day after the last to be fulfilled or waived of the conditions set forth in ARTICLE 6(other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place and time and/or on such other date as the Company and the Parent may agree (the actual date on which the Closing occurs, the “Closing Date”).

1.3  Effective Time.  Contemporaneously with the Closing, the Company and Merger Sub will cause a Certificate of Merger (the “Certificate of Merger”) with respect to the Merger to be signed, acknowledged and delivered for filing with the Secretary of the State of New Jersey as provided in Section 14A:10-4.1 of the NJBCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of New Jersey or such other time as shall be agreed upon by the parties and set forth in the Certificate of Merger (the “Effective Time”).

1.4  The Certificate of Incorporation.  The certificate of incorporation of the Surviving Corporation shall be amended and restated in the form of the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time (the “Surviving Charter”), until duly amended as provided in the Surviving Charter or by applicable Law, subject to Section 5.8, except that, as of the Effective Time, Article I of such certificate of incorporation shall be amended to read as follows: “The name of the corporation is New Brunswick Scientific Co., Inc.”.

1.5  The By-Laws.  The by-laws of the Surviving Corporation shall be amended and restated in the form of the by-laws of Merger Sub in effect at the Effective Time (the “Surviving By-Laws”), until duly amended as provided in the Surviving By-Laws or by applicable Law, subject to Section 5.8.

1.6  Directors of Surviving Corporation.  The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving By-Laws.

1.7  Officers of Surviving Corporation.  The officers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter and the Surviving By-Laws.

ARTICLE 2

CONVERSION OR CANCELLATION OF SHARES IN THE MERGER

2.1  Conversion or Cancellation of Shares.  The manner of converting, retaining or canceling shares of the Company and Merger Sub in the Merger shall be as follows:

(a) At the Effective Time, except as otherwise provided in Section 2.1(b), each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Shares owned by Merger Sub, collectively, the “Shares”), together with the rights issued pursuant to the Rights Plan, shall be cancelled and shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive, without interest, an amount in cash equal to $11.50 (the “Merger Consideration”) upon surrender of the certificate (or evidence of such shares in book-entry form) as provided in Section 2.2. All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, when so converted, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (or evidence of such Shares in book-entry form) representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except the right to receive the Merger Consideration for such Shares upon the surrender of such certificate in accordance with Section 2.2.

(b) At the Effective Time, each share of Common Stock issued and outstanding at the Effective Time and owned by Merger Sub, and each Share issued and held in the Company’s treasury at the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be canceled and retired without payment of any consideration therefor and shall cease to exist.

(c) At the Effective Time, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such shares, be converted into one validly issued, fully paid and non-assessable share of Common Stock of the Surviving Corporation and shall constitute the only outstanding share of capital stock of the Surviving Corporation.

2.2  Payment for Shares.  Immediately after the Effective Time, the Parent shall make available or cause to be made available to the paying agent appointed by the Parent that is reasonably acceptable to the Company (the “Paying Agent”) amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments pursuant to Section 2.1(a) hereof to holders of Shares. At the Effective Time, the Parent shall instruct the

Paying Agent to promptly, and in any event not later than three business days following the Effective Time, mail to each person who was, at the Effective Time, a holder of record of issued and outstanding Shares a form (mutually agreed to by Merger Sub and the Company) of letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Time, represented any of such Shares in exchange for payment therefor. Upon surrender to the Paying Agent of such certificates, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the Parent shall instruct the Paying Agent to promptly, and in any event not later than three business days following receipt of properly tendered certificates and letters of transmittal, pay to the persons entitled thereto a check in the amount to which such persons are entitled, after giving effect to any required tax withholdings. No interest will be paid or will accrue on the amount payable upon the surrender of any such certificate. If payment is to be made to a person other than the registered holder of the certificate surrendered, it shall be a condition of such payment that the certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable. One hundred and eighty days following the Effective Time, the Parent shall be entitled to cause the Paying Agent to deliver to it any funds (including any interest received with respect thereto) made available to the Paying Agent which have not been disbursed to holders of certificates formerly representing Shares outstanding on the Effective Time, and thereafter such holders shall be entitled to look to the Parent only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their certificates. Notwithstanding the foregoing, neither the Paying Agent nor any party hereto shall be liable to any holder of certificates formerly representing Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.3  Transfer of Shares After the Effective Time.  No transfer of Shares shall be made on the stock transfer books of the Surviving Corporation at or after the Effective Time.

(a) After the Effective Time, Certificates presented to the Surviving Corporation for transfer shall be canceled and exchanged for the consideration provided for and in accordance with the procedures set forth in this ARTICLE 2.

(b) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably requested by the Surviving Corporation, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this ARTICLE 2.

2.4  Treatment of Stock Options.  (a) Immediately prior to the Effective Time, each outstanding option to purchase shares of Common Stock (an “Option”) granted under each of the Company’s 1998 Nonqualified Stock Option Plan for Ten Percent Shareholder-Directors; 1999 Stock Option Plan for Nonemployee Directors; and 2001 Nonqualified Stock Option Plan for Officers and Key Employees and any similar plan or arrangement providing for the issuance of options (collectively, the “Option Plans”), whether or not then exercisable or vested, shall, by virtue of the Merger and without any action on the part of any holder of any Option, become fully exercisable and vested. At the Effective Time (A) each Option which is then outstanding shall be canceled and (B) in consideration of such cancellation, each Option shall be converted into the right to receive, as promptly as reasonably practicable following the Effective Time, a cash payment with respect thereto equal to the product of (x) the excess of the Merger Consideration over the exercise price thereof, if any, and (y) the number of shares of Common Stock subject thereto (such payment to be net of taxes required by Law to be withheld with respect thereto). No payment shall be made with respect to any Option having a per share exercise price, as in effect at the Effective Time, equal to or greater than the Merger Consideration. In addition, all shares reserved for issuance under the Option Plans shall be canceled. The cancellation of an Option as provided in this Section 2.4 shall be deemed a release of any and all rights the holder thereof had or may have in respect of such Option. Within five (5) business days after the Effective Time, Parent shall pay the aggregate amount due to holders of Options pursuant to this Section 2.4 to an account or accounts designated by the Company by wire transfer of immediately available United States funds.

Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company shall take any and all actions necessary to effectuate this Section 2.4.

2.5  Withholding Rights.  Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.

2.6  Adjustments to Prevent Dilution.  In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration will be equitably adjusted to reflect such change; provided that nothing herein shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the relevant section of the Company’s Disclosure Letter delivered to Merger Sub by the Company prior to the execution of this Agreement (the “Company Disclosure Letter”):

3.1  Organization and Qualification; Subsidiaries.

(a) Each of the Company and each subsidiary of the Company (collectively, the “Company Subsidiaries”) is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals, individually or in the aggregate, have not resulted, and could not reasonably be expected to result, in costs or liabilities to the Company and the Company Subsidiaries, taken as a whole, other than immaterial costs and liabilities. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that, individually or in the aggregate, have not resulted, and could not reasonably be expected to result, in costs or liabilities to the Company and the Company Subsidiaries, taken as a whole, other than immaterial costs and liabilities. For purposes of this Agreement, “Material Adverse Effect on the Company” means any change in or effect on the business, assets, liabilities, properties, prospects, results of operations or condition (financial or otherwise) of the Company or any Company Subsidiary that, individually or in the aggregate, (x) is or could reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole; provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company: (i) general economic or market conditions or general changes or developments in the research and scientific instrument industry or affecting participants in the pharmaceutical industry, (ii) acts of war or terrorism or natural disasters, (iii) the announcement or performance of this Agreement and the transactions contemplated hereby, (iv) changes in the price or trading volume of the Company’s Common Stock (provided that any change, effect, event or occurrence that may have caused or contributed to such change in market price or trading volume shall not be excluded), or (v) changes in United States generally accepted accounting principles (“GAAP”), unless, in the case of clause (i) or (ii), such change, effect, event or occurrence has a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole, compared with other companies operating in the research and scientific instrument industry or the pharmaceutical industry or (y) could, or could reasonably be expected to, prevent or materially delay or materially impair the ability of the Company or any of the Company Subsidiaries to perform their obligations under this Agreement or consummate the Merger and the other transactions contemplated by this Agreement.

(b) Schedule 3.1(b) of the Company Disclosure Letter sets forth a complete and correct list of all of the Company Subsidiaries, their respective jurisdictions of organization and percentage ownership by the Company. Neither the Company nor any Company Subsidiary holds any equity interest in any person other than the Company Subsidiaries so listed. The certificate of incorporation and by-laws (or equivalent documents) of each of the Company Subsidiaries are in full force and effect. None of the Company Subsidiaries are in violation of any of the provisions of their respective certificate of incorporation and by-laws (or equivalent documents).

3.2  Certificate of Incorporation and By-Laws.  The copies of the Company’s certificate of incorporation and by-laws, each as amended through the date of this Agreement (collectively, the “Company Charter Documents”) that are incorporated by reference in, as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 are complete and correct copies of those documents. The Company Charter Documents and all comparable corporate organizational documents of the Company Subsidiaries are in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents.

3.3  Capitalization.

(a) The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock. As of the date of this Agreement, 9,244,512 shares of Common Stock were issued and outstanding, all of which were duly authorized, validly issued and are fully paid, nonassessable and not subject to any preemptive rights, (i) 0 shares of Company Common Stock were held in the treasury of the Company, (ii) 1,136,701 shares of Common Stock were reserved for issuance upon exercise of Options that are outstanding or available for grant, and (iii) 559,231 shares of Common Stock were reserved for issuance under the Company’s Employee Stock Purchase Plan, as amended.

(b) As of the date of this Agreement, an aggregate of 590,297 Options granted by the Company under the Option Plans are issued and outstanding. Except for the Options, there are no options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights or other rights, agreements, arrangements or commitments of any character to which the Company is a party or by which the Company is bound relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, or voting securities of, the Company or any Company Subsidiary. Schedule 3.3(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, (x) the persons to whom Options have been granted and (y) the exercise price for the Options held by each such person. No consent of the holder of any Options is required in connection with the cancellation thereof and payment therefor pursuant to Section 2.4.

(c) All shares of Common Stock subject to issuance, upon issuance prior to the Effective Time on the terms and conditions specified in the Option award grant under which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and will not be subject to preemptive rights. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock, Options or any capital stock of any Company Subsidiary. Each outstanding share of capital stock of each Company Subsidiary is duly authorized, validly issued, fully paid, nonassessable and not subject to preemptive rights and each such share owned by the Company or a Company Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances. There are no outstanding contractual obligations of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary that is not wholly owned by the Company or in any other person. Except as set forth in this Section 3.3, there are no shares of capital stock or securities or other rights convertible or exchangeable into or exercisable for shares of capital stock of the Company or such securities or other rights (which term, for purposes of this Agreement, shall be deemed to include “phantom” stock or other commitments that provide any right to receive value or benefits similar to such capital stock, securities or other rights) issued, reserved for issuance or outstanding.

3.4  Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by the Company. The execution and delivery of this Agreement by the Company and the consummation by the Company of such transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, other than, with respect to the Merger, the adoption of this Agreement by the affirmative vote of two-thirds of the votes cast by the holders of shares of Common Stock entitled to vote at the Company Shareholders Meeting (the “Requisite Company Vote”) and the filing of the Certificate of Merger with the Secretary of State of New Jersey. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar Laws affecting creditors’ rights generally and by equitable principles of general applicability.

(b) The Board of Directors of the Company has unanimously (i) authorized the execution, delivery and performance of this Agreement and the documents contemplated hereby; (ii) adopted the plan of merger set forth in ARTICLE 1and ARTICLE 2 of this Agreement, in accordance with the NJBCA, determined that the terms of this Agreement are fair to and in the best interest of the Company and its shareholders taken as a whole, and (iii) agreed to recommend to the shareholders the approval of this Agreement, the Merger, and the other transactions contemplated hereby.

(c) The Company has taken all necessary action to exempt this Agreement, the Voting Agreements, the Merger and the other transactions contemplated hereby and thereby from any super-majority voting requirements specified in the Company Charter Documents or the NJBCA (other than the Requisite Company Vote), including Article SIXTH of the Company’s Certificate of Incorporation and the New Jersey Shareholders’ Protection Act.

(d) No statutory dissenter’s rights, rights of appraisal or similar rights are available to the Company’s shareholders in respect of the Merger or the other transactions contemplated hereby.

3.5  No Conflict.

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby will not:

(i) conflict with or violate any provision of any Company Charter Document or any equivalent organizational documents of any Company Subsidiary;

(ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.6 have been obtained and all filings and obligations described in Section 3.6 have been made, conflict with or violate any law, statute, ordinance, rule, regulation, requirement, interpretation, code, policy, order, judgment or decree of any Governmental Entity (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected, except for any such conflicts or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company; or

(iii) require any consent or other action by any person under, result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others (immediately or with notice or lapse of time or both) any right of termination, notice, amendment, acceleration or cancellation of, or result (immediately or with notice or lapse of time of both) in the creation of a Lien on any property or asset of the Company or any Company Subsidiary under, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, result in the loss of any right or benefit to which the Company or any of the Company Subsidiaries is entitled under, any note, bond, mortgage, indenture, contract, agreement, commitment, lease, license, permit, franchise or other instrument or obligation or authorization (collectively, “Contracts”) to which the Company or any Company Subsidiary is a party or by which any of them or their assets or properties is or may be bound or affected, except for any such breaches, defaults, rights or Liens that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

(b) Section 3.5(b) of the Company Disclosure Letter sets forth a correct and complete list of all Company Material Contracts under which notices, consents or waivers are required prior to or following consummation of the transactions contemplated by this Agreement.

3.6  Required Filings and Consents.  Except as set forth on Section 3.6 of the Company Disclosure Letter, the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby will not, require any action, consent, approval, authorization or permit of, or filing with or notification to, or registration or qualification with, any domestic or foreign national, federal, state, provincial or local governmental, regulatory or administrative authority, administrative or regulatory agency, board, commission, department, court of competent jurisdiction, tribunal or arbitral body or self-regulated entity (each, a “Governmental Entity”), other than (i) compliance with applicable requirements of the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”), (ii) compliance with the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), (iii) compliance with the applicable requirements of the Exon-Florio provisions of the Defense Production Act of 1950, as amended (“Exon-Florio”); (iv) the filing of the Certificate of Merger in accordance with the NJBCA; (v) the applicable requirements of the NASDAQ Stock Market, LLC; (vi) the applicable requirements of the New Jersey Industrial Site Recovery Act, as defined in N.J.S.A. 13:1 K-6, et. seq. (“ISRA”); (vii) any required approvals of the French Ministry of Economy and Finance; and (viii) where the failure to obtain such consent, approval, authorization or permit, or to provide such notice or make such filing, individually or in the aggregate, has not and could not reasonably be expected to be material to the Company.

3.7  Permits; Compliance with Law.  Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company or any Company Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (collectively, the “Company Permits”), except for such Company Permits which are not material to the conduct of the business of the Company or any of the Company Subsidiaries. As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Since January 1, 2005, neither the Company nor any Company Subsidiary has been in conflict with, or in default or violation of, (i) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is or may be bound or affected, (ii) any Company Permits or (iii) any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, contract (including any Company Material Contract), agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiaries or any property or asset of the Company or any Company Subsidiary is bound or affected, except for any such conflicts, defaults or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. No investigation, review or inquiry by any Governmental Entity with respect to the Company or any of the Company Subsidiaries or their respective businesses is pending or, to the knowledge of the Company, threatened. None of the Company or any Company Subsidiary has received written or oral (or otherwise has any knowledge of any) notice since January 1, 2005, of any violation or noncompliance with any Law applicable to the Company or any Company Subsidiary, or directing the Company or any Company Subsidiary to take any remedial action with respect to such applicable Law or otherwise, and no material deficiencies of the Company or any Company Subsidiary have been asserted to the Company or any Company Subsidiary in writing or, to the knowledge of the Company, orally, by any Governmental Entity.

3.8  Government Entities.  None of the Company, any of the Company Subsidiaries or any officers, employees or agents of the Company or any of the Company Subsidiaries has with respect to any product that is manufactured, tested, distributed, held and/or marketed by the Company or any of the Company Subsidiaries made an untrue statement of a material fact or fraudulent statement to any Governmental Entity, failed to disclose a material fact required to be disclosed to any Government Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for any Governmental Entity to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

3.9  SEC Filings; Financial Statements.

(a) The Company has filed with the Securities and Exchange Commission (the “SEC”) all forms, reports, statements and other documents (including all exhibits, annexes, supplements and amendments to such documents) required to be filed by it under the Exchange Act and the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”) since January 1, 2005 (collectively, including any such documents filed subsequent to the date of this Agreement, the “Company SEC Reports”). The Company SEC Reports, including any financial statements or schedules included or incorporated by reference, (i) comply in all material respects with the requirements of the Exchange Act or the Securities Act or both, as the case may be, applicable to those Company SEC Reports and (ii) did not at the time they were filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) contain any untrue statement of a material fact or omit to state a material fact required to be stated or necessary in order to make the statements made in those Company SEC Reports, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any documents with the SEC or any national securities exchange or quotation service or comparable Governmental Entity.

(b) Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly present, in all material respects, the consolidated financial position of the Company and the consolidated Company Subsidiaries, as of the dates set forth in those consolidated balance sheets. Each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules), fairly present in all material respects, the consolidated results of operations and cash flows, as the case may be, of the Company and the consolidated Company Subsidiaries (or of any Company Subsidiary, as the case may be) for the periods set forth in those consolidated statements of income and of cash flows (subject, in the case of unaudited quarterly statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in conformity with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC) consistently applied throughout the periods indicated.

(c) The Company has established and maintains disclosure controls and procedures and internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that information required to be disclosed in the Company’s periodic reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the required time periods and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002, as amended. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and (B) to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d) The Company has disclosed to the Company’s auditors and the audit committee of the board of directors of the Company, based on its most recent evaluation prior to the date hereof, (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Copies of such disclosures have been provided to Parent prior to the date hereof. To the knowledge of the Company, the Company has not received any complaints since January 1, 2006 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters.

(e) Since January 1, 2006, the Company has not identified any material weaknesses in the design or operation of its internal controls over financial reporting.

(f) Except as and to the extent set forth on the consolidated balance sheet of the Company as of March 31, 2007, including the related notes, neither the Company nor any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, and whether or not required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and the Company Subsidiaries), except for liabilities or obligations incurred in the ordinary course of business since March 31, 2007, that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company.

3.10  Absence of Certain Changes or Events.  Since December 31, 2006, the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been, with respect to the Company or any of the Company Subsidiaries:

(a) any event, occurrence, development or state of circumstances or acts that has had, or could reasonably be expected to result in, a Material Adverse Effect on the Company;

(b) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any Company Subsidiaries, whether or not covered by insurance, which damage, destruction or loss, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company;

(c) any material change by the Company in its or any Company Subsidiary’s accounting methods, principles or practices;

(d) any declaration, setting aside or payment of any dividend or distribution in respect of Company Shares or any redemption, purchase or other acquisition of any of the Company’s securities;

(e) any event, occurrence or action described in Section 5.1(a)-5.1(u).

3.11  Labor and Employment Matters.  Except as set forth in Section 3.11 of the Company Disclosure Letter:

(a) Neither the Company nor any of the Company Subsidiaries is a party to, or bound by, any labor agreement, collective bargaining agreement, work rule or practice, or any other labor-related agreement or arrangement with any labor union, labor organization or works council; there are no labor agreements, collective bargaining agreements, work rules or practices, or any other labor-related agreements or arrangements that pertain to any of the employees of the Company or any of the Company Subsidiaries; and no employees of the Company or any of the Company Subsidiaries are represented by any labor union, labor organization or works council with respect to their employment.

(b) There are no unfair labor practice complaints or charges pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board (the “NLRB”) or any other labor relations tribunal or authority, and none of the Company, the Company Subsidiaries or any of their respective employees, agents or representatives has committed any unfair labor practice as defined in the National Labor Relations Act or similar applicable Law.

(c) From December 8, 2003, there has been no actual or, to the knowledge of the Company, threatened strikes, group work stoppages, group slowdowns, lockouts, arbitrations or material grievances, or other labor disputes against or affecting the Company or any of the Company Subsidiaries.

(d) No labor union, labor organization, works council or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the NLRB or any other labor relations tribunal or authority.

(e) The Company and the Company Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(f) The Company and the Company Subsidiaries is not and has not been: (i) a “contractor” or “subcontractor” (as defined by Executive Order 11246), (ii) required to comply with Executive Order 11246 or (iii) required to maintain an affirmative action plan.

(g) The Company and the Company Subsidiaries are not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid except for such amounts as have been accrued for on the Company’s balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007 (the “Most Recent Balance Sheet”).

(h) The Company and the Company Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the NLRB or any other Governmental Entity against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Entity responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Entity responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any applicable law governing employment or the termination thereof or other discriminatory, wrongful or tortuous conduct in connection with the employment relationship.

(i) The Company and the Company Subsidiaries are and have been in compliance with all notice and other requirements under the Workers’ Adjustment and Retraining Notification Act and any similar foreign, state or local law relating to plant closings and layoffs.

(j) No employee of the Company or any of the Company Subsidiaries is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer of any such employee relating (i) to the right of any such employee to be employed by the Company or any of the Company Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information.

(k) To the knowledge of the Company, no current employee of the Company or any of the Company Subsidiaries with an annual compensation exceeding $100,000 intends to terminate his or her employment.

(l) The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in any breach or other violation of any collective bargaining agreement, employment agreement, consulting agreement or any other labor-related agreement to which the Company or any Company Subsidiary is a party or is bound.

3.12  Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter contains a true and complete list of each deferred compensation, incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance, change-of-control or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA, or to which the Company or any ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Company Subsidiary (the “Plans”). Each Plan that is subject to section 302 or Title IV of ERISA or section 412 of the Code is hereinafter referred to as a “Title IV Plan.”

(b) With respect to each Plan, the Company has heretofore delivered to Parent true and complete copies of the Plan and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

(c) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied as required by ERISA, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability, other than liability for premiums due the Pension Benefit Guaranty Corporation (which premiums have been paid when due). Insofar as the representation made in this section 3.12(c) applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which the Company or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the most recent plan year ended prior to the Closing Date.

(d) No Title IV Plan or any trust established thereunder has incurred any “accumulated funding deficiency” (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each Title IV Plan ended prior to the Closing Date. All contributions required to have been made with respect to any Plan have been timely made.

(e) No Title IV Plan is a “multiemployer pension plan,” as defined in section 3(37) of ERISA, nor is any Title IV Plan a plan described in section 4063(a) of ERISA. Neither the Company nor any ERISA Affiliate has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in sections 4203 and 4205 of ERISA.

(f) Neither the Company or any Company Subsidiary, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Company Subsidiary, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a material civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a material tax imposed pursuant to section 4975 or 4976 of the Code.

(g) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable Law, including but not limited to ERISA and the Code.

(h) Each Plan intended to be “qualified” within the meaning of section 401(a) of the Code satisfies the requirement of section 401(a) of the Code in all material respects and each trust maintained thereunder satisfies in all material respects the requirements necessary to be exempt from taxation under section 501(a) of the Code.

(i) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

(j) Section 3.12(j) of the Company Disclosure Letter contains a report that sets forth the Company’s good faith estimate, as of the date of such report, of (x) the amount to be paid (subject to the exceptions described in such report and based upon the assumptions described in such report) to the officers, directors employees or consultants of the Company or the Company Subsidiaries, including under all Plans (or the amount by which any of their benefits may be accelerated or increased), as a result of (i) the execution of this Agreement, (ii) the consummation of the transactions contemplated by this Agreement or (iii) the termination or constructive termination of the employment of such officers following one of the events set forth in clauses (i) and (ii) above and (y) the ramifications of such payments under Sections 280G and 4999 of the Code.

(k) Except as disclosed in Section 3.12(k) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

(l) There are no pending, or to the knowledge of the Company or any ERISA Affiliate, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

(m) Each Plan that is sponsored, maintained, contributed to or required to be contributed to by the Company or any Company Subsidiary pursuant to the Laws of a country other than the United States (each, a “Foreign Plan”) and related trust, if any, materially complies with and has been administered in compliance with (A) the Laws of the applicable foreign country and (B) their terms and the terms of any collective bargaining, collective labor or works council agreements and, in each case, neither the Company nor any Company Subsidiary has received any written notice from any Governmental Entity questioning or challenging such compliance, (ii) each Foreign Plan which, under the Laws of the applicable foreign country, is required to be registered or approved by any Governmental Entity has been so registered or approved, (iii) all contributions to each Foreign Plan required to have been made by the Company or any Company Subsidiary have been made, (iv) there are no unresolved claims or disputes under the terms of, or in connection with, the Foreign Plans other than claims for benefits which are payable in the ordinary course. Section 3.12(m) of the Company Disclosure Letter designates each Foreign Plan that is a defined benefit pension plan.

(n) The Company has provided to Parent true and complete copies of all bonus plans, incentive plans or similar plans, agreements or arrangements relating to the Company’s fiscal year ended December 31, 2007 and, with respect to each such plan, agreement or arrangement, a true and complete list of each participant therein.

3.13  Contracts.

(a) Section 3.13 of the Company Disclosure Letter lists each of the following Contracts, whether written or oral, to which the Company or any Company Subsidiary is a party or by which it is bound as of the date of this Agreement (each such Contract listed or required to be so listed, a “Company Material Contract”):

(i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

(ii) which is an employment, severance or change of control agreement with any management employee;

(iii) which is a collective bargaining agreement or other labor-related agreement with a labor union, labor organization works council or employee association;

(iv) which, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay, stay bonus or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from Parent, Merger Sub, the Company or the Surviving Corporation or any of their respective subsidiaries to any officer, director, consultant or employee thereof;

(v) which requires remaining payments by the Company or any of the Company Subsidiaries in excess of $100,000 or requires provision of services by the Company having a value in excess of $100,000 and is not terminable by the Company or the Company Subsidiaries, as the case may be, on notice of six (6) months or less without penalty other than customer contracts;

(vi) which, alone or as part of a series of related Contracts, is with a customer of the Company or a Company Subsidiary representing estimated annual revenue in excess of $1,000,000;

(vii) which, alone or as part of a series of related Contracts, is with a supplier of the Company or a Company Subsidiary representing annual payments in excess of $1,000,000 or guaranteed annual volume, or minimum payments, in excess of $100,000;

(viii) which is a reseller agreement, distributor agreement or distribution agreement;

(ix) which (A) restrains, limits or impedes the Company’s or any of the Company Subsidiaries’, or will restrain, limit or impede the Surviving Corporation’s, ability to compete with or conduct any business or any line of business, including geographic limitations on the Company’s or any of the Company Subsidiaries’ or the Surviving Corporation’s activities or (B) contains exclusivity, “most favored nation” or similar obligations or restrictions that are binding on the Company or any Company Subsidiary or that would be binding on Parent or its affiliates after the Effective Time;

(x) with any (A) officer or director of the Company or any of the Company Subsidiaries or any affiliates or associates (or members of any of their “immediate family”) (as such term is defined in Rule 16A-1 of the Exchange Act) of such officer or director; or (B) person who is the record or beneficial owner of five percent or more of the voting securities of the Company;

(xi) which is a joint venture agreement, partnership agreement or other similar Contract involving a sharing of profits and expenses;

(xii) which governs the terms of indebtedness or any other obligation of third parties owed to the Company or any of the Company Subsidiaries, other than receivables arising from the sale of goods or services in the ordinary course of business;

(xiii) which governs the terms of indebtedness or any other obligation of third parties owed by or guaranteed by the Company or any of the Company Subsidiaries;

(xiv) which is with any Governmental Entity;

(xv) or series of related Contracts which relates to the acquisition or disposition of the securities of any person, any business or any material amount of assets (in each case, whether by merger, sale of stock, sale of assets or otherwise) in excess of $100,000 individually or $250,000 in the aggregate; or

(xvi) which (i) grants or obtains any right to use any Intellectual Property (other than Contracts granting rights to use readily available commercial Software that is generally available on nondiscriminatory pricing terms and having an acquisition price of less than $100,000 individually or $250,000 in the aggregate for all such related Contracts) or (ii) restricts the Company’s or any Company Subsidiaries’ rights, or permits other persons, to use or register any Intellectual Property.

(b) The Company has prior to the date of this Agreement made available to Parent complete and accurate copies of each Company Material Contract.

(c) (i) Each Company Material Contract is valid and binding on the Company and any of the Company Subsidiaries that is a party thereto, as applicable, and is in full force and effect, (ii) the Company and each of the Company Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, (iii) to the knowledge of the Company, each Company Material Contract is valid and binding on any person (other than the Company and the Company Subsidiaries) that are a party thereto, (iv) to the knowledge of the Company, each person who is a party to any Company Material Contract (other than the Company and the Company Subsidiaries) has in all material respects performed all obligations required to be performed by it to date under each Company Material Contract, (v) to the knowledge of the Company, there is no event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of the Company or any of the Company Subsidiaries under any such Company Material Contract and (vi) as of the date hereof, no party has given notice of any action to terminate (including a failure to renew or extend), cancel, rescind or procure a judicial reformation of any Company Material Contract.

3.14  Litigation.  There is no suit, claim, action, proceeding, administrative charge, or investigation or arbitration (collectively, “Claims”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary or their respective directors, officers or employees in their capacities as such, or, to the knowledge of the Company, any other person for whom the Company or any Company Subsidiary may be liable, before any Governmental Entity that, if adversely determined, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company or injunctive relief. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, has resulted or could reasonably be expected to result in a Material Adverse Effect on the Company.

3.15  Environmental Matters.  Except as set forth in Section 3.15 of the Company Disclosure Letter, (i) no real property currently or, to the Company’s knowledge, formerly owned or operated by the Company or any Company Subsidiary is contaminated with any Hazardous Substances (as defined herein) to an extent or in a manner or condition now requiring investigation or remediation under any Environmental Law (as defined herein), (ii) no judicial or administrative proceeding or request for information is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary relating to liability for any off-site disposal or contamination and (iii) the Company and the Company Subsidiaries have not received in writing any claims or notices alleging liability under any Environmental Law and, to the knowledge of the Company, no condition or event has occurred with respect to the Company or any Company Subsidiary that could form the basis of any such claim or notice. Neither the Company nor any Company Subsidiary is, nor during the period of applicable statutes of limitation has been, in material violation of any applicable Environmental Law and no condition or event has occurred with respect to the Company or any Company Subsidiary that would constitute a material violation of such Environmental Law. The Company has made available to Parent all records and files, including but not limited to, all assessments, reports, studies, analyses, audits, tests and data available to the Company and the Company Subsidiaries concerning the existence of Hazardous Substances or any other environmental concern at properties, assets and facilities currently or formerly owned or operated by the Company or any Company Subsidiary. “Environmental Law” means any applicable Law, regulation, order, decree or judicial opinion or other agency requirement having the force and effect of Law and relating to Hazardous Substances or the protection of human health or the environment. “Hazardous Substance” means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law.

3.16  Intellectual Property.

(a) Definitions.  For purposes of this Agreement, “Intellectual Property” means all of the following as they exist in all jurisdictions throughout the world, in each case, to the extent owned by, licensed to, or otherwise used or held for use by the Company or the Company Subsidiaries: (A) patents, patent applications, patent disclosures, and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, extensions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted) (“Patents”); (B) trademarks, service marks, trade dress, trade names, brand names, Internet domain names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof (“Trademarks”); (C) copyright registrations and applications for registration, and copyrightable subject matter (“Copyrights”); (D) trade secrets, concepts, ideas, designs, research, processes, procedures, techniques, algorithms, formulae, models, methods, know-how, confidential information, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection) (collectively, “Technology”); (E) computer software programs, including all source code, object code, and documentation related thereto (the “Software”), (F) rights of privacy and rights to personal information, and (G) all rights in the foregoing and in other similar intangible assets.

(b) Owned Intellectual Property.  Schedule 3.16(b) sets forth a true, correct, and complete list of all U.S. and foreign (i) issued Patents and Patent applications, (ii) Trademark registrations and applications (including Internet domain names) and material unregistered Trademarks, (iii) Copyright registrations and applications and material unregistered Copyrights, and (iv) Software, in each case which is owned or purported to be owned by the Company or any Company Subsidiary. The Company or a Company Subsidiary is the sole and exclusive beneficial and, with respect to registrations and applications, record owner of all of the Intellectual Property items set forth in Schedule 3.16(b), and all such Intellectual Property is subsisting, and to the knowledge of the Company, valid, and enforceable.

(c) Ownership and Claims.  The Company and each of the Company Subsidiaries own, free and clear of all Liens, and have the unrestricted right to use, sell, or license, all Intellectual Property reasonably necessary for the conduct of, or otherwise material to, the Company’s and each of the Company Subsidiaries’ business and operations. The Company and each of the Company Subsidiaries have not been, during the five (5) years preceding the date of this Agreement, a party to any Claim, nor, to the knowledge of the Company, is any Claim threatened, that challenges the validity, enforceability, ownership, or right to use, sell, or license any material Intellectual Property. To the knowledge of the Company, no third party is infringing, misappropriating, or otherwise violating any Intellectual Property, and no such Claims have been asserted or threatened against any person by the Company or any Company Subsidiary or, to the knowledge of the Company, any other person, in the five (5) years preceding the date of this Agreement. The conduct of the Company’s and each of the Company Subsidiaries’ business (including the products and services of the Company and the Company Subsidiaries) as currently conducted does not infringe, misappropriate, or otherwise violate any person’s material intellectual property rights, and there has been no such Claim asserted or threatened in the five (5) years preceding the date of this Agreement against the Company or any Company Subsidiary or, to the knowledge of the Company, any other person.

(d) Software.  With respect to the use of the Software in the business of the Company and the Company Subsidiaries as currently conducted, (i) no capital expenditures are necessary with respect to such use other than capital expenditures in the ordinary course of business that are consistent with the past practice, (ii) neither the Company nor any Company Subsidiary has experienced any material defects in such Software, including any material error or omission in the processing of any transactions other than defects which have been corrected, and (iii) to the knowledge of the Company, no such Software that is owned by the Company or the Company Subsidiaries (x) contains any device or feature designed to disrupt, disable, or otherwise impair the functioning of any Software or (y) is subject to the terms of any “open source” or other similar license that provides for the source code of the Software to be publicly distributed or dedicated to the public.

(e) Trade Secrets.  The Company and the Company Subsidiaries take reasonable measures to protect the confidentiality of trade secrets and other non-public or confidential Technology, including requiring all persons having access thereto to execute written non-disclosure agreements, and, to the knowledge of the Company, there has been no unauthorized disclosure of any material trade secrets or other non-public or confidential material Technology.

(f) Effect of Transaction.  Neither the Company nor any Company Subsidiary is, nor, as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, will be, in breach or violation of any Contract relating to any Intellectual Property (other than Contracts granting rights to use readily available commercial Software that is generally available on nondiscriminatory pricing terms and having an acquisition price of less than $100,000 individually or $250,000 in the aggregate for all such related Contracts), nor has any knowledge of any breach or violation or anticipated breach or violation thereof by any other person, except for breaches or violations that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. After the completion of the transactions contemplated by this Agreement, the Merger Sub will own all right, title, and interest in and to or have a license to use all Intellectual Property on identical terms and conditions as the Company and the Company Subsidiaries enjoyed immediately prior to such transactions (without payment of any additional amounts with respect thereto), except for failures to own or have available for use that, individually or in the aggregate, have not resulted and could not reasonably be expected to result in a Material Adverse Effect on the Company. No affiliate or current or former partner, director, shareholder, officer, employee or consultant of the Company or any Company Subsidiary will, after giving effect to the transactions contemplated hereby, own or retain any rights to use any Intellectual Property.

3.17  Taxes.

(a) The Company and the Company Subsidiaries have (i) prepared in good faith and duly and timely filed all tax returns (collectively, “Tax Returns”) (or such Tax Returns have been filed on behalf of the Company and the Company Subsidiaries) required to be filed on or before the Closing Date, and all such Tax Returns were accurate, correct and complete in all material respects; and (ii) paid or will pay, or has been accrued for on the Most Recent Balance Sheet all Taxes owed or due with respect to any pre-Closing period. As used in this Agreement, “Taxes” shall mean any tax, assessment, duty, fee, or other charge imposed or collected by any government or political subdivision thereof or any tax authority thereunder, including but not limited to, any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, premium, guarantee fund, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, environmental, customs duties, severance, occupation, service, sales, use, license, registration, lease, transfer, import, export, value added, municipal service, social contribution, minimum, alternative minimum, estimated or other tax (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax), any amounts due under any tax sharing, indemnity or similar agreement and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

(b) No issues that have been raised or threatened in writing by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (a) of this Section 3.17 are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full, unless the validity of the issues or amount of the deficiencies or assessments are being contested in good faith by appropriate action.

(c) Since the date of the most recent financial statement, the Company and the Company Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business consistent with past practice.

(d) No claim has ever been made to the Company or any of the Company Subsidiaries by an authority in a jurisdiction where the Company or any of the Company Subsidiaries do not file Tax Returns that the Company or any of the Company Subsidiaries are or may be subject to taxation by that jurisdiction with respect to any taxable year or period. Neither the Company nor any Company Subsidiary maintains a permanent establishment in a country where it does not file a Tax Return.

(e) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period or portion thereof as a result of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the Closing Date.

(f) Neither the Company nor any of the Company Subsidiaries (i) is a party to, is bound by, or has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten (collectively, “Tax Sharing Agreements”) or (ii) has any potential liability or obligation to any person as a result of, or pursuant to, any such Tax Sharing Agreement.

(g) Neither the Company nor any of the Company Subsidiaries have been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(h) No amounts required to be paid by the Company or the Company Subsidiaries to any person will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(i) Neither the Company nor any of the Company Subsidiaries are required to include any amount in taxable income for any Tax period (or portion thereof) as a result of transactions or events occurring prior to the Closing Date pursuant to Section 481 or Section 453 of the Code or any comparable provision under state or foreign Law.

(j) The Company and the Company Subsidiaries have conducted all material inter-company transactions on terms commensurate with third-party terms in substantial compliance with the principles of Section 482 of the Code (or any similar provisions of state, local or foreign Law).

(k) No power of attorney has been granted by or with respect to the Company or any of the Company Subsidiaries with respect to any matter relating to Taxes.

(l) There are no encumbrances on any of the assets of the Company or any of the Company Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(m) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code within the past two years or otherwise as part of a “plan (or series of related transactions)” (within the meaning of Section 355(e) of the Code) of which the Merger is also a part.

(n) Neither the Company nor any of the Company Subsidiaries (A) has been a member of a group filing a consolidated, combined or unitary Tax Return (other than a group consisting solely of the Company and the Company Subsidiaries) or (B) has any liability for the Taxes of any other person under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee, successor, or by contract.

(o) Any material withholding Taxes required to be withheld and paid by the Company or any of the Company Subsidiaries (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3042 of the Code and similar provisions under any Federal, state, local or foreign tax Laws) have been timely withheld and paid over to the proper governmental authorities as required under applicable Laws.

(p) Neither the Company nor any of the Company Subsidiaries has been a party to a transaction that, as of the date of this Agreement, constitutes a “listed transaction” for purposes of Section 6011 of the Code and applicable Treasury regulations thereunder (or a similar provision of state Law).

3.18  Assets; Property.

(a) The Company and each of the Company Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible) (other than the real property described in Section 3.18(b)), reasonably necessary for the conduct of, or otherwise material to, their business and operations (the “Material Assets”). The Company and each of the Company Subsidiaries have good, valid and marketable title to, or in the case of leased property have good and valid leasehold interests in, all Material Assets, including but not limited to all such Material Assets reflected in the balance sheet dated as of March 31, 2007, constituting a portion of the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2007 or acquired since the date thereof (except as may have been disposed of in the ordinary course of business consistent with past practices prior to the date hereof or in accordance herewith), in each case free and clear of any Lien (as defined below), except Permitted Liens. The Material Assets are maintained in a state of repair and condition that is consistent with the normal conduct of its business. “Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or that are statutory Liens for Taxes not yet delinquent, (b) those Liens that are set forth in the Company Disclosure Letter and (c) those Liens that, in the aggregate with all other Permitted Liens, do not and will not materially detract from the value of the properties and assets of any of the Company and the Company Subsidiaries or materially interfere with the present use thereof.

(b) Section 3.18(b)(i) of the Company Disclosure Letter contains a complete and correct list of all real property owned by the Company and the Company Subsidiaries (the “Owned Real Property”). The Company and each of the Company Subsidiaries have good, valid and marketable fee simple title to all of its Owned Real Property, free and clear of any Liens case other than Permitted Liens. There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any material portion thereof or interest therein. Section 3.18(b)(ii) of the Company Disclosure Letter contains a complete and correct list of all real property leased by the Company and the Company Subsidiaries (the “Leased Property”). The Company and each of the Company Subsidiaries have good and valid leasehold interests in all Leased Property, free and clear of any Liens other than Permitted Liens. With respect to all Leased Property, there is not, under any of such leases, any existing default by the Company or the Company Subsidiaries or, to the knowledge of the Company, the counterparties thereto, or event which, with notice or lapse of time or both, would become a material default by the Company or the Company Subsidiaries or, to the knowledge of the Company, the counterparties thereto. The Owned Real Property and Leased Real Property are maintained in a state of repair and condition that is consistent with the normal conduct of its business.

3.19  Opinion of Financial Advisor.  CBIZ Valuation Group LLC (the “Company Financial Advisor”) has delivered to the Board of Directors of the Company its opinion to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company’s shareholders from a financial point of view, accompanied by an authorization to include a copy of such opinion in the Proxy Materials. A true and correct copy of such opinion has been delivered to Parent.

3.20  Brokers.  No broker, finder or investment banker other than the Company Financial Advisor and EuroConsult, Inc. (the “Company Investment Banker”) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Prior to the date of this Agreement, the Company has made available to the Merger Sub a complete and correct copy of all agreements between the Company and the Company Financial Advisor or the Company Investment Banker under which the Company Financial Advisor or the Company Investment Banker would be entitled to any payment relating to the Merger or any other transactions and such agreements shall not be modified or amended without Parent’s prior written consent. Section 3.20 of the Company Disclosure Letter sets forth an estimate as of the date hereof and as of the Closing of the fees and expenses to be incurred by the Company and the Company Subsidiaries in connection with the transactions contemplated hereby.

3.21  Certain Statutes.  No “interested shareholder,” “fair price,” “moratorium,” “control share acquisition” or other similar state or federal anti-takeover or change-in-control statute or regulation (each a “Takeover Statute”) is, as of the date of this Agreement, applicable to this Agreement, the Shareholder Agreement, the Merger or any other transactions contemplated by this Agreement or the Shareholder Agreement.

3.22  Information.  None of the information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.4) will, at the time of the mailing of the Proxy Statement and any amendments or supplements of the Proxy Statement and at the time of the Company Shareholders Meeting (as defined in Section 5.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading. The Proxy Statement (except for those portions of the Proxy Statement that relate only to Merger Sub or subsidiaries or affiliates of the Merger Sub) will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated hereunder.

3.23  Vote Required.  The Requisite Company Vote is the only vote of the holders of any class or series of the Company’s capital stock necessary (under the Company Charter Documents, the NJBCA, other applicable Law or otherwise) to approve this Agreement, the Merger or the other transactions contemplated by this Agreement.

3.24  Affiliate Transactions.  No affiliate of the Company or any Company Subsidiary is, or is an affiliate of a person that is, a party to any Contract with or binding upon the Company or the Company Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or the Company Subsidiaries or has engaged in any material transaction with any of the foregoing within the last twelve months preceding the date of this Agreement.

3.25  Full Disclosure.  No representation or warranty by the Company in this Agreement, and no statement made by the Company in the Company Disclosure Letter, the electronic data room established in connection with the Merger and other written material provided to Parent by the Company or its Representatives prior to the date hereof, contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not materially misleading.

3.26  Rights Plan.  The Rights Agreement dated as of October 31, 1999 by and between the Company and American Stock Transfer and Trust Company, (the “Rights Plan”) has been amended (a copy of which amendment has been provided to Parent prior to the date hereof) so that entering into this Agreement and the Shareholder Agreement and the transactions contemplated hereby and thereby, do not and will not on the date hereof or as a result of the passage of time (i) result in any person being deemed to have become an Acquiring Person (as defined in the Rights Plan), (ii) result in the ability of any person to exercise any Company Rights under the Rights Plan, (iii) enable or require the Company Rights to separate from the Shares to which they are attached or to be triggered or become exercisable or (iv) enable the Company to exchange any Company Rights for shares of the Company’s capital stock, pursuant to the Rights Plan. No Distribution Date (as such term is defined in the Rights Plan) or similar event has occurred or will occur by reason of (A) the adoption, approval, execution or delivery of this Agreement or the Shareholder Agreement, (B) the public announcement of such adoption, approval, execution or delivery or (C) the consummation of the transactions contemplated hereby and thereby.

3.27  Insurance Policies.  Section 3.27 of the Company Disclosure Letter sets forth a complete listing of all insurance policies maintained with respect to the business and assets of the Company and the Company Subsidiaries. All insurance policies and bonds with respect to the business and assets of the Company and the Company Subsidiaries are in full force and effect and will be maintained by the Company and the Company Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or the Company Subsidiaries occurring through the Effective Time, and the Company and the Company Subsidiaries have not reached or exceeded their policy limits or had any material claims under any insurance policies not paid at any time during the past five years.

3.28  Books and Records.  All of the books and records of the Company and the Company Subsidiaries are complete and accurate in all material respects and have been maintained in the ordinary course and in accordance with applicable Laws and standard industry practices with regard to the maintenance of such books and records.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

4.1  Organization.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of New Jersey. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with this Agreement and the transactions contemplated hereby. Parent is a wholly-owned subsidiary of Eppendorf AG.

4.2  Binding Obligation.  Parent and Merger Sub have all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement to be consummated by it. This Agreement has been duly authorized, executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the other party hereto, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, fraudulent, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and by equitable principles of general applicability.

4.3  No Authorization or Consents Required.  No authorization or approval or other action by, and no notice to or filing with, any Governmental Entity will be required to be obtained or made by Parent and Merger Sub in connection with the due execution and delivery by Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Merger as contemplated hereby other than (i) compliance with applicable requirements of the Exchange Act, (ii) compliance with the HSR Act, (iii) compliance with the applicable requirements of Exon-Florio (iv) the filing of the Certificate of Merger in accordance with the NJBCA, (v) any required approvals of the French Ministry of Economy and Finance, and (vi) where the failure to obtain such authorization, approval or action, or to provide such notice or make such filing, individually or in the aggregate, has not resulted and could not reasonably be expected to materially impair the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

4.4  Financing Commitments.  Parent and its affiliates have sufficient funds to (i) pay the aggregate Merger Consideration and (ii) pay any and all fees and expenses in connection with the Merger.

4.5  No Conflict.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not:

(a) conflict with or violate any provision of any Merger Sub Charter Document;

(b) assuming that all consents, approvals, authorizations and other actions described in Section 4.3 have been obtained and all filings and obligations described in Section 4.3 have been made, conflict with or violate any foreign or domestic Law applicable to Parent or Merger Sub or by which any property or asset of Parent or Merger Sub is or may be bound or affected, except for any such conflicts or violations which, individually or in the aggregate, have not resulted and could not reasonably be expected to materially impair the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby; or

(c) result in any breach of or constitute a default (or an event which with or without notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub under, any Contract to which Parent or Merger Sub is a party or by which it or its assets or Properties is or may be bound or affected, except for any such breaches, defaults or other occurrences which, individually or in the aggregate, have not resulted and could not reasonably be expected to materially impair the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or consummate the Merger and the other transactions contemplated hereby.

4.6  Information.  None of the information to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.4) will, at the time of the mailing of the Proxy Statement and any amendments or supplements of the Proxy Statement and at the time of the Company Shareholders Meeting (as defined in Section 5.4), contain any untrue statement of a material fact or omit to state any material fact required to be stated in that Proxy Statement or necessary in order to make the statements in that Proxy Statement, in light of the circumstances under which they are made, not misleading.

4.7  Brokers.  No broker, finder or investment banker other than Deutsche Bank AG is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of Merger Sub.

4.8  Absence of Litigation.  As of the date hereof, to the knowledge of the Parent, there are no suits, orders, injunctions or decrees pending or threatened against Parent or Merger Sub that would prevent Parent or Merger Sub from entering into this Agreement or consummating the transactions contemplated hereby, including the Merger.

ARTICLE 5

COVENANTS

5.1  Conduct of Business of the Company.  Except as expressly contemplated by this Agreement or with the prior written consent of Merger Sub, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of the Company Subsidiaries to, conduct its operations only in the ordinary course of business consistent with past practice and will use its commercially reasonable efforts to, and to cause each Company Subsidiary to, preserve intact the business organization of the Company and each of the Company Subsidiaries, to keep available the services of the present officers and key employees of the Company and the Company Subsidiaries, and to preserve the goodwill of customers, lenders, distributors, regulators, suppliers and all other persons having business relationships with the Company and the Company Subsidiaries. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or disclosed in Section 5.1 of the Company Disclosure Letter, prior to the Effective Time, the Company will not, and will cause each of the Company Subsidiaries not to, without the prior written consent of Parent:

(a) propose or adopt any amendment to the Company Charter Documents or the comparable organizational documents of any Company Subsidiary;

(b) issue, deliver, reissue or sell, or authorize the issuance, delivery, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issue of Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

(c) make, declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than dividends paid by a wholly owned Company Subsidiary to its parent corporation in the ordinary course of business;

(d) split, adjust, combine, subdivide, combine, reclassify or redeem, purchase or otherwise acquire, or authorize or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other securities or any security of the Company Subsidiaries;

(e) except for (x) increases in salary, wages and benefits (other than grants of Options) of employees of the Company or the Company Subsidiaries below the rank of director in accordance with past practice, and (y) increases in salary, wages and benefits (other than grants of Options) granted to employees of the Company or the Company Subsidiaries below the rank of director in the ordinary course of business consistent with past practice in conjunction with new hires, promotions or other changes in job status, (i) increase the compensation or fringe benefits payable or to become payable to its directors, officers or employees (whether from the Company or any Company Subsidiaries); (ii) pay any benefit not required by any plan or arrangement existing on then date hereof and listed on Section 5.1(e) of the Company Disclosure Letter (including the granting of Options, stock appreciation rights, shares of restricted stock or performance units); (iii) grant any severance or termination pay to (except pursuant to existing agreements, plans or policies set forth in Section 5.1(e)(iii) of the Company Disclosure Letter); (iv) enter into any employment or severance agreement with, any director, officer or other employee of the Company or any Company Subsidiaries; or (v) establish, adopt, enter into, or materially amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment, termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable Law; provided, however, that the Company shall be permitted, under the Executive Management Bonus Plan listed as item 12 of Section 3.12(a) of the Company Disclosure Schedule, to pay a six-month discretionary bonus to the persons listed on Section 5.1(e)(A) of the Company Disclosure Letter up to a maximum amount of $150,000 in the aggregate for all such persons in respect of the six months ended June 30, 2007, such bonus to be allocated among such individuals by the Compensation Committee of the Company’s Board of Directors;

(f) sell, lease, license, transfer, pledge, encumber or otherwise subject to a Lien, grant or dispose of, or, with respect to Intellectual Property, permit to lapse, (whether by merger, consolidation, purchase, sale or otherwise) any property or asset, including capital stock of Company Subsidiaries (other than the acquisition and sale of inventory or the disposition of used or excess equipment and the purchase of supplies and equipment, in either case in the ordinary course of business consistent with past practice), or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice;

(g) except in the ordinary course of business consistent with past practice, disclose to any person, other than representatives of Parent, any trade secret or other non-public or confidential Technology;

(h) merge or consolidate the Company or any of the Company Subsidiaries with any other person;

(i) (i) Subject to Section 5.20, incur, assume or prepay any long-term indebtedness or incur or assume any short-term indebtedness (including, in either case, by issuance of debt securities or warrants or other rights to acquire any debt securities of the Company and the Company Subsidiaries), guarantee any such indebtedness except that the Company and the Company Subsidiaries may prepay indebtedness in the ordinary course of business consistent with past practice under existing lines of credit and pursuant to the Credit Agreement, dated as of April 1, 1999, as amended, between the Company and certain other parties thereto (the “Credit Agreement”), (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business, or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

(j) enter into, modify, amend, waive any right under, terminate, cancel or request any material change in, or agree to any material change in any Contract which is material to the Company and the Company Subsidiaries taken as a whole, including any Company Material Contract and the Rights Plan;

(k) make (i) any acquisitions, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination of any entity, business or line of business, or all or substantially all of the assets of any person, or (ii) any property transfer(s) or purchase(s) of any property or assets, to or from any person other than (A) transfers and purchases of assets in amounts not inconsistent with those included in the capital expenditure budget set forth in Section 5.1(k) of the Company Disclosure Letter and (B) transfers and purchases of non-capital assets in the ordinary course of business consistent with past practice;

(l) take any action with respect to accounting policies or procedures, other than actions in the ordinary course of business and consistent with past practice or as required pursuant to applicable Law or GAAP;

(m) waive, release, assign, settle or compromise any material rights, claims or litigation; provided that in no event shall the Company settle any rights, claims or material litigation relating to the consummation of the transactions contemplated by this Agreement; and provided, further that the Company shall, subject to Section 5.18, (1) promptly notify Parent of the institution of any shareholder litigation against the Company or any of its directors relating to this Agreement, the Merger or the transactions contemplated by this Agreement, (2) keep Parent fully informed on a reasonably current basis regarding all material developments in any such shareholder litigation, (3) provide Parent the opportunity to consult with the Company regarding the defense or settlement of any such shareholder litigation, and (4) give due consideration to Parent’s advice with respect to such shareholder litigation;

(n) change any material accounting or financial reporting methods, principles or practices of the Company or any of the Company Subsidiaries unless required by GAAP or make any material Tax election, unless required by applicable Law, enter into any Tax Sharing Agreement, settle or compromise any claim, notice, audit report or assessment in respect of material Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of material Taxes;

(o) enter into any collective bargaining agreement or renew, extend or, except in compliance with Section 5.21, renegotiate any existing collective bargaining agreement or commit to, or propose, the terms of any such agreement provided, that the Company may enter into a new collective bargaining agreement with its union after December 1, 2007 without Parent’s prior written consent;

(p) hire or terminate other than for cause the employment of, or reassign, any employees other than non-officer employees in the ordinary course of business;

(q) enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company, any of the Company Subsidiaries or any of their respective affiliates or any successor thereto (including Parent or any of its affiliates after the Effective Time), from engaging or competing in any line of business, in any location or with any Person;

(r) fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(s) take any action that would reasonably be expected to make any representation or warranty of the Company hereunder, or omit to take any action reasonably necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any respect at the Effective Time;

(t) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; or

(u) authorize or enter into any formal or informal written or other agreement or otherwise make any commitment to do any of the foregoing.

5.2  Other Actions.  During the period from the date hereof to the Effective Time, the Company and Merger Sub shall not, and shall not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in any of the conditions to the Merger set forth in ARTICLE 6 hereof not being satisfied.

5.3  Notification of Certain Matters.  Merger Sub and the Company shall promptly (and in any event within five (5) business days) notify each other of (a) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article 6 not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice provided, further, that the failure to comply with this 5.3(a) shall not constitute a material breach of this Agreement for purposes of determining whether the condition set forth in Section 6.3(b) has been satisfied, (b) any notice or other communication from any Governmental Entity in connection with the Merger or the transactions contemplated by this Agreement or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation, Parent or Merger Sub and (c) any suit, action, claim or proceeding commenced, or to such party’s knowledge, threatened, that seeks to prevent or seek damages in respect of, or otherwise relates to, the consummation of the transactions contemplated by this Agreement or the Shareholder Agreement. The Company shall notify Parent and Merger Sub, on a reasonably current basis, of any events or changes with respect to any material regulatory or other investigation or action involving the Company or any of its affiliates by any Governmental Entity, and shall reasonably cooperate with Parent or its affiliates in efforts to mitigate any adverse consequences to Parent or its affiliates which may arise (including by coordinating and providing assistance in meeting with regulators).

5.4  Proxy Statement.

(a) As promptly as practicable after the execution of this Agreement, the Company shall, in consultation with Parent and Merger Sub, prepare and the Company shall file with the SEC the proxy statement of the Company (together with any amendment or supplements thereto, the “Proxy Statement”) relating to the special meeting of the Company’s shareholders (the “Company Shareholders Meeting”) to be held to consider approval and adoption of this Agreement and the Merger and shall use reasonable best efforts to cause the Proxy Statement to be filed with the SEC within 30 days of the date hereof. Substantially contemporaneously with the filing of the Proxy Statement with the SEC, copies of the Proxy Statement shall be provided to the National Association of Securities Dealers, Inc. (“NASD”). Parent or the Company, as the case may be, shall furnish all information concerning itself that is required to be included in the Proxy Statement and any other filings required to be made with he SEC in connection within this Agreement and the transactions contemplated hereby (the “Other Filings”). As promptly as practicable after the Company is notified that the SEC has no further comments to the Proxy Statement, the Proxy Statement shall be mailed to the shareholders of the Company as of the record date established for the Company Shareholders Meeting. The Company shall cause the Proxy Statement and the Other Filings to be filed by it to comply as to form and substance in all material respects with the applicable requirements of Law, including (i) the Exchange Act, including Sections 14 thereof and the respective regulations promulgated thereunder, (ii) the Securities Act, (iii) the rules and regulations of the NASD and (iv) the NJBCA.

(b) The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the shareholders of the Company that they vote in favor of the adoption of this Agreement and the Merger; provided, however, that subject to Section 7.5(b), the Board of Directors of the Company may, at any time prior to the Effective Time, withdraw, modify or change any such recommendation if the Board of Directors of the Company makes an Adverse Recommendation Change in accordance with Section 5.7. In addition, the Proxy Statement and the Proxy Materials will include a copy of the Merger Agreement and the written opinion of the Company Financial Advisor referred to in Section 3.19.

(c) No amendment or supplement to the Proxy Statement will be made without the approval of each of Parent and the Company, which approval shall not be unreasonably withheld or delayed, unless such amendment or supplement to the Proxy Statement is required to be made by the Company under applicable Laws. Each of Parent and the Company will (i) advise the other, promptly after it receives notice thereof, or of any request by the SEC or the NASD for amendment of the Proxy Statement and the Other Filings or comments thereon and responses thereto or requests by the SEC for additional information and (ii) provide the other with copies of all filings made with the SEC and all correspondence (including comment letters) between the Company and the SEC with respect to the Proxy Statement. The Company, Parent and Merger Sub shall cooperate and consult with each other in preparation of the Proxy Statement and the Company will provide Parent and Merger Sub a reasonable opportunity for review and comment on the draft proxy statement (including each amendment or supplement thereto) and the Other Filings. The Company, Parent and Merger Sub shall use their reasonable best efforts to resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable.

(d) The information supplied by the Company for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Materials (or any amendment thereof or supplement thereto) is first mailed to the shareholders of the Company, (ii) the time of the Company Shareholders’ Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company or any Company Subsidiary, or their respective officers or directors, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement, the Company shall promptly inform Merger Sub. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the NJBCA, the Securities Act and the Exchange Act.

(e) The information supplied by Parent for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Materials (or any amendment of or supplement to the Proxy Materials) are first mailed to the shareholders the Company, (ii) the time of the Company Shareholders Meeting, and (iii) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated in the Proxy Statement or necessary in order to make the statements in the Proxy Statement not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or any subsidiary of Parent, or their respective officers or directors, should be discovered by Parent that should be set forth in an amendment or a supplement to the Proxy Statement, Parent shall promptly inform the Company. All documents that Parent is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form and substance in all material respects with the applicable requirements of the NJBCA, the Securities Act and the Exchange Act.

(f) The information supplied by any party for inclusion in another party’s Other Filing will be true and correct in all material respects and shall not fail to state any material fact required to be stated in the Other Filing or necessary in order to make the statements in the Other Filing not misleading.

5.5  Shareholders’ Meeting..

(a) The Company shall establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting as promptly as practicable for the purpose of voting upon the adoption of this Agreement. The Company shall use its best efforts (through its agents or otherwise) to solicit from its shareholders proxies in favor of the adoption of this Agreement, and shall take all other action necessary or advisable to secure Requisite Company Vote; provided, however, that even if the Board of Directors of the Company makes an Adverse Recommendation Change in accordance with Section 5.7, unless this Agreement shall have been terminated in accordance with Section 7.1, the Company shall submit this Agreement to its shareholders at the Company Shareholders Meeting.

(b) The Company shall not postpone, delay or adjourn the Company Shareholders Meeting without the prior written consent of Parent, such consent not to be unreasonably withheld.

5.6  Access to Information.  From the date of this Agreement to the Effective Time, the Company shall (and shall cause the Company Subsidiaries to): (i) provide to Parent and Merger Sub (and their respective officers, directors, employees, accountants, consultants, legal counsel, financial advisors, investment bankers, financing sources and other representatives and their respective advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the officers, management employees, agents, properties, offices and other facilities of the Company and the Company Subsidiaries and to the books and records thereof, including access to properties to perform Phase I and, if warranted by the results thereof, Phase II environmental investigations; and (ii) furnish promptly such documents or information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent, Merger Sub or their Representatives may reasonably request. No investigation conducted under this Section 5.6 shall affect or be deemed to modify any representation or warranty made in this Agreement.

5.7  No Solicitation.

(a) The Company agrees that, prior to the Effective Time, it shall not, and shall not authorize or permit any Company Subsidiaries or any of its or the Company Subsidiaries’ Representatives, directly or indirectly, to (i) solicit, initiate, encourage or facilitate any inquiries or the making of any offer or proposal with respect to a Takeover Proposal (as hereafter defined), (ii) provide any non-public information or data about the Company or the Company Subsidiaries to any third party, or (iii) participate or engage in negotiations or discussions with any person (other than Parent, Merger Sub or their Representatives) with respect to any Takeover Proposal. Notwithstanding the foregoing, the Company and the Board of Directors of the Company may take any actions described in clauses (ii) and (iii) of this Section 5.7(a) with respect to a third party prior to the holding of the vote at the Company Shareholders Meeting if prior to such vote (A) the Company receives a bona fide unsolicited written proposal from such third party, (B) the Board of Directors of the Company determines in good faith that such proposal constitutes, or is reasonably likely to constitute, a Superior Proposal, after receiving advice from its independent legal and financial advisors, (and such Superior Proposal was not initiated, solicited, encouraged or facilitated by the Company or any of the Company Subsidiaries or any of their respective Representatives), (C) the Board of Directors of the Company determines in good faith, after consultation with its independent legal and financial advisors, that the failure to participate in such negotiations or discussions or to furnish such information or data to such third party would constitute a breach of the Board of Directors of the Company’s fiduciary duties under applicable Law, provided that the Company shall not deliver any information to such third party without entering into a confidentiality agreement (an “Acceptable Confidentiality Agreement”) on terms no less favorable to the Company than the confidentiality agreement dated September 1, 2006 entered into by the Company and Parent (the “Parent Confidentiality Agreement”) and (D) a period of at least forty-eight (48) hours has elapsed from the time the Company shall have provided Parent with notice of such determination by the Board of Directors of the Company. Immediately after the execution and delivery of this Agreement, the Company and the Company Subsidiaries will, and will instruct their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Takeover Proposal.

(b) Neither the Board of Directors of the Company nor any committee thereof shall directly or indirectly (i) (A) withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Parent or Merger Sub), the approval or recommendation by the Board of Directors of the Company or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend or propose publicly to recommend any Takeover Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) approve or recommend, or publicly propose to approve or recommend, or allow the Company or any of the Company Subsidiaries to execute or enter into, any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.7(a)) or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding the foregoing, at any time prior to obtaining the vote of the Company’s shareholders at the Company Shareholders Meeting, and subject to the Company’s compliance at all times with the provisions of this Section 5.7, the Board of Directors of the Company may make an Adverse Recommendation Change only after the Board of Directors of the Company (x) provides written notice to Parent (a “Notice of Superior Proposal”) advising Parent that the Board of Directors of the Company or a committee thereof has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person or group making such Superior Proposal and representing that such Superior Proposal was not initiated, solicited, encouraged or facilitated by the Company or any of the Company Subsidiaries or any of their Representatives, and (y) determines in good faith after receiving the advice of its independent legal and financial advisors that (1) any transaction proposed by Parent is not at least as favorable to the Company and its shareholders from a financial point of view (taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and identity of the offeror and the financial capacity of the offeror to consummate the transaction) as the Superior Proposal and (2) it is required to make such Adverse Recommendation Change in order to comply with its fiduciary duties under Laws applicable to the Company; provided, however, that (I) neither the Board of Directors of the Company nor any committee thereof may make an Adverse Recommendation Change until the fifth (5th) business day after delivery to Parent of a Notice of Superior Proposal and after taking into account any revised proposal made by Parent since delivery of the Notice of Superior Proposal, (II) any change in the financial or other material terms of a Superior Proposal shall require a new Notice of Superior Proposal and a new notice period under this Section 5.7(b); provided, however, that any such new notice period given after the third (3rd) business day of such five-day period need only be for an additional three (3) business days, and (III) the Company shall not be entitled to enter into any agreement, including any letter of intent, or agreement in principle, memorandum of understanding or similar arrangement, with respect to a Superior Proposal unless and until this Agreement is terminated by its terms pursuant to Section 7.1 and the Company has paid all amounts due to Parent pursuant to Section 7.5; provided, further, that during such five (5) or three (3) business day periods, as applicable, referenced in (I) and (II) above, the Company shall cooperate and negotiate with Parent to enable Parent to make such a revised proposal. Without limiting any other rights of Parent and Merger Sub under this Agreement, any Adverse Recommendation Change or any termination of this Agreement shall not have any effect on the approvals of, and other actions referred to herein for the purpose of causing the Rights Plan or Takeover Statutes to be inapplicable to, this Agreement and the transactions contemplated hereby and thereby, which approvals and actions are irrevocable.

(c) The Company agrees that in addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.7, promptly (but in no event more than 24 hours) after receipt thereof, the Company shall advise Parent in writing of any request for information or any Takeover Proposal received from any person, or any inquiry, discussions or negotiations with respect to any Takeover Proposal, and the terms and conditions of such request, Takeover Proposal, inquiry, discussions or negotiations, and the Company shall promptly provide to Parent copies of any written materials received by the Company or its Representatives in connection with any of the foregoing, and the identity of the person or group making any such request, Takeover Proposal or inquiry or with whom any discussions or negotiations are taking place. The Company agrees that it shall simultaneously provide to Parent any non-public information concerning the Company provided to any other person or group in connection with any Takeover Proposal which was not previously provided to Parent. The Company shall keep Parent reasonably informed of the status of any Takeover Proposals (including the identity of the parties, the status and substance of any discussions or negotiations and price involved and any changes or amendments to any terms and conditions thereof). The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company is a party and will use its best efforts to enforce any such agreement at the request of or on behalf of Parent, including initiating and prosecuting litigation seeking appropriate equitable relief (where available) and, to the extent applicable, damages.

(d) Nothing contained in this Section 5.7 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders if, in the good faith judgment of the Board, after consultation with independent counsel and based as to legal matters on the written advice of the Company’s independent legal counsel, failure so to disclose would be inconsistent with its obligations under applicable Law; provided, however, that, except as contemplated by clause (b) of this Section 5.7, neither the Company nor the Board nor any committee thereof shall make an Adverse Recommendation Change.

(e) For purposes of this Agreement:

(i) “Takeover Proposal” means any bona fide proposal or offer from any person or group of persons other than Parent, Merger Sub or their affiliates relating to any direct or indirect acquisition or purchase of (i) a business or division (or more than one of them) that in the aggregate constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, (ii) 15% or more of the equity interest in the Company or any of the Company Subsidiaries (by vote or value), (iii) any tender offer or exchange offer that if consummated would result in any person or group of persons beneficially owning 15% or more of the equity interest (by vote or value) in the Company, or (v) any merger, reorganization consolidation, share exchange, transfer of assets or other business combination, recapitalization, share repurchase, liquidation, dissolution or similar transaction involving the Company. For purposes of Sections 7.5(b)(iii) and 7.5(b)(iv) “15%” in the definition of Takeover Proposal shall be replaced with “40%.”

(ii) “Superior Proposal” means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or similar transaction, for consideration to the Company’s shareholders consisting of cash and/or securities, all of the shares of the Company’s capital stock then outstanding or all or substantially all the assets of the Company, on terms which the Board determines in its good faith judgment to be superior to the Company’s shareholders from a financial point of view than the Merger (or any alternative proposal made by Parent pursuant to Section 5.7(b)) and for which financing, to the extent required, is then fully committed and as to which the Board of Directors of the Company determines is likely to be consummated on its terms.

5.8  Directors’ and Officers’ Indemnification and Insurance.

(a) Merger Sub agrees that all rights to indemnification now existing in favor of any employee, director or officer of the Company and any director or officer of the Company Subsidiaries (the “Indemnified Parties”) as provided in the Company Charter Documents or the equivalent documents of the Company Subsidiaries, in an agreement between an Indemnified Party and the Company or one of the Company Subsidiaries listed on Section 5.8(a) of the Company Disclosure Letter, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time; provided that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims. Merger Sub also agrees that the Surviving Corporation shall, for a period of six years following the Effective Time, indemnify all Indemnified Parties to the fullest extent permitted by applicable Law with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of the Company or any of the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees, or otherwise on behalf of, the Company or any of the Company Subsidiaries, occurring prior to the Effective Time including the transactions contemplated by this Agreement; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without either Merger Sub’s or the Surviving Corporation’s prior written consent and the Surviving Corporation shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single claim for indemnification. Without limiting of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Surviving Corporation will advance such Indemnified Party’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith to the fullest extent that the Company would be permitted by applicable Law and to the fullest extent required by the Company Charter Documents or the equivalent documents of the Company Subsidiaries as in effect on the date of this Agreement reasonably promptly after statements therefore are received; provided that the person to whom such expenses are to be advanced provides an undertaking to repay such amounts if it is ultimately determined that such person is not entitled to be indemnified for such amounts as provided above.

(b) Merger Sub agrees that the Surviving Corporation shall purchase at the Closing a “tail” insurance policy to be maintained in effect for not less than six years from the Effective Time, upon terms and conditions comparable to the current policies of the directors’ and officers’ liability insurance maintained by the Company; provided, however, that the Surviving Corporation shall not be required to pay a premium for such “tail” insurance in excess of 175% of the last annual premium paid by the Company for such insurance prior to the date hereof; provided, further, that if the premium of such insurance coverage exceeds such amount, the Surviving Corporation shall be obligated to obtain a “tail” insurance policy with the greatest coverage available for a cost not exceeding such amount.

(c) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, contract or otherwise.

(d) In the event that the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

(e) Parent shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in successfully enforcing the indemnity and other obligations provided in this Section 5.8.

5.9  Reasonable Best Efforts.  Subject to the terms and conditions provided in this Agreement and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, (i) all things necessary, proper or advisable under applicable Laws and regulations to ensure that the conditions set forth in ARTICLE 6 are satisfied; (ii) to consummate and make effective the Merger and the other transactions contemplated by this Agreement; and (iii) cause the Effective Time to take place as promptly as practicable following shareholder approval of the Merger and in no instance later than the date referred to in Section 7.1(b). If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

5.10  Consents; Filings; Further Action.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated hereby, (ii) obtain from Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Merger Sub or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, (iii) make all necessary filings, and thereafter make any other submissions either required or deemed appropriate by each of the parties, with respect to this Agreement and the Merger and the other transactions contemplated hereby required under (A) the Securities Act, the Exchange Act and any other applicable federal or Blue Sky Laws, (B) the HSR Act, (C) Exon-Florio, (D) the NJBCA, (E) ISRA, (F) any other applicable Law and (G) the rules and regulations of NASD. The parties hereto shall cooperate and consult with each other in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing, and none of the parties will file any such document if any of the other parties shall have reasonably objected to the filing of such document. No party to this Agreement shall consent to any voluntary extension of any statutory deadline or waiting party or to any voluntary delay of the consummation of the Merger and the other transactions contemplated hereby at the behest of any Governmental Entity without the consent and agreement of the other parties to this Agreement, which consent shall not be unreasonably withheld or delayed.

(b) Without limiting the foregoing, (i) to the extent applicable, each of the Company, Parent and Merger Sub shall use its reasonable best efforts to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) business days of the date hereof and any other required submissions under the HSR Act which the Company or Parent determines should be made, in each case with respect to the Merger and the transactions contemplated hereby, and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable and (ii) Parent, Merger Sub and the Company shall cooperate with one another (A) in promptly determining whether any filings are required to be or should be made or consents, approvals, permits or authorizations are required to be or should be obtained under any other federal, state or foreign Law or regulation or whether any consents, approvals or waivers are required to be or should be obtained from other parties to loan agreements or other contracts or instruments material to the Company’s business in connection with the consummation of the transactions contemplated by this Agreement, (B) in promptly making any such filings, furnishing information required in connection therewith and seeking to obtain timely any such consents, permits, authorizations, approvals or waivers, (C) in keeping the other party reasonably informed, (D) in consulting with Parent in advance of any meeting, material conference or material discussion with any Governmental Entity, and (E) if permitted to do so by the relevant Governmental Entity, in giving Parent and its Representatives the opportunity, but Parent and its Representatives shall not be required, to attend and participate in any such meetings, conferences and discussions, including by providing the other party with a copy of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other U.S. or foreign Governmental Entity, of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.10, if any objections are asserted with respect to the transactions contemplated hereby under any antitrust Law or if any suit is instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any antitrust Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to resolve any such objections or suits so as to permit consummation of the transactions contemplated by this Agreement, including in order to resolve such objections or suits which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the other transactions contemplated hereby; provided however, notwithstanding the foregoing, nothing in this Section 5.10 shall require, or be construed to require, Parent, Merger Sub or the Company or any of their subsidiaries, in connection with the receipt of any regulatory approval (including pursuant to the HSR Act, Exon-Florio and ISRA) to proffer to, or agree to:

(i) sell or hold separate and agree to sell, divest or to discontinue to or limit, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, Merger Sub, the Company or any of their respective affiliates (or to the consent to any sale, or agreement to sell, or discontinuance or limitation by Parent, Merger Sub or the Company, as the case may be, of any of its assets or businesses);

(ii) any material conditions relating to, or material changes or material restrictions in, the operations of any such asset or businesses;

(iii) take any action that would, or would be reasonably likely to, materially impair the benefits reasonably expected to be derived by Parent from the transactions contemplated by this Agreement, including the Merger; or

(iv) take any action that would, or would be reasonably likely to, impose any material cost, liability or obligation on the Company, Parent, Merger Sub or any of their subsidiaries

(clauses (ii) through (iv) being referred to as a “Burdensome Condition”); provided, further, that, with respect to actions relating to ISRA, the Company and the Company Subsidiaries shall be required to take such actions that would, or would be reasonably likely to, result in a Burdensome Condition at the written request of Parent.

(d) In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, each of Parent, Merger Sub and the Company shall cooperate fully with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

5.11  Public Announcements.  The initial press release concerning the Merger shall be a joint press release and, thereafter, Merger Sub and the Company shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed, except to the extent required by applicable Law or the requirements of NASD, in which case the issuing party shall use its reasonable best efforts to consult with the other parties before issuing any such release or making any such public statement.

5.12  Stock Exchange Listings and De-Listings.  The parties shall use their reasonable best efforts to cause the Surviving Corporation to cause the Company Common Stock to be de-listed from NASD and de-registered under the Exchange Act as soon as practicable following the Effective Time.

5.13  Expenses.  Except as otherwise provided in Section 7.5, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated hereby shall be paid by the party incurring those Expenses. The Surviving Corporation shall pay all Expenses of the Company which are not paid in full at or prior to the Effective Time.

5.14  Takeover Statutes.  If any Takeover Statute is or may become applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated hereby or thereby, each of Merger Sub and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

5.15  Employee Benefit Arrangements.

(a) Merger Sub agrees that the Company and the Company Subsidiaries will honor, and, from and after the Effective Time, the Surviving Corporation will honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and fiscal year 2007 bonus agreements and arrangements to which the Company and the Company Subsidiaries, as applicable, are a party and which are set forth on Section 5.15(a) of the Company Disclosure Letter.

(b) Nothing in this Agreement shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or designation or any employee or group of employees as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with applicable Law.

(c) The Company shall take all actions as shall be necessary so that no new offering period will commence under the Company’s Employee Stock Purchase Plan after July 31, 2007.

5.16  Rule 16b-3 Exemption.  The Board of Directors of the Company, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Effective Time providing that the disposition by officers and directors of Common Stock in exchange for the Merger Consideration, and of Options in exchange for the consideration specified in Section 2.4, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

5.17  Confidentiality Agreements.  Except as set forth in Section 5.7, during the period from the date of this Agreement through the Effective Time, the Company will not terminate, amend, modify or waive any provision of any confidentiality agreement not entered into in the ordinary course of business or any agreement by a third party not to acquire assets or securities of the Company to which it or any of the Company Subsidiaries is a party, other than the Parent Confidentiality Agreement pursuant to its terms or by written agreement of the parties thereto. Except as set forth in Section 5.7, during such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including by obtaining injunctions to prevent any material breaches of such agreements and to enforce specifically the material terms and provisions thereof in any court of the United States of America or of any state having jurisdiction. Notwithstanding the foregoing two sentences or anything else in this Agreement to the contrary, at any time prior to obtaining the Requisite Company Vote, the Company shall not be obligated to comply with the covenants in this Section 5.17 if the Board of Directors of the Company determines, after consultation with its outside counsel, that any such compliance would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company shall not take any action that would otherwise fail to comply with the covenants in this Section 5.17 in reliance on the foregoing exception until after the second business day following Parent’s receipt of written notice from the Company advising Parent that the Company intends to take such action and specifying the nature of the action to be taken, it being understood and agreed that in determining whether to authorize the Company to take such action the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in response to such written notice.

5.18  Shareholder Litigation.  The Company shall give Parent the opportunity to participate, subject to a customary joint defense agreement, in, but not control, the defense or settlement of any shareholder litigation against the Company or its directors or officers relating to the Merger or any other transactions contemplated by this Agreement or the Shareholder Agreement; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent, which will not be unreasonably withheld.

5.19  Termination of Certain Agreements.  Prior to Closing, the Company shall cause the Consulting Agreement, dated as of January 1, 2007, between the Company and David Freedman to be terminated prior to Closing, and, after such termination, such consulting agreement shall be of no further force and effect and there shall be no further liabilities or obligations of the Company thereunder; provided, however, that the Company shall be permitted to pay David Freedman up to $120,000 in consideration for such termination and release.

5.20  Repayment of Credit Agreement.  The Company shall use its best efforts to cause the Credit Agreement to be repaid in full prior to the Effective Time and to cause any and all Liens in respect of the Credit Agreement to be released prior to the Effective Time and to deliver to Parent documentation reasonably satisfactory to Parent stating that the Credit Agreement has been so repaid and that such Liens have been so released.

5.21  Collective Bargaining Agreements.  Prior to the Effective Time, if the Company, any Company Subsidiary or any of their Representatives proposes or intends to conduct or engage in any discussions, talks, negotiations, meetings or similar actions with respect to any collective bargaining agreement or with any union representative, except as prohibited by Law, the Company shall provide written notice to Parent at least three (3) business days prior to such actions, and Parent and its Representatives shall be entitled, but not required, to participate in such discussions, talks, negotiations, meetings or similar actions.

ARTICLE 6

CONDITIONS

6.1  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is subject to the satisfaction or waiver (if permissible) at or prior to the Effective Time of each of the following conditions:

(a) Shareholder Approval.   This Agreement and consummation of the Merger shall have been duly approved and adopted by the holders of outstanding Common Stock by the Requisite Company Vote.

(b) Governmental Consents.   The waiting period applicable to the consummation of the Merger under the HSR Act (or any extension thereof) shall have expired or been terminated, and any review or investigation of the transactions contemplated hereby under Exon-Florio shall have concluded without any action to suspend or prohibit the transactions contemplated hereby by the President of the United States or the Committee on Foreign Investment in the United States, and the approval (if applicable) by the French Ministry of Economy and Finance of the indirect change of control of New Brunswick Scientific SARL as a result of the Merger shall have been obtained pursuant to article R.151-1 and seq. of the French Monetary and Financial Code or the applicable two months period as of the date of filing for such approval shall have expired.

(c) Litigation.  No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, order injunction or decree (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated hereby.

6.2  Conditions to Obligations of Parent and Merger Sub.  The obligation of Parent and Merger Sub to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date are also subject to the satisfaction or waiver by Parent and Merger Sub at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in this Agreement that are qualified as to materiality or Material Adverse Effect on the Company or dollar thresholds shall be true and correct in all respects, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent and Merger Sub shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Material Adverse Effect.  Since the date of this Agreement, there shall have been no Material Adverse Effect on the Company and Parent and Merger Sub shall have received a certificate of an executive officer of the Company to such effect.

(d) Governmental Consents.  All filings, agreements, consents or approvals required under ISRA shall have been made or obtained and no Burdensome Condition shall have been imposed by any Governmental Entity on the Company, Parent, Merger Sub or any of their respective subsidiaries with respect to ISRA or any other regulatory approval required in connection with the Merger, this Agreement or the transactions contemplated hereby and thereby.

(e) Litigation.  There shall not be pending or threatened any suit, action or proceeding by (x) any federal or state Governmental Entity or (y) third party (i) challenging the acquisition by Parent or Merger Sub of any shares of Common Stock, seeking to place limitations on the ownership of shares of Common Stock (or shares of capital stock of the Surviving Entity) by Parent or Merger Sub, (ii) seeking to (A) prohibit or limit in any respect the ownership or operation by the Company or any of the Company Subsidiaries or by Parent or any of its subsidiaries of any portion of any business or of any assets of the Company and the Company Subsidiaries or Parent and its subsidiaries, (B) compel the Company or any of the Company Subsidiaries or Parent or any of its subsidiaries to divest or hold separate any portion of any business or of any assets of the Company and the Company Subsidiaries or Parent and its subsidiaries, as a result of the Merger or (C) impose any obligations on Parent or any of its subsidiaries or the Company or any of the Company Subsidiaries to maintain facilities, operations, places of business, employment levels, products or businesses or other obligation relating to the operation of their respective businesses or (iii) seeking to obtain from the Company, Parent or Merger Sub any damages, payments, covenants or legally binding assurances, which suit, action or proceeding in the case of clauses (ii) and (iii) above would have, or would be reasonably likely to have, individually or in the aggregate, a Burdensome Condition; provided, however, that this provision shall only apply to pending or threatened suits, actions or proceedings by any third party (other than any Governmental Entity) that Parent determines, after consultation with Parent’s outside legal counsel, are reasonably likely to be successful on their merits.

(f) Environmental Matters.  None of the Company or any of its affiliates shall have been required to incur or be reasonably expected to incur any cost, liability, expense or obligation in excess of $3,000,000 in connection with, or in order to comply with, any investigation, remediation, clean-up or other action under or pursuant to any Environmental Law, including ISRA.

6.3  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger and consummate the other transactions contemplated hereby to be consummated on the Closing Date is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  The representations and warranties of Merger Sub set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate signed on behalf of Merger Sub by an executive officer of Merger Sub to such effect.

(b) Performance of Obligations of Merger Sub.  Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Merger Sub by an executive officer of Merger Sub to such effect.

ARTICLE 7

TERMINATION

7.1  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement, as follows:

(a) by mutual written consent of Parent and the Company;

(b) by written notice of either Parent or the Company, if the Effective Time shall not have occurred on or before December 31, 2007 (the “Outside Date”); provided, however, Parent may terminate this Agreement prior to the Outside Date if the Effective Time shall not have occurred on or before November 30, 2007 and at the time of such termination by Parent, the Company shall have entered into a new collective bargaining agreement with its union without Parent’s prior written consent; provided, further, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by written notice of either Parent or the Company, if any order injunction or decree preventing the consummation of the Merger shall have been entered by any court of competent jurisdiction or Governmental Entity and shall have become final and nonappealable (“Governmental Order”); provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party unless such party shall have used its commercially reasonable efforts (subject to Section 5.10(c)) to oppose any such Governmental Order or to have such Governmental Order vacated or made inapplicable to the Merger;

(d) by written notice of Parent, if (i) the Board of Directors of the Company affects an Adverse Recommendation Change or shall have resolved to do so, or (ii) a tender offer or exchange offer for any outstanding shares of capital stock of the Company is commenced and the Board of Directors of the Company fails within ten (10) business days of the commencement thereof to recommend against acceptance of such tender offer or exchange offer by its shareholders (including by taking no position or a neutral position with respect to the acceptance of such tender offer or exchange offer by its shareholders);

(e) by written notice of Parent or the Company, if this Agreement shall fail to receive the Requisite Company Vote for adoption at the Company Shareholders Meeting or any adjournment or postponement thereof at which a quorum is present and the votes to adopt this Agreement and approve the Merger are taken;

(f) by written notice of Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case (i) such that the conditions set forth in either of Section 6.2(a) or 6.2(b) would not be satisfied, and (ii) is not cured by the earlier to occur of the Outside Date and thirty (30) days following written notice to the Company stating Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f) and the basis for such termination, or which by its nature or timing cannot be cured;

(g) by written notice of the Company, upon breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Merger Sub shall have become untrue, in either case (i) such that the conditions set forth in either of Section 6.3(a) or 6.3(b) would not be satisfied and (ii) is not cured by the earlier to occur of the Outside Date and thirty (30) days following written notice to Parent stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(g) and the basis for such termination, or which by its nature or timing cannot be cured;

(h) by written notice of the Company if, prior to the adoption and approval of this Agreement at the Company Shareholders Meeting by the Requisite Company Vote, the Company Board has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that an unsolicited Takeover Proposal is a Superior Proposal; but only if, prior to such termination:

(i) the Company provides a Notice of Superior Proposal and provides Parent with a copy of such Superior Proposal (if in writing) and notifying Parent of its decision to terminate the Merger Agreement;

(ii) at least five (5) business days following receipt by Parent of the Notice of Superior Proposal, and taking into account any revised proposal made by Parent since receipt of the Notice of Superior Proposal, a majority of the directors of the Company conclude such Superior Proposal remains a Superior Proposal; provided, however, that during such five (5) business day period the Company shall negotiate in good faith with Parent if Parent makes a revised proposal; provided, further, that in the event of any material change to the material terms of such Superior Proposal, the Board of Directors of the Company shall, in each case, deliver to Parent an additional Notice of Superior Proposal, as contemplated by Section 5.7(a), and the five (5) business day or three (3) business day period, as applicable, expire prior to any such termination;

(iii) the Company is in compliance, in all material respects, with Section 5.7;

(iv) the Company concurrently with the termination pays the Termination Fee and irrevocably agrees to pay the Expenses pursuant to Section 7.5; and

(v) the Board of Directors of the Company concurrently approves, and the Company concurrently enters into, a definitive agreement providing for the implementation of such Superior Proposal;

(i) by written notice of Parent, if any of the shareholders who are parties to the Shareholders Agreement fail to comply with the Shareholder Agreement in any material respect; or

(j) by written notice of Parent, if the condition set forth in Section 6.2(f) shall not have been satisfied or shall become incapable of being satisfied.

7.2  Effect of Termination.  Except as provided in Section 8.2, in the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Merger Sub or the Company or any of their respective Representatives, and all rights and obligations of each party hereto shall cease, subject to the remedies of the parties set forth in Sections 7.5; provided, however, that nothing in this Agreement shall relieve any party from liability for the willful breach of any of its representations and warranties or any of its covenants or agreements set forth in this Agreement.

7.3  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided that, after the approval of this Agreement by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

7.4  Extension; Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto, and

(c) unless prohibited by applicable Law, waive compliance with any agreement or condition contained in this Agreement. Any agreement on the part of a party to any extension or waiver, will be effective only if made in writing by each of the Company, Parent and Merger Sub and, unless otherwise specified in such writing, shall thereafter operate as a waiver (or satisfaction) of such conditions for any and all purposes of this Agreement. The failure of any party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights.

7.5  Termination Fees and Expenses.

(a) Except as set forth in this Section 7.5, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid in accordance with the provisions of Section 5.13. For purposes of this Agreement, “Expenses” consist of all out-of-pocket expenses (including all fees, commitment fees and expenses of counsel, accountants, commercial and investment bankers, lenders, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf to the extent directly related to the authorization, preparation, negotiation, execution and performance of this Agreement, the Shareholder Agreements, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

(b) The Company agrees that, if

(i) the Company shall terminate this Agreement pursuant to Section 7.1(h);

(ii) Parent shall terminate this Agreement pursuant to Section 7.1(d), or Section 7.1(i);

(iii) (A) the Company or Parent shall terminate this Agreement pursuant to Section 7.1(e) or Section 7.1(b), and (B) at the time of such termination, any person shall have made a public announcement or otherwise communicated to the Company and its shareholders with respect to a Takeover Proposal with respect to the Company, and (C) within twelve (12) months after such termination, any definitive agreement providing for a Takeover Proposal shall have been executed or a Takeover Proposal (which need not be the same Takeover Proposal made prior to termination) consummated by any person; or

(iv) Parent shall terminate this Agreement pursuant to Section 7.1(f) and within twelve (12) months after such termination, any definitive agreement providing for a Takeover Proposal shall have been executed or a Takeover Proposal shall be consummated by any person; then in accordance with Section 7.5(c), concurrently with such termination in the case of clause (i), within two (2) business days after such termination in the case of clause (ii), or in the case of clause (iii) or (iv) within two (2) business days after the execution of a definitive agreement providing for, or the consummation of, such Takeover Proposal, whichever shall first occur, the Company shall pay to Parent a termination fee in the amount of $3,000,000 in cash (subject to the provisions below)(such fee, the “Termination Amount”), plus an amount equal to Parent’s and Merger Sub’s and their affiliates’ documented Expenses (as defined) up to an aggregate amount of such Expenses of $250,000; provided, however, if this Agreement is terminated pursuant to Section 7.1(f) as a result of a Pre-Closing Breach (as defined), (x) within two (2) business days after such termination, the Company shall pay an amount equal to Parent’s and Merger Sub’s and their affiliates’ documented Expenses up to an aggregate amount of such Expenses of $1,500,000 (the “Increased Expenses”) and (y) the “Termination Amount” thereunder payable under Section 7.5(b)(iv) shall mean $3,250,000 minus the Increased Expenses: provided, further, however, that if this Agreement is terminated pursuant to Section 7.1(f) other than as a result of a Pre-Closing Breach, the “Termination Amount” thereunder payable under Section 7.5(b)(iv) shall mean $1,250,000. For purposes of this Section 7.5(b), “Pre-Closing Breach” shall mean (a) any breach of any representation or warranty, no matter when discovered, which arises out of any fact, circumstance, event or occurrence which existed, arose or developed prior to the date of this Agreement (it being understood and agreed that any Claim commenced after the date hereof Increased Expenses shall constitute a Pre-Closing Breach if the underlying facts events or circumstances existed or occurred prior to the date hereof) or (b) any breach of any covenant or agreement of the Company.

(c) Any payment required to be made pursuant to Section 7.5(b) shall be made to Parent by the Company as set forth in Section 7.5(b) and shall be made by wire transfer of immediately available funds to an account designated by Parent, and, except as otherwise contemplated by this Section 7.5, the Company shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Parent or Merger Sub (providedthat nothing herein shall release any party from liability for willful breach), it being understood that in no event shall Parent be required to pay the fee referred to in Section 7.5(b) on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(d) If this Agreement is terminated pursuant to Section 7.1(g), then in such event Parent shall pay to the Company (x) in the event of any breach other than a breach of Section 4.4 of this Agreement, its documented Expenses up to an aggregate amount of such Expenses of $1,500,000 or (y) in the event of a breach of Section 4.4 (including a failure to close the Merger in accordance with Section 1.2 as a result of a breach of Section 4.4), a termination fee in the amount of $3,250,000 in cash (the “Parent Termination Fee”) and, in each case, the Parent shall have no further liability with respect to this Agreement or the transactions contemplated hereby to the Company (provided that nothing herein shall release any party from liability for willful breach), such payment to be made within two (2) business days after the termination of this Agreement, by wire transfer of immediately available funds to an account designated by the Company, it being understood that in no event shall Parent be required to pay the amounts referred to in this Section 7.5(d) on more than one occasion. Any such payment shall be reduced by any amounts as may be required to be deducted or withheld therefrom under applicable Tax Law.

(e) The Company agrees that it shall promptly pay to Parent within two (2) business days after such termination, an amount equal to Parent’s and Merger Sub’s and their affiliates’ documented Expenses up to an aggregate amount equal to the Increased Expenses, if this Agreement is terminated pursuant to Section 7.1(e): provided, however, if a Termination Amount becomes due and owing after termination pursuant to Section 7.5(b), such Termination Amount and Expense reimbursement shall be reduced by the amount of Increased Expenses previously paid. If this Agreement is terminated pursuant to Section 7.1(j), the Company agrees that it shall promptly pay to Parent within two (2) business days after such termination, an amount equal to Parent’s and Merger Sub’s and their affiliates documented Expenses up to an aggregate amount equal to the Increased Expenses.

(f) The Company and Parent acknowledge that the agreements contained in this Section 7.5 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement; accordingly, if the Company fails to pay promptly the Termination Amount, or Parent fails to promptly pay the Parent Termination Fee and, in order to obtain such payment, the Company or Parent, as the case may be, commences a suit which results in a judgment against the Company for the Termination Amount, or Parent for the Parent Termination Fee, as the case may be, such party shall pay to the other such party its reasonable out-of-pocket expenses in connection with such suit, together with interest on the amount of the Termination Amount or the Parent Termination Fee, as the case may be, at the prime rate of Wachovia Bank, N.A. in effect on the date such payment was required to be made.

ARTICLE 8

MISCELLANEOUS

8.1  Certain Definitions.  For purposes of this Agreement:

(a) The term “affiliate,” as applied to any person, means any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise.

(b) The term “business day” means any day, other than Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight Eastern time. In computing any time period under this Agreement, the date of the event which begins the running of such time period shall be included except that if such event occurs on other than a business day such period shall begin to run on and shall include the first business day thereafter.

(c) The term “knowledge” means the knowledge of the following officers and employees of the Company and Parent or Merger Sub, after reasonable inquiry, as to (i) the Company: the officers and employees listed in Schedule 8.1(d)(i) and (ii) Parent or Merger Sub: the officers and employees listed in Schedule 8.1(d)(ii).

(d) The term “Lien” means any lien, mortgage, pledge, deed of trust, security interest, charge, easement, right of way, restriction, option, right of first refusal, right of first offer or other encumbrance or other adverse claim or interest.

(e) The term “person” shall include individuals, corporations, limited and general partnerships, trusts, limited liability companies, associations, joint ventures, Governmental Entities and other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

(f) The term “subsidiary” or “subsidiaries” means, with respect to any person, any corporation, limited liability company, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests constituting more than 50% of the voting or economic interest in such entity.

(g) The following terms are defined on the pages of this Agreement set forth after such term below:

Acceptable Confidentiality Agreement	35
Adverse Recommendation Change	35
affiliate	51
Agreement	1
Burdensome Condition	41
business day	51
Certificate of Merger	2
Claims	19
Closing	2
Closing Date	2
Code	5
Common Stock	1
Company	1
Company Charter Documents	6
Company Disclosure Letter	5
Company Financial Advisor	25
Company Investment Banker	25
Company Material Contract	17
Company Permits	10
Company SEC Reports	11
Company Shareholders Meeting	32
Company Subsidiaries	5
Contracts	9
control	51
Copyrights	20
Credit Agreement	30
DOJ	40
Effective Time	2
Environmental Law	20
ERISA	15
ERISA Affiliate	15
Exchange Act	9
Exon-Florio	9
Expenses	49
Foreign Plan	17

FTC	40
GAAP	6
Governmental Entity	9
Governmental Order	46
Hazardous Substance	20
HSR Act	9
Increased Expenses	49
Indemnified Parties	38
Intellectual Property	20
ISRA	10
knowledge	51
Law	9
Leased Property	24
Lien	51
Material Adverse Effect on the Company	6
Material Assets	24
Merger	1
Merger Consideration	3
Merger Sub	1
Most Recent Balance Sheet	14
NASD	32
NJBCA	1
NLRB	13
Notice of Superior Proposal	36
Option	4
Option Plans	4
Other Filings	32
Outside Date	46
Owned Real Property	24
Parent	1
Parent Confidentiality Agreement	35
Parent Termination Fee	50
Patents	20
Paying Agent	3
Permitted Liens	24
person	51
Plans	15
Pre-Closing Breach	50
Proxy Statement	32
Representatives	34
Requisite Company Vote	8
Rights Plan	26
SEC	11
Securities Act	11
Shareholder Agreement	1
Shares	3
Software	20
subsidiary	51
Superior Proposal	37

Surviving By-Laws	2
Surviving Charter	2
Surviving Corporation	1
Takeover Proposal	37
Takeover Statute	25
Tax Returns	22
Tax Sharing Agreements	23
Taxes	22
Technology	20
Termination Amount	49
Title IV Plan	15
Trademarks	20

8.2  Non-Survival of Representations, Warranties and Agreements.  The representations, warranties and agreements in this Agreement and in any certificate delivered under this Agreement shall terminate at the Effective Time or upon the termination of this Agreement under Section 7.1, as the case may be, except that (i) the agreements set forth in ARTICLE 1 and ARTICLE 2 and Section 5.8 shall survive the Effective Time indefinitely and (ii) those set forth in Sections 5.13, 7.2 and 7.5 and this ARTICLE 8 shall survive termination of this Agreement indefinitely. Each party agrees that, except for the representations and warranties contained in this Agreement and the Company Disclosure Letter, no party to this Agreement has made any other representations and warranties, and each party disclaims any other representations and warranties, made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other Representatives with respect to the execution and delivery of this Agreement or the transactions contemplated by this Agreement, notwithstanding the delivery of disclosure to any other party or any party’s representatives of any documentation or other information with respect to any one or more of the foregoing.

8.3  Counterparts; Effectiveness.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparties signed by all of the other parties hereto.

8.4  Governing Law and Venue; Waiver of Jury Trial.

(a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW JERSEY WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES. The parties irrevocably submit to the jurisdiction of the federal courts of the United States of America located in the State of New Jersey for the purpose of any action or proceeding arising out of or relating to this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement of this Agreement or of any such document, that it is not subject to this Agreement or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.5 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES

THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

8.5  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by overnight courier or by facsimile:

if to Parent:

Eppendorf Incorporated
One Cantiague Road
Westbury, NY 11590
Attention: Chief Financial Officer
Fax: 516-334-5168

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Paul T. Schnell, Esq. and Richard J. Grossman, Esq.
Fax: (212) 735-2000

if to Merger Sub:

Edison Merger Corp.
c/o Eppendorf Incorporated
One Cantiague Road
Westbury, NY 11590
Attention: Chief Financial Officer
Fax: 516-334-5168

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, New York 10036
Attention: Paul T. Schnell, Esq. and Richard J. Grossman, Esq.
Fax: (212) 735-2000

if to the Company:

New Brunswick Scientific Co., Inc.
P.O. Box 4005
44 Talmadge Rd.
Edison, NJ 08818-4005
Attention: Chief Executive Officer
Fax: 732-287-5566

with copies to:

Morgan, Lewis & Bockius, LLP
502 Carnegie Center
Princeton, New Jersey 08540
Attention: Steven M. Cohen, Esq.
Fax: (609) 919-6639

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Each such communication will be effective (a) if delivered personally or overnight courier, when such delivery is made at the address specified in this Section 8.5, or (b) if delivered by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 8.5 and appropriate confirmation is received.

8.6  Entire Agreement.  This Agreement (including any exhibits, schedules and annexes to this Agreement), the Company Disclosure Letter and the Shareholder Agreements and the amendment to the Rights Plan constitute the entire agreement and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter of this Agreement.

8.7  No Third Party Beneficiaries.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (including any employee of the Company) any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 5.8 which shall inure to the benefit of the persons or entities benefiting therefrom, in each case who are intended to be third party beneficiaries thereof.

8.8  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions of this Agreement. If any provision of this Agreement, or the application of that provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted for that provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of the invalid or unenforceable provision and (b) the remainder of this Agreement and the application of the provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of the provision, or the application of that provision, in any other jurisdiction.

8.9  Interpretation.  The table of contents and headings in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions of this Agreement. Where a reference in this Agreement is made to a section, exhibit or annex, that reference shall be to a section of or exhibit or annex to this Agreement unless otherwise indicated. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a person are also to its permitted successors and assigns. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

8.10  Assignment.  This Agreement shall not be assignable by operation of Law or otherwise without the prior written consent of the other party hereto except that Parent or Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or any subsidiary of Parent’s ultimate corporate parent entity, but no such assignment shall relieve Parent or Merger Sub of its obligations hereunder. Any purported assignment not permitted under this Section 8.10 will be null and void.

[The remainder of this page has been left intentionally blank]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

EPPENDORF INCORPORATED

By:	/s/ Martin N. Farb
Name: Martin N. Farb

Title:	President and Chief Executive Officer

EDISON MERGER CORP.

By:	/s/ Martin N. Farb
Name: Martin N. Farb

Title:	President and Chief Executive Officer

NEW BRUNSWICK SCIENTIFIC CO., INC.

By:	/s/ James T. Orcutt
Name: James T. Orcutt

Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

ANNEX B

Privileged and Confidential

July 10, 2007

Board of Directors
New Brunswick Scientific Co., Inc.
44 Talmadge Road
Edison, NJ 08818

Dear Members of the Board:

We understand that New Brunswick Scientific Co., Inc. (“NBSC” or the “Company”) has entered into an agreement and plan of merger (the “Merger Agreement”), as of July 10, 2007, by which Eppendorf Incorporated (“Eppendorf” or the “Acquiring Company”) will acquire all outstanding shares of common stock of NBSC for cash of $11.50 per share and all outstanding options on shares of common stock of NBSC for cash of $11.50 per option less the exercise price of each option (the “Transaction”).

You have asked us to render our opinion as to the fairness of the Transaction to the stockholders of the Company from a financial point of view (the “Opinion”). The Opinion does not address the Company’s underlying business decision to affect the Transaction. We were not asked to, and did not, solicit third-party expressions of interest in acquiring all or any part of the Company’s assets or securities. Additionally, we were not asked to negotiate the Transaction or advise you with respect to alternatives to it.

In the course of our analyses for rendering this Opinion, we:

•	Read the draft Merger Agreement by and among Eppendorf, Edison Merger Corp., a wholly owned subsidiary of Eppendorf, and NBSC dated July 10, 2007.

•	Analyzed NBSC’s audited financial statements for the fiscal years ended December 31, 2003, through December 31, 2006, and its unaudited interim financial statements for the fiscal quarters ended April 1, 2006, and March 31, 2007, as presented in filings with the U.S. Securities and Exchange Commission (SEC).

•	Analyzed certain operating and financial information, including projections (the “NBSC Projections”), provided to us by the Company’s management (“Management”) relating to NBSC’s business prospects.

•	Inquired of Management as to the foundation for the NBSC Projections and the basic assumptions made in their projections relating to the business, markets, economic conditions, capital facilities and working capital requirements.

•	Read the confidential information memorandum (the “Information Memorandum”) prepared by EuroConsult dated September 2006.

•	Read the May 2007 board presentation prepared by EuroConsult.

•	Read the May 30, 2007, presentation prepared by EuroConsult titled, Project Edison Status Update.

•	Met with certain members of Managment to discuss NBSC’s operations, historical financial results and future prospects.

•	Visited NBSC’s facilities in Edison, New Jersey.

•	Reviewed information pertaining to other offers for the acquisition of the Company’s stock.

•	Evaluated the stock price history and reported events of NBSC.

B-1

•	Considered publicly-available data and stock market performance data of public companies that are comparable to NBSC.

•	Considered information regarding transactions involving businesses deemed similar to NBSC and investigated the financial terms of those transactions.

•	Conducted such other studies, analyses, inquiries and investigations, as we deemed appropriate.

In the course of our investigation, we assumed and relied upon the accuracy and completeness of the financial statements, forecasts, projections and other information provided to us by Management. Furthermore, we relied upon the assurances of Management that they were unaware of any facts that would make the information provided to us incomplete or misleading. We did not assume any responsibility for independent verification of such information or assurances.

We assumed that the Transaction will be consummated on the terms set forth in the documents provided, without waiver or modification of any material terms.

In arriving at our Opinion, we did not perform any independent appraisals of the assets of NBSC. Our analysis does not constitute an examination, review, or compilation of prospective financial statements in accordance with standards established by the American Institute of Certified Public Accountants (AICPA). We do not express an opinion or any other form of assurance on the reasonableness of the underlying assumptions or whether any of the prospective financial statements, if used, are presented in conformity with AICPA presentation guidelines. Furthermore, there will usually be differences between prospective and actual results because events and circumstances frequently do not occur as expected and those differences may be material. We also assumed the Company is not currently involved in any material transaction other than the Transaction, and those activities undertaken in the ordinary course of conducting its business. We have been informed that the Acquiring Company does not own any equity interest in the Company, no executive officer or director of the Company owns any equity interest in the Acquiring Company and no current stockholder of the Company is otherwise affiliated with the Acquiring Company.

This Opinion is provided solely for your benefit and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Transaction. This Opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations and understanding set forth in this Opinion and subject to the understanding that the obligations of CBIZ Valuation Group, LLC in the Transaction are solely corporate obligations. Furthermore, no officer, director, employee or shareholder of CBIZ Valuation Group, LLC shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

On the basis of the foregoing, it is our opinion that the Transaction is fair to the stockholders of the Company from a financial point of view.

We are independent of NBSC and Eppendorf and have no current or prospective interest in the subject assets. Our compensation for this Opinion is not based or contingent upon our conclusion.

If we may be of additional assistance to you in this matter, please let us know.

Very truly yours,

/s/  CBIZ Valuation Group, LLC

CBIZ VALUATION GROUP, LLC

B-2

ANNEX C

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (this “Agreement”), is dated as of July 10, 2007, among Eppendorf Incorporated, a Delaware corporation (“Parent”), and the shareholders of New Brunswick Scientific Co., Inc., a New Jersey corporation (the “Company”), that are parties hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, in order to induce Parent and Edison Merger Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), with the Company, Parent has requested each Shareholder, and each Shareholder has agreed to enter into this Agreement with respect to all shares of common stock, par value $0.0625 per share, of the Company (the “Shares”) that such Shareholder beneficially owns.

NOW, THEREFORE, the parties hereto agree as follows:

GRANT OF PROXY; VOTING AGREEMENT

Voting Agreement.  Each Shareholder hereby irrevocably and unconditionally agrees, severally and not jointly, to vote all Shares that such Shareholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement and the Merger and any other related agreements and any actions related thereto at any meeting of the shareholders of the Company and any adjournment or postponement thereof, at which such Merger Agreement and other related agreements (or any amended version thereof) or such other actions are submitted for the consideration and vote of the shareholders of the Company (or pursuant to action by written consent in lieu of any such meeting). Each Shareholder hereby agrees that he or she will not vote any Shares in favor of the approval of any (i) Takeover Proposal, (ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company not contemplated by the Merger Agreement, (iii) corporate action, the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

Irrevocable Proxy.  Each Shareholder hereby revokes any and all previous proxies granted with respect to his or her Shares. If requested by Parent, each Shareholder will grant a proxy appointing Parent as such Shareholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Shareholder’s name, to vote, express, consent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent’s sole discretion, deem proper with respect to such Shareholder’s Shares. Any proxy granted by each Shareholder pursuant to this Article shall be irrevocable and shall be granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Any proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms. Except upon termination of this Agreement, any irrevocable Proxy shall not be terminated by any act of any Shareholder or by operation of law, whether by the death or incapacity of any Shareholder or by the occurrence of any other event or events (including, without limiting the foregoing, the termination of any trust or estate for which such Shareholder is acting as a fiduciary or fiduciaries or the dissolution or liquidation of any corporation or partnership). If after the execution hereof any Shareholder should die or become incapacitated, or if any trust or estate should be terminated, or if any corporation or partnership should be dissolved or liquidated, or if any other such event or events shall occur before this Agreement is terminated in accordance with the terms hereof, certificates representing the Shares shall be delivered by or on behalf of the Shareholder in accordance with the terms and conditions of the Merger Agreement and this Agreement, and actions taken by Parent hereunder shall be as valid as if such death, incapacity, termination dissolution, liquidation or other event or events had not occurred, regardless of whether or not Parent has received notice of such death, incapacity, termination, dissolution, liquidation or other event.

Additional Shares.  Each Shareholder severally and not jointly hereby agrees to promptly notify Parent of the number of any new Shares with respect to which beneficial ownership is acquired by such Shareholder, if any, after the date hereof and before this Agreement is terminated pursuant to Section 4.03. Any such Shares shall automatically become subject to the terms of this Agreement as though owned by such Shareholder as of the date hereof.

REPRESENTATIONS AND WARRANTIES OF EACH SHAREHOLDER

Each Shareholder hereby, severally and not jointly, represents and warrants to Parent as of the date of this Agreement, as of the date of any meeting of the shareholders of the Company (and as of the date of any adjournment or postponement thereof) and as of the date of the execution of any action by written consent in lieu of any such meeting that:

Authorization.  Such Shareholder has full power and authority to execute and deliver this Agreement, to perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Shareholder of this Agreement and the consummation by him or her of the transactions contemplated hereby have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by him or her of this Agreement and the consummation by him or her of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Shareholder and constitutes a valid and binding obligation of such Shareholder, enforceable against him or her in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally.

Non-Contravention.  The execution, delivery and performance by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Shareholder is entitled under any provision of any agreement or other instrument binding on such Shareholder or (iii) result in the imposition of any Lien on any asset of such Shareholder.

Ownership of Shares.  Such Shareholder is the beneficial owner of, and has the sole right to vote, the number of Shares set forth next to the Shareholder’s signature on the signature pages hereto (excluding Shares subject to Options), free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of such Shares). None of such Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. The Shares set forth next to such Shareholder’s name on the signature page hereto constitute all of the shares of common stock of the Company that are beneficially owned by such Shareholder as of the date hereof, and such Shareholder and such Shareholder’s immediate family members or affiliates do not beneficially own or have any right to acquire (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combination of the foregoing), any shares of common stock or any securities convertible into shares of common stock of the Company (other than Options).

Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder.

Absence of Litigation.  As of the date hereof, there is no suit, action, investigation or proceeding pending or, to the knowledge of such Shareholder, threatened against such Shareholder before or by any Governmental Entity that could impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Shareholder Has Adequate Information.  Each Shareholder is a sophisticated investor with respect to the Shares held by such Shareholder and has independently and without reliance upon Parent based on such information as such Shareholder has deemed appropriate, made its own analysis and decision to enter into this Agreement. Such Shareholder acknowledges that Parent has not made nor makes any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this Agreement. Such Shareholder acknowledges that the agreements contained herein with respect to the Shares are irrevocable, and that such Shareholder shall have no recourse to the Shares or Parent with respect to the Shares, except with respect to breaches of representations, warranties, covenants and agreements expressly set forth in this Agreement.

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Shareholder:

Corporate Authorization.  The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Parent, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally.

COVENANTS OF EACH SHAREHOLDER

Each Shareholder, severally and not jointly, hereby covenants and agrees that:

No Proxies for or Encumbrances on Shares.  Except pursuant to the terms of this Agreement, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly, grant any proxies, enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or otherwise restrict the ability of such Shareholder freely to exercise all voting rights with respect thereto. Any action attempted to be taken in violation of the preceding sentence will be null and void.

Restrictions on Transfer.  Except as provided for herein, such Shareholder shall not, without the prior written consent of Parent, directly or indirectly transfer, pledge, hypothecate, assign, encumber or otherwise dispose of or place any Lien on, any Shares. Any action attempted to be taken in violation of the preceding sentence will be null and void. Notwithstanding the foregoing, each Shareholder may, with the consent of Parent which shall not be unreasonably withheld, (i) make transfers of Shares for estate planning or similar purposes so long as such Shareholder retains control over the voting and disposition of such Shares for bona fide estate planning to his, her, or its affiliates or immediate family members or (ii) make transfers to other Shareholders; provided that as a condition to such transfer contemplated in clauses (i) and (ii), such affiliate, immediate family member or Shareholder shall execute an agreement that is identical to this Agreement (except to reflect the change of the transferee) and provided, further that the transferring Shareholder shall remain jointly and severally liable for the breaches of any of his, her or its affiliates or immediate family members of the terms hereof.

Disclosure.  Each Shareholder hereby authorizes Parent, Merger Sub and the Company and any of their affiliates, to publish and disclose in any announcement or disclosure required by the Law, including the Company’s proxy statement and any statement on Schedule 13D, such Shareholder’s identity and ownership of the Shares and the nature of such Shareholder’s obligations under this Agreement.

Shares Held of Record.  Promptly following execution and delivery of this Agreement, such Shareholder and Parent shall deliver joint written instructions to the Company and to the Company’s transfer agent stating that, while this Agreement is in effect, all of such Shareholder’s Shares held of record, if any, included in the Shares identified across from the name of such Shareholder on the Signature page hereto may not be sold, transferred, pledged, assigned, hypothecated, tendered or otherwise disposed of in any manner without the prior written consent of Parent or except in accordance with the terms and conditions of this Agreement.

Adjustments.  In case of a stock dividend or distribution, or any change in Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

No Solicitation.  During the term of this Agreement such Shareholder shall not, and shall not authorize any of such Shareholder’s Representatives to, directly or indirectly, (a) solicit, initiate, encourage, or facilitate any inquiries or the making of any offer or proposal with respect to a Takeover Proposal (b) provide any non-public information or data about the Company or the Company Subsidiaries to any third party, or (c) participate or engage in negotiations or discussions with any person (other than Parent, Merger Sub, or their Representatives) with respect to any Takeover Proposal; provided, however, that beginning on the date as of which the Company is entitled to deliver and has delivered to Parent the Notice of Superior Proposal and ending when the

Company no longer has the right to terminate the Merger Agreement pursuant to Section 7.1(h) of the Merger Agreement, such Shareholder, in its capacity as an officer or director of the Company, may enter into discussions or negotiations with and furnish information to the person making the Superior Proposal giving rise to the delivery of the Notice of Superior Proposal. Such Shareholder agrees immediately, and shall instruct is Representatives to immediately, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any possible Takeover Proposal. Notwithstanding the restrictions set forth in this Section 4.06, such Shareholder may exercise such Shareholder’s fiduciary duties in such Shareholder’s capacity as an officer or director of the Company in accordance with the terms of the Merger Agreement.

Notice of Additional Shares.  While this Agreement is in effect, such Shareholder shall notify Parent promptly (and in any event within three (3) business days) in writing of the number of any additional Shares acquired by such Shareholder, if any, after the date hereof.

Prohibited Actions.  Such Shareholder will not take any action which would have the effect of preventing such Shareholder from performing its obligations under this Agreement.

Class Actions.  With respect to acts or omissions (i) by the Company or its officers or directors taking or occurring prior to or at Closing or (ii) by any party in connection with the Merger Agreement or in contemplation of the Merger or the other transactions contemplated by the Merger Agreement, such Shareholder (a) shall, in connection with any class action arising out of or resulting from any such acts or omissions, opt out of such class action and, in the even such Shareholder receives any distribution from any such class action, promptly pay over and remit to the Company the full amount of such distribution without setoff; and (b) shall not, in his or her capacity as a Shareholder, initiate or otherwise facilitate the bringing of any other action or suit arising or resulting from any such acts or omissions.

Individually Held Shares of Subsidiaries.  To the extent any Shareholder directly or indirectly (other than through the Company) holds any shares of, or equity interest in, any subsidiary of the Company, at the Effective Time, such shares shall be transferred, free and clear of all Liens, to Parent or a person designated by Parent.

MISCELLANEOUS

Personal Capacity.  No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his or her capacity as a director or officer of the Company. Each Shareholder signs solely in his or her capacity as the beneficial owner of the Shares and nothing herein shall limit or affect any actions taken by any Shareholder in his or her capacity as an officer or director of the Company to the extent specifically permitted by the Merger Agreement.

Further Assurances.  Parent and each Shareholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use his, her or its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement.

Amendments; Termination.  Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of (x) the consummation of the Merger and (y) the termination of the Merger Agreement in accordance with its terms.

Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party; provided, however, that Parent may assign all or any of its rights and obligations hereunder to an affiliate of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Governing Law.  This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey, without regard to the conflicts of laws principles thereof.

No Waiver.  No failure or delay by Parent in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Severability.  If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Specific Performance.  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

Capitalized Terms; Interpretation.  Capitalized terms used but not defined herein and the terms “affiliate,” “business day,” “knowledge” and “person” and shall have the respective meanings set forth in the Merger Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

[Signature Pages Follow]

IN WITNESS WHEREOF, Parent has, and the Shareholders severally for each such Shareholder have, caused this Agreement to be duly executed as of the day and year first above written.

EPPENDORF INCORPORATED

By:	/s/ Martin N. Farb
Name: Martin N. Farb

Title:	President and Chief Executive Officer

[Signature Page to Shareholders Agreement]

SHAREHOLDER:

/s/  David Freedman
David Freedman

Shares of Common Stock:	1,975,636	(1)
Outstanding Options:	40,000

(1)	Includes 990,434 shares held directly by David Freedman and 985,202 shares held by the Estate of Sigmund Freedman for which David Freedman is the executor.

[Signature Page to Shareholders Agreement]

SHAREHOLDER:

/s/  Phyllis Freedman
Phyllis Freedman

Shares of Common Stock:	182,794

[Signature Page to Shareholders Agreement]

SHAREHOLDER:

/s/  Kenneth Freedman
Kenneth Freedman

Shares of Common Stock:	81,105	(2)
Outstanding Options:	29,000

(2)	Includes 37,949 shares held directly by Kenneth Freedman, 12,962 shares held Mr. Freedman’s spouse and 30,194 shares held by Mr. Freedman’s minor children.

[Signature Page to Shareholders Agreement]

SHAREHOLDER:

/s/  James T. Orcutt
James T. Orcutt

Shares of Common Stock:	26,363
Outstanding Options:	111,700

[Signature Page to Shareholders Agreement]

SHAREHOLDER:

/s/  David Pramer
David Pramer

Shares of Common Stock:	73,914	(3)
Outstanding Options:	18,000

(3)	Includes 66,292 shares held directly by Dr. David Pramer and 8,247 shares held by Dr. Pramer’s spouse.

[Signature Page to Shareholders Agreement]

SHAREHOLDER:

/s/  Lee Epstein
Lee Epstein

Shares of Common Stock:	34,038
Outstanding Options:	51,100

ANNEX D

NEW BRUNSWICK SCIENTIFIC CO., INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited, in thousands)

EBITDA represents operating income (defined as income before net interest and other financing costs and taxes) before depreciation and amortization, a measurement used by management to measure operating performance. EBITDA is not a recognized term under generally accepted accounting principles and does not purport to be an alternative to operating income as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies calculate EBITDA identically, this presentation of EBITDA may not be comparable to similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments, debt services requirements or capital expenditure requirements.

RECONCILIATION OF PROJECTED NON-GAAP FINANCIAL MEASURES

	For the Years Ended December 31,
	2006	2007	2008	2009	2010		2011		2012

Operating income	$5,978	$7,427	$8,824	$11,159	$13,013		$15,746		$18,914
Add: Depreciation and amortization	1,142	1,358	1,500	1,500	1,500		1,500		1,500

EBITDA	7,120	8,785	10,324	12,659	$14,513		$17,246		$20,414

Add: Going private savings(1)	2,588	1,734	1,675	1,675	N/A	(2)	N/A	(2)	N/A	(2)

EBITDA — Private Company	$9,708	$10,519	$11,999	$14,334	N/A	(2)	N/A	(2)	N/A	(2)

(1)	Going private savings include: recognition bonus (2006 only), share-based compensation charges, directors’ fees, public company professional fees, Sarbanes-Oxley 404 compliance costs, directors’ and officers’ liability insurance, Securities and Exchange Commission filing expenses, transfer agent fees and various other costs related to being a public company that would not be incurred if the Company were privately held.

(2)	The Company did not compute EBITDA for a private company for these years.

D-1